AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2004
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                                ----------------

                           TENGTU INTERNATIONAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                       6799
 ----------------------------------             -----------------------------
 (STATE OF INCORPORATION OR OTHER               (PRIMARY STANDARD INDUSTRIAL
  JURISDICTION OF INCORPORATION OR                CLASSIFICATION CODE NUMBER)
           ORGANIZATION)


                                   77-0407366
                          ----------------------------
                          (IRS EMPLOYER IDENTIFICATION
                                     NUMBER)


                           TENGTU INTERNATIONAL CORP.
                                 236 AVENUE ROAD
                         TORONTO, ONTARIO CANADA M5R 2J4
                                 (416) 963-3999
         ------------------------------------------------------------------
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                             DARREN L. OFSINK, ESQ.
                                GUZOV OFSINK, LLC
                         600 MADISON AVENUE, 22ND FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 371-8008
            ---------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               -------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of Each Class                                Proposed               Proposed
   of Securities to       Amount to be           Maximum Offering       Maximum Aggregate          Amount of
    be registered          Registered             Price Per Unit         Offering Price         Registration Fee
=================================================================================================================
$.01 par value per
share common stock (1)      20,027,397                $1.54(2)            $30,842,192(2)(3)         $  3,907.71

Share Warrants (4)(5)        4,322,623                $ .75               $ 3,241,967               $    410.76

$.01 par value per
share common stock (6)         900,000                $1.50               $ 1,350,000               $    171.05

$.01 par value per
share common stock (7)         675,000                $.218 (8)           $   147,150               $     18.64

$.01 par value per
 share common stock (9)     34,086,081                  N/A                     N/A                        (10)

Share Warrants (11)          3,886,992                  N/A                     N/A                        (10)

$.01 par value per
share common stock (12)      4,386,992                  N/A                     N/A                        (10)

Total Fee                                                                                           $  4,508.16

(1) This registration statement relates to the resale by certain of the selling security holders identified herein of up to (a) 5,000,000 shares of our common stock issued in private placement transactions which were part of units consisting of two shares of common stock and one share warrant to acquire one share of common stock, (b) 15,000,000 shares of our common stock issued to one security holder in a restructuring transaction and (c) 27,397 issued to one of our directors.

(2) Pursuant to Rule 457(c), the fee calculation is based on the average of the high and low prices of our shares of common stock on the over-the-counter Bulletin Board on April 12, 2004 which was $1.54.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(4) This registration statement also relates to the resale by certain of the selling security holders of up to 4,322,623 share warrants. Each share warrant entitles the holder to acquire a share of our common stock at an exercise price of $0.75 per share. The maximum offering price and this portion of the registration fee is based on the exercise price of the share warrants pursuant to Rule 457(i).

(5) This registration statement also relates to the offer and sale of up to 4,322,623 shares of our common stock reserved for issuance upon exercise of such share warrants. Pursuant to Rule 457(i), no separate registration fee is required.

(6) This registration statement also relates to the issuance of shares of our common stock upon conversion of the principal of, and accrued interest on, a convertible debenture in the principal amount of $1.2 million due December 15, 2004 which was issued in a private placement to Top Eagle Holdings, Ltd. on December 15, 2003. The principal and accrued interest on the convertible debenture are convertible into our common stock at the rate of $1.50 per share, provided that the entire unpaid principal of, and accrued interest on, the debenture at December 31, 2004 may at the option of the holder be converted into our common stock at a conversion price which is 80% of the then market price of our common stock. The amount of shares of our common stock being registered has been estimated by us and may not be sufficient to cover all shares of common stock issuable upon conversion of the debenture. The convertible debenture was issued to replace another convertible debenture held by Top Eagle that was due December 15, 2003.

(7) This registration statement also relates to the issuance of shares of our common stock upon exercise of options granted to three persons, including two of our officers, under our Stock Option Plan. This registration statement also relates to the resale of such shares of common stock by such persons. Pursuant to Rule 457(h), no separate registration fee is required.

(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

(9) This registration statement also relates to the resale by certain of the selling security holders of 34,086,281 shares of our common stock previously registered pursuant to Registration Statement Nos. 333-67426, 333-98131 and 333-107026.

(10) The filing fee covering such securities was previously paid.

(11) This registration statement also relates to the resale by certain of the selling security holders of up to 3,886,992 share warrants previously registered pursuant to Registration Statement No. 333-107026.

(12) This registration statement also relates to the offer and sale of up to 4,386,992 shares reserved for issuance upon exercise of share warrants, including 3,886,992 of the share warrants registered pursuant to Registration Statement No. 333-107026 and an additional 500,000 shares registered pursuant to Registration Statement No. 333-98131 underlying share warrants which were not registered pursuant to such registration statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

      Pursuant to the provisions of Rule 429 under Securities Act of 1933, this Registration Statement relates to Registration Statement Nos. 333-67426, 333-98131 and 333-107026 filed by the Registrant. The prospectus forming part of this Registration Statement shall serve the purpose of a post-effective amendment to Registration Statements Nos. 333-67426, 333-98131 and 333-107026 as specified in Rule 429.

                                EXPLANATORY NOTE

            Tengtu International Corp. has previously filed three Registration Statements, Nos. 333-67426, 333-98131 and 333-107026, and certain amendments thereto in order to register shares of its Common Stock, and common share purchase warrants as well as shares of Common Stock underlying warrants and a convertible debenture held by certain selling security holders. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to Registration Statement Nos. 333-67426, 333-98131 and 333-107026. This Registration Statement eliminates those selling security holders who have previously sold securities pursuant to such Registration Statements and also eliminates those selling security holders to whom Tengtu International Corp. no longer has registration obligations. Of the 46,211,089 shares of common stock and 4,409,492 common share purchase warrants and 5,976,159 shares of common stock underlying warrants, including warrants registered pursuant to Registration Statement No. 333-107026, as of April 5, 2004, 12,124,808 shares of common stock have either been sold pursuant to the previously filed Registration Statements (and amendments thereto) or Tengtu International Corp. is no longer required to register such shares, 522,500 share warrants have been exercised and 1,066,667 warrants have expired. Accordingly, this Registration Statement carries forward from the three previously filed Registration Statements (i)34,086,281 shares of common stock, (ii) 3,886,992 common share purchase warrants, and (iii) 4,386,992 shares of common stock underlying share warrants.

            In addition, this Registration Statement also registers an additional (i) 20,027,397 shares of common stock, (ii) 4,322,623 common share purchase warrants, (iii) 4,322,623 shares of common stock underlying such warrants, (iv) 900,000 shares of common stock issuable upon conversion of a convertible debenture and (v) 675,000 shares of our common stock issuable upon exercise of options granted to three persons, including two of our officers, all of which have not previously been registered.


================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.





                           TENGTU INTERNATIONAL CORP.

                                  COMMON STOCK
                                 SHARE WARRANTS
                                ----------------


         This prospectus relates to (i) the resale of 54,113,678 shares of our common stock by the selling security holders identified in this prospectus on pages 13 through 15, (ii) the resale by the selling security holders of share warrants to acquire 8,209,615 shares of our common stock, (iii) our offer and sale of 8,709,615 shares of our common stock, which have been reserved for issuance upon exercise of the share warrants, (iv) the issuance of up to 900,000 shares of our common stock upon conversion of a $1,200,000 convertible debenture held by Top Eagle Holdings, Ltd. and (v) the issuance of up to 675,000 shares of our common stock upon exercise of options granted to three persons, including two of our officers

         Each selling security holder, by itself or through brokers and dealers, may offer and sell the shares and share warrants at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the selling security holders' resale of the shares of common stock or the share warrants. The selling security holders' will receive all proceeds from sale of the shares of common stock and the share warrants. We will, in the ordinary course of business, receive proceeds from the issuance of shares of common stock upon exercise of the share warrants. It is not possible to determine the price to the public in any sale of the shares of common stock or the share warrants by the selling security holders and each selling security holder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares of common stock or the share warrants. Accordingly, the selling security holders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling security holders will pay any underwriting discounts and commissions. The selling security holders, and the brokers through whom sales of the securities are made, will be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

         Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On April 12, 2004 the average of the high and low prices of our common stock on the over-the-counter Bulletin Board was $1.54.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling security holders are offering to sell and seeking offers to buy shares of our common stock and share warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or share warrants.


                  The date of this prospectus is ____________.

         No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
TENGTU INTERNATIONAL CORP......................................................1
THE OFFERING...................................................................1
SALES BY SELLING SECURITY HOLDERS..............................................3
OUTSTANDING SECURITIES.........................................................4
SUMMARY FINANCIAL DATA.........................................................4
RISK FACTORS...................................................................5
USE OF PROCEEDS...............................................................12
DETERMINATION OF OFFERING PRICE...............................................12
DILUTION......................................................................12
SELLING SECURITY HOLDERS......................................................12
PLAN OF DISTRIBUTION..........................................................17
DESCRIPTION OF SECURITIES TO BE REGISTERED....................................18
LEGAL MATTERS.................................................................19
EXPERTS.......................................................................19
THE COMPANY...................................................................19
OUR BUSINESS..................................................................23
RECENT BUSINESS DEVELOPMENTS..................................................34
DESCRIPTION OF PROPERTY.......................................................35
LEGAL PROCEEDINGS.............................................................36
MARKET PRICE OF AND DIVIDENDS ON OUR  COMMON EQUITY AND
   RELATED STOCKHOLDER MATTERS................................................37
FINANCIAL STATEMENTS..........................................................38
SELECTED FINANCIAL DATA.......................................................39
SUPPLEMENTARY FINANCIAL INFORMATION...........................................40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND
   RESULTS OF OPERATION.......................................................40
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK....................55
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON  ACCOUNTING
   AND FINANCIAL DISCLOSURE...................................................56
DIRECTORS AND EXECUTIVE OFFICERS..............................................57
EXECUTIVE COMPENSATION........................................................58
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS..........................62
INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................63
INDEX TO CONSOLIDATED FINANCIALS STATEMENTS..................................F-1

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1, as amended, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

           Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

           You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

           You may also read and copy any reports, statements or other information that we have filed with the SEC on Forms 10, 10-K, 10-Q and 8-K at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand growth of e-education business in China, competition, exchange rate fluctuations, the effect of economic conditions and technological difficulties include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

         Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

         Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

         As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

         We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, Form 10-Q and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.

         IN THIS PROSPECTUS, "TENGTU," "WE," "US," AND "OUR" REFER TO (I)TENGTU INTERNATIONAL CORP., (II) OUR 100% OWNED SUBSIDIARY, BEIJING TENGTU UNITED ELECTRONICS DEVELOPMENT CO., LTD. ("TENGTU UNITED") AND (III) OUR AGENT, BEIJING TENGTU CULTURE & EDUCATION ELECTRONICS DEVELOPMENT CO., LTD. (TENGTU CHINA"), WHICH, BY AGREEMENT, OPERATES ON BEHALF OF OUR SUBSIDIARY.

                           TENGTU INTERNATIONAL CORP.

         Tengtu International Corp. is a Delaware corporation that owns 100% of Beijing Tengtu United Electronics Development Co., Ltd. Tengtu United has appointed Tengtu China as its agent. As a result, the operations of the business are largely carried out by Tengtu China and affiliated entities. On April 1, 2004 we closed certain agreements with Tengtu China and certain of its affiliates under which we acquired the 43% interest in Tengtu United formerly held by Tengtu China in exchange for the issuance of 30,000,000 shares of our common stock to the estate of Fan Qi Zhang, formerly one of our directors. See "Recent Business Developments - Restructuring."

         Tengtu United's business focuses on K-12 e-education in China. Tengtu China, on behalf of Tengtu United, is working in cooperation with the Chinese Ministry of Education and certain of its provincial branches, to implement an information technology solution for Chinese schools to fulfill China's goal of making IT-based education and distance learning available to 90% of K-12 schools by 2010. Specifically, Tengtu United is currently engaged in the following lines of operations:

         o        sales of educational content software to Chinese K-12 schools;

         o sales of special software products for learning applications, resources management, distance learning and web/internet applications contained in its "Total Solution" software package;

         o development of the Central Broadband Education Resource Center ("CBERC") with a division of the Chinese Ministry of Education, the National Center for Audio/Visual Education ("NCAVE"). CBERC is an electronic resource center and portal containing educational materials that we transmit to schools that download them daily via satellite and that are to be accessible by Internet;

         o development of Local Broadband Education Resource Centers ("LBERCs") through the sale of turn-key electronic resource centers and portals. It is anticipated that the LBERCs will connect with CBERC and contain their own educational and other materials as mandated by the provincial and local authorities;

         o sales of computer hardware and systems integration services to Chinese schools; and

         o        the provision of information technology training to teachers.

         Tengtu International Corp.'s principal and executive office is located at 236 Avenue Road, Toronto, Ontario, Canada M5R 2J4. Our telephone number is
(416) 963-3999.

                                  THE OFFERING

         This prospectus relates to the following:

         1. The resale by certain of the selling security holders identified in this prospectus of 54,113,678 shares of our common stock;

         2. The resale by selling security holders of 8,209,615 share warrants;

         3. Our offer and sale of 8,709,615 shares of our common stock reserved for issuance upon the selling security holders' exercise of share warrants;

         4. The issuance of up to 900,000 shares of our common stock upon conversion of a $1,200,000 convertible debenture held by Top Eagle Holdings, Ltd.; and

         5. Our offer and sale of 675,000 shares of our common stock reserved for issuance upon exercise of options granted to three persons, including two of our officers, under our Stock Option Plan and the resale of such shares by such persons.

         Of the 54,113,678 shares of our common stock offered for resale to which this prospectus relates, we issued (i) 12,114,366 shares upon the conversion of Special Warrants, (ii) 5,000,000 shares in private placement transactions, (iii) 1,668,123 shares (and we may issue up to an additional 331,877shares) to Swartz Private Equity, LLC as part of a settlement agreement if we default in making the payments it requires and (iv) 15,000,000 shares to a shareholder in the Restructuring.

THE SPECIAL WARRANTS

         The Special Warrants were sold by us to non-U.S. persons as part of units consisting of two Special Warrants. Special Warrants were sold by us on the following dates in the following amounts:

 DATE                 NUMBER OF UNITS                    PRICE PER UNIT

June 20, 2002           2,991,332                           $1.00
--------------------------------------------------------------------------------
October 11, 2002          812,500                           $1.00
--------------------------------------------------------------------------------
December 13, 2002          50,000                           $1.00
--------------------------------------------------------------------------------
February 10, 2003         250,000                           $1.00
--------------------------------------------------------------------------------
February 20, 2003         677,968                           $1.00
--------------------------------------------------------------------------------
April 24, 2003            250,000                           $1.00
--------------------------------------------------------------------------------
May 1, 2003               640,000                           $1.00
--------------------------------------------------------------------------------

         We sold units on June 20, 2002 and February 20, 2003 through Dundee Securities Corporation, as agent, in exchange for a fee of 7% of the proceeds of the sale of the Special Warrants. We sold all of the remaining units directly. We sold the units on a private placement basis pursuant to Regulation S under the Securities Act.

         Each Special Warrant provided that it could be exercised, for no additional consideration, for one share of our common stock and one half share warrant. Each share warrant entitles the holder to acquire one share of common stock at a price of $0.75 per share for a period of one year from the later of:
(a) the date the Ontario Securities Commission issues a receipt for a prospectus including the Special Warrants or (b) the effective date of a registration statement for the resale of the common stock, share warrants and the common stock for which the share warrants are exercisable. The Ontario Securities Commission issued a receipt for a prospectus on June 20, 2003. Because, under the terms of the Special Warrants, we did not receive a receipt, and an effective registration statement was not in place prior to certain deadlines, we issued additional shares of common stock and warrants to Special Warrant holders who purchased on June 20, 2002, October 11, 2002 and December 13, 2002. Such Special Warrant holders received 1.1 shares of common stock and .55 share warrants for each Special Warrant.

THE 5,000,000 PRIVATE PLACEMENT SHARES

         On November 12, 2002, February 21, 2003, October 24, 2003 and the period from November 4 to November 6, 2003 we sold a total of 950,000 units to U.S. investors and during the period from November 3, 2003 to November 21, 2003 we sold a total of 1,550,000 units to Canadian investors. The units consisted of two shares of our common stock and one share warrant to purchase one shares of our common stock at a price of $0.75 per share for a period of one year after the effective date of a registration statement filed with the SEC for the re-sale of the share warrants and common stock for which the share warrants are exercisable. We conducted the sales of the units to U.S. investors pursuant to Rule 506 of Regulation D under the Securities Act and the sales of units to Canadian investors pursuant to Regulation S under the Securities Act.

THE 15,000,000 RESTRUCTURING SHARES

         On September 15, 2003 we entered into certain agreements with Tengtu China and certain of its affiliates (the "Restructuring Agreement") under which we have acquired the 43% interest in Tengtu United held by Tengtu China in exchange for the issuance of 30,000,000 shares of our common stock to the estate of Fan Qi Zhang, one of our directors until his death. See "Recent Business Developments - Restructuring." We issued such shares in a private placement pursuant to Section 4(2) of the Securities Act. Our acquisition of the 43% interest in Tengtu United held by Tengtu China was approved by our stockholders at our annual meeting of stockholders on January 20, 2004.

         On October 24, 2003, Fan Qi Zhang died. Fan Qi Zhang left a series of "last wishes," one of which was that 15,000,000 of the 30,000,000 shares of our common stock to be received in the restructuring were to be used to solve the "debt problems" of Tengtu China. On February 12, 2004 we entered into an agreement with the estate of Fan Qi Zhang. It provides that upon issuance of the 30,000,000 shares of our common stock to the Estate at the closing of the Restructuring Agreement, 15,000,000 of such shares of common stock shall be delivered to an escrow agent selected by us and Zhou Liying, a partner in a Chinese lawfirm which formerly represented Tengtu China. The agreement further provides that the 15,000,000 shares of our common stock be registered for resale and upon registration sold by the escrow agent from time to time upon instructions from Tengtu International Corp., and that the proceeds of such sales be deposited in a special funds account designated by Zhou Liying, but maintained by the escrow agent. The agreement is subject to approval by our stockholders. We have scheduled a special meeting of stockholders to be held in May 2004 in order for our stockholders to vote upon the agreement.

         Under the Agreement Tengtu International Corp. would have the right to request to Zhou Liying that funds held in the special account be disbursed in accordance with the last wishes of Fan Qi Zhang. Upon confirmation from Zhou Liying that the use of such funds is in accordance with Fan Qi Zhang's last wishes, the escrow agent would disburse such funds. If there is a dispute between Zhou Liying and us concerning the disbursement of such funds, Zhou Liying would have final decision making authority.

         It is anticipated that, subject to the approval of Zhou Liying, the proceeds of the 15,000,000 shares will be used to repay Tengtu China loans totaling about RMB 72 million (approximately $8,698,000) and, if any proceeds remain, to repay approximately $18 million owed to Tengtu International Corp.


THE 2,000,000 SECURITY SHARES

         One June 10, 2003, we entered into a settlement agreement with Swartz Private Equity, LLC with respect to litigation pending in the U.S. Federal District Court for the Northern District of Georgia. The settlement agreement required us to place shares of our common stock in escrow to secure the payment of $400,000. The amount of shares to be placed in escrow at any time is based on a formula taking into account the market price of our common stock and the amount of money which has been paid of the $400,000. On June 19, 2003, we issued a total of 1,668,123 shares of common stock, which were placed in escrow as security. This prospectus covers an additional 331,877 shares of our common stock which may be issued in the future, for resale by Swartz in the event that the settlement agreement requires the placement of additional shares into escrow due to a decline in the market price of our common stock. To date, no such additional shares have been required to be issued.

                        SALES BY SELLING SECURITY HOLDERS

         The selling security holders may offer the common stock and the share warrants pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The offering of common stock may be through the facilities of the over-the-counter Bulletin Board or such other exchange or reporting system where the common stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock. See "Plan of Distribution."

         The share warrants are not listed for trading on any securities exchange or quotation system. There presently is no market for the share warrants.

                             OUTSTANDING SECURITIES

         As of April 5, 2004, we had the following common stock and common stock equivalents outstanding.

Outstanding shares of common stock and common stock
equivalents prior to offering (1) .................................  108,653,739

Outstanding shares of common stock and common stock
equivalents after the offering (2) ................................  119,270,231

(1) Does not give effect to: (i) shares of our common stock issuable upon exercise of options and warrants outstanding, including all share warrants offered by the selling shareholders under this prospectus and (ii) shares of our common stock issuable upon conversion of an outstanding $1.2 million convertible debenture.

(2) Gives effect to the issuance (i) upon exercise of the share warrants of 8,709,615 shares of our common stock offered by the selling security holders under this prospectus, (ii) of up to an additional 331,877 shares of our common stock which may be issued to and sold by Swartz Private Equity, LLC as security for a settlement agreement between it and us, (iii) of up to 900,000 shares of our common stock upon conversion of a convertible debenture issued to Top Eagle Holdings, Ltd. and (iv) of up to 675,000 shares of our common stock upon exercise of options granted under or Stock Option Plan to three persons, including two of our officers

         An investment in the shares of our company is subject to a number of risks. We have set forth these risk factors below under the heading "Risk Factors" which you should carefully review.













                             SUMMARY FINANCIAL DATA

         The following table presents summary financial data for us as at December 31, 2003 and for the five previous fiscal years ended June 30, 2003. We derived the summary financial data set forth below with respect to our statements of operations for the three fiscal years ended June 30, 2003 and our balance sheets as at June 30, 2003 and 2002, from our consolidated financial statements that are included elsewhere in this prospectus. We derived the summary financial data set forth below with respect to our statements of operations for each of the two fiscal years ended June 30, 2000 and the balance sheet data as at June 30, 2001, 2000 and 1999 from our consolidated financial statements which are not included in this prospectus. You should read the following summary financial data in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.





                      FOR SIX MONTHS ENDED                           FOR THE FISCAL YEAR ENDED JUNE 30,
                           31-DEC-03             2003             2002                2001            2000               1999
                          (unaudited)

Total Sales               $  4,194,973      $  5,343,783      $ 14,255,417     $  5,566,039      $    358,026      $    624,121
Income (loss) from        $   (189,362)     $ (1,862,412)     $  1,578,108     $   (293,169)     $ (4,701,285)     $ (1,866,399)
Continuing Operations
Income (loss) from        $     (0.003)     $      (.033)     $      0.032     $     (0.012)     $     (0.225)               (0)
Continuing Operations
per Common Share
Total Assets              $ 25,766,592(1)   $ 23,827,260(2)   $ 27,734,300(2)  $  8,833,335(2)   $  2,407,842(2)   $  1,911,912
Total Liabilities         $  3,224,920(1)   $  4,066,520(2)   $ 10,829,337(2)  $  5,039,508(2)   $  5,488,865(2)   $  3,776,010
Dividends  Declared per              0                  0                 0                0                 0                 0
Common Share

(1) As at December 31, 2003.
(2) As at June 30, 2003.




         Unless otherwise noted, all currency figures in this prospectus are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi). According to Xe.com as of March 25, 2004, $1 = 8.2772 Yuan.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE INVESTING IN OUR COMMON STOCK. THE FACTORS DISCUSSED BELOW MAY HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

         WE DEPEND UPON TENGTU CHINA AND ITS AFFILIATES TO CONDUCT OUR BUSINESS IN CHINA.

          Chinese practices and policies have limited contracting with non-Chinese entities in the education industry. As a result, Tengtu International Corp. and Tengtu United have not directly owned or operated certain of the material assets, nor are they a party to many of the contracts described in this prospectus. Tengtu International Corp. has appointed Tengtu China as the agent for Tengtu United. This business relationship is a result of recommendations in setting up our operations from Tengtu International Corp.'s Chinese advisors that the Ministry of Education preferred to contract with companies that are not foreign controlled in the sensitive industry of education. As a result, neither Tengtu International Corp. nor Tengtu United is a party to any agreements and all of the operations of Tengtu United occur through Tengtu China and companies affiliated with Tengtu China, which we refer to collectively as the Tengtu Group.

         Formerly, we were parties to a joint venture agreement and two April, 2001 letter agreements that established Tengtu International Corp.'s rights and responsibilities with respect to Tengtu United and governed the conduct of Tengtu China as our agent in China. On September 15, 2003 we entered into an agreement with Tengtu China and certain of its affiliates to acquire the 43% interest in Tengtu United held by Tengtu China in exchange for the issuance of 30,000,000 shares of our common stock to the estate of Fan Qi Zhang, one of our former directors. The Restructuring Agreement was approved by our stockholders at the annual meeting held on January 20, 2004 and the Restructuring Agreement was consummated on April 1, 2004. Upon the closing of the Restructuring Agreement, the joint venture agreement terminated, and our relationship with Tengtu China and its affiliated companies is now governed by a series of agreements entered into pursuant to the Restructuring Agreement. Our management is considering proposing certain modifications to such agreements in order to streamline our operations in China by having Tengtu United directly conduct such operations.


         TENGTU CHINA AND TENGTU UNITED HAVE EXPERIENCED AND MAY CONTINUE TO EXPERIENCE SIGNIFICANT PROBLEMS IN COLLECTING THEIR ACCOUNTS RECEIVABLE.

         Tengtu China and Tengtu United have experienced, and we expect that they will continue to experience, significant delays in the collection of accounts receivable. Collection can often take over one year. We believe that collection problems are typical in the education market, and are particularly severe in the Chinese education market where education budgets are administered only twice each year


         WE AND OUR AFFILIATES AND AGENTS MAY NOT BE ABLE TO ENFORCE OUR AGREEMENTS IN CHINA.

         Chinese law governs most of our material agreements, many of which are with Chinese governmental entities. Certain of the agreements comprising the Restructuring Agreement are governed by New York law and require arbitration of disputes by the American Arbitration Association. However, enforcement of such agreements might be required in China. Assets of Tengtu International Corp., Tengtu United, Tengtu China, and the persons that the foregoing entities have contracted with are located in China. As a result, there can be no assurance that we can enforce any of our material agreements or that remedies will be available outside of China. China's system of laws and the enforcement of existing laws may not be as certain in implementation and interpretation as U.S. or other laws. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may be impossible to obtain swift and equitable enforcement of such law, or to obtain enforcement of the judgment by a court of another jurisdiction. The inability to enforce or obtain a remedy under the foregoing agreements would have a material adverse impact on us.

         WE ARE SUBJECT TO NUMEROUS CHINESE RULES AND REGULATIONS WHICH RESTRICT THE SCOPE OF OUR BUSINESS AND COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

         We are subject to numerous Chinese rules and regulations, including, without limitation, restrictions on foreign ownership of Internet and education companies, and regulation of Internet content. Many of the rules and regulations that we face are not explicitly communicated, but arise from the fact that education and the Internet are politically sensitive areas of the economy. We are not aware that any of our agreements, our current organizational structure or our proposed organizational structure after the Restructuring are in violation of any Chinese governmental requirements or restrictions, explicit or implicit. However, there can be no assurance that we are in compliance now, or will be in the future. Moreover, operating in China involves a high risk that restrictive rules and regulations could change. Indeed, even changes of personnel at certain ministries of the Chinese government could have a severe negative impact on us. The determination that our structure or agreements are in violation of Chinese governmental rules or regulations would have a material adverse impact on us, our business and on our financial results.

         WE EXPECT TO HAVE SIGNIFICANTLY INCREASED OPERATING EXPENSES AND CAPITAL EXPENDITURES IN THE FUTURE TO SUPPORT NEW PRODUCT DEVELOPMENT AND SERVICES, WHICH WILL REQUIRE ADDITIONAL CAPITAL THAT WE CURRENTLY DO NOT HAVE.

         We are committed to fund CBERC as follows: RMB 30 million (approximately $3,624,000) within twelve months after the establishment of CBERC and RMB 20 million (approximately $2,416,000) within eighteen months after the establishment of CBERC. CBERC was established in January 2003. In January 2004, a new agreement was reached between Tengtu United and CBERC, pursuant to which the payment due in January, 2004 was extended by six months.

         To date, we have contributed 21 million Yuan ($2,536,800) under the CBERC joint venture agreement. We are dependent upon continued access to financing sources to meet these capital requirements. We cannot make any assurance financing will be available on commercially reasonably terms, if at all. The result of any such financings may be to substantially dilute the holdings of shareholders and could have a negative impact on the market price of our common stock.

         WE DEPEND ON CERTAIN KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY.

         Our success will depend on successfully recruiting and retaining highly skilled and experienced programmers, managers and other personnel who can function effectively in China. In some cases, the market for these skilled employees is highly competitive. We may not be able to retrain or recruit such personnel, which could materially in adversely affect our business, prospects and financial condition.

         SECURITY POSES A SIGNIFICANT PROBLEM TO US WITH RESPECT TO THE ELECTRONIC DELIVERY OF INFORMATION VIA SATELLITE AND THE INTERNET.



          We have not yet developed adequate security measures and, as a result, have the following security concerns:

o        unauthorized use without payment of user fees;

o        corruption of content with viruses or other means;

o        unauthorized entry to the CBERC and LBERC portals; and

o        safety of end users computer systems.

         While we are currently developing software to address such security concerns, we cannot guarantee that this software will be effective. If this software is ineffective, it could prevent us from proceeding with the CBERC or LBERC projects and lead to a loss of material revenues. The failure to develop proper security measures could have an adverse impact on our business and financial condition.

         WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

         We rely primarily on trade secrets to protect our proprietary software products. We execute confidentiality and non-disclosure agreements with our software development employees and limit access to and distribution of our proprietary information and source code. Of the 18 current software products that we have developed, we have received copyright protection for eight and and plan to apply for copyrights on the remaining ten. On October 27, 2001, China's National People's Congress passed new copyright laws that specifically cover software and significantly expanded the rights of copyright owners.

         We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. While we have confidentiality and non-compete agreements with our software development employees in China, we do not know the extent to which such provisions are enforceable in the Chinese courts. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, a competitor's use of our processes could have a material adverse effect on our business, financial condition and results of operations.

         In July 2001, Tengtu China applied to the trademark office of the Chinese State Bureau of Industry and Commerce to register the "Tengtu" name as a trademark. The application is still pending. There can be no assurance that the Tengtu name will be permitted as a registered trademark in China and therefore, other companies may be free to use the Tengtu name in competing or other businesses which could have a material adverse effect on our business.


         WE HAVE ONLY A LIMITED SALES AND MARKETING FORCE AND PRESENTLY LACK THE RESOURCES TO EXPAND IT.

         Although Tengtu China has set up a marketing department, and has sales and marketing employees and has 17 branch offices in China, it will be necessary for us to continue to expand our marketing department and marketing activities. However, at the present time, we lack sufficient capital to materially expand the sales and marketing force. Future profitability will depend on our ability to expand and supervise the direct sales and marketing force and to attract and retain qualified sales people. The failure to expand sales and marketing could have a material adverse impact on our business.


         OTHERS MAY BRING DEFAMATION AND INFRINGEMENT ACTIONS AGAINST US, WHICH COULD BE TIME-CONSUMING AND DIFFICULT AND EXPENSIVE TO DEFEND.

         As a publisher and distributor of content and provider of services via satellite and over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. Any claims could result in us incurring significant costs to investigate and defend. We do not carry general liability insurance that would cover any potential or actual claims.

         A total of five lawsuits have been brought in China claiming copyright infringement against Beijing Tengtu Electronic Publishing Co., Ltd., ("Tengtu Electronic Publishing"), an affiliate of Tengtu China. The amount of damages claimed in each lawsuit range from RMB 368,000 (approximately $44,000) to RMB 500,000 (approximately $60,000). Tengtu Electronic Publishing has been required to pay approximately RMB 394,000 (approximately $47,000) as a result of judgments against it in four of such lawsuits

         The launch of any suit against us, Tengtu China or Tengtu China's affiliates, successful or unsuccessful, could have a material adverse impact on us and on our business.



         WE DEPEND UPON THE ACQUISITION AND MAINTENANCE OF NUMEROUS LICENSES TO CONDUCT OUR BUSINESS IN CHINA.

         We are dependent upon numerous licenses in China, including, without limitation, general business licenses, electronic publishing licenses, and a satellite transmission license, to conduct our business. While we believe that all steps necessary to maintain these licenses have been taken and will be taken, the loss or failure to obtain renewals of these licenses will have a material adverse impact on our business and financial condition.

         OUR GROWTH MAY BE INHIBITED BY THE INABILITY OF POTENTIAL CUSTOMERS TO FUND PURCHASES OF OUR PRODUCTS AND SERVICES.

         Many Chinese schools, especially those in rural areas, do not have sufficient funds to purchase computers or establish local area networks to use Tengtu United software products or to receive content from CBERC or LBERCs. In addition, provincial and local Chinese governments have not raised taxes to fund such infrastructure investments.

         While certain Chinese schools have begun to charge students user fees to fund IT education, not all schools that lack IT resources have done this. Accordingly, we may not be able to sell our products and services to schools in certain areas of China until they are able to procure the necessary funding, which may substantially inhibit our growth.

         THE LACK OF TEACHERS TRAINED IN THE USE OF OUR PRODUCTS MAY INHIBIT SCHOOLS FROM USING THEM,

         In order to use Tengtu United's software products and services, appropriate teacher's training is necessary. Accordingly, Tengtu United offers training in seminars through Tengtu China's branch offices. However, Tengtu United does not have the necessary resources to provide teacher training for all that need it. Schools that do not receive training cannot use Tengtu United products and services and are unlikely to purchase them. The failure to increase teacher training could have a material adverse impact on the growth prospects of our business.

         WE FACE COMPETITION IN EACH OF OUR LINES OF BUSINESSES.

         Our current competitors include IBM, Hangzhou Zheda Huatai Science & Technology Co., Quinghau Tong Fang Legend Computer Co., Bainianshuren, Beijing EduNet Information Co. Ltd., www.k12.com.cn and China Education Star Software Co. Ltd.. Many of our competitors are better capitalized, more experienced, and have deeper ties in the Chinese educational market place. We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition.

         WE FACE THE RISK THAT CHANGES IN THE POLICIES OF THE CHINESE GOVERNMENT COULD HAVE SIGNIFICANT IMPACTS UPON THE BUSINESS WE MAY BE ABLE TO CONDUCT IN CHINA AND THE PROFITABILITY OF SUCH BUSINESS.

         The economy of China is a planned economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that the Chinese government will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in the event the trend towards economic liberalization may materially affect our business, prospects and financial condition.


         INFLATION IN CHINA COULD NEGATIVELY AFFECT OUR PROFITABILITY AND
GROWTH.

         While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth.


         REGULATION OF THE INTERNET BY THE CHINESE GOVERNMENT COULD AFFECT OUR ABILITY TO OPERATE IN CHINA AS WELL AS OUR PROFITABILITY.

         China has recently started to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector and the existence and enforcement of content restrictions on the Internet. We have been advised that our operations comply with existing Chinese laws and regulation. There are, however, substantial uncertainties regarding the proper interpretation of current Chinese Internet laws and regulations.

         Issues, risks and uncertainties relating to Chinese government regulation of the Chinese Internet sector include, without limitation, the following:

o a prohibition of foreign investment in businesses providing value added telecommunication services including computer information services or electronic mailbox services, may be applied to Internet related businesses such as CBERC and LBERCs. Some officials of the Chinese Ministry of Information have taken the position that foreign investment in the Internet sector is prohibited.

o The Chinese Ministry of Information has stated recently that it intends to adopt new laws or regulations governing foreign investment in the Chinese Internet sector in the near future. If these new laws or regulations forbid foreign investment in the Internet sector, they could severely impair our business.

o The Ministry of Information has stated recently that the activities of Internet content providers are also subject to regulations by various Chinese government authorities, depending on the specific activities conducted by the Internet content provider. Areas of regulation may include online advertising and online news reporting. In addition, the new laws and regulations may require various Chinese government approvals for securities offering by companies engaged in the Internet sector in China.

         The interpretation and application of existing Chinese laws and regulations, the stated position of the Ministry of Information and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investment in, and the businesses activities of Chinese Internet businesses, including our business.

         Accordingly, it is possible that the relevant Chinese authorities could, at any time, assert that any portion or all of our existing or future ownership structure and businesses violate existing or future Chinese laws and regulations. It is also possible that new laws and regulations governing the Chinese Internet sector will prohibit or restrict foreign investment in our proposed businesses and operations, affect other aspects of our proposed businesses and operations or require governmental approvals. In addition, these new laws and regulations may be retroactively applied to us. If the relevant Chinese authorities find us to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation, the following:

o        levying fines;

o        revoking our business and other licenses;

o        requiring that we restructure our ownership or operations; and

o requiring that we discontinue any portion or all of our Internet related business.

Any of these actions could have material adverse impact on our business and financial condition.

         WE ARE SUBJECT TO CURRENCY EXCHANGE RATE RISKS AND LIMITATIONS ON OUR ABILITY TO CONVERT CHINESE CURRENCY.

         China's national currency, the Yuan, is not a freely convertible currency. Effective January 1, 1994, the Chinese foreign exchange system underwent fundamental changes. This reform was stated to be in line with China's commitment to establish a socialist market economy and to lay the foundation for making the Yuan convertible in the future. The currency reform is designed to turn the dual exchange rate system into a unified and managed floating exchange rate system.

         A China Foreign Exchange Trading Centre was formed in April, 1994 to provide an interbank foreign exchange trading market whose main function is to facilitate the matching of long and short term foreign exchange positions of the state-designated banks, and to provide clearing and settlement services. The People's Bank of China publishes the state managed exchange rate daily based on the daily average rate from the previous day's inter-bank trading market, after considering fluctuations in the international foreign exchange markets. Based on these floating exchange rates, the state-designated banks list their own exchange rates within permitted margins, and purchase or sell foreign exchange with their customers.

         The State Administration of Foreign Exchange ("SAFE") administers foreign exchange dealings and requires that they be transacted through designated financial institutions. All Foreign Investment Enterprises ("FIEs") may buy and sell foreign currency from designated financial institutions in connection with current account transactions, including, but not limited to, profit repatriation. With respect to foreign exchange needed for capital account transactions, such as equity investments, all enterprises in China (including
FIEs) are required to seek approval of the SAFE to exchange Yuan into foreign currency. When applying for approval, such enterprises will be subject to review by the SAFE as to the source and nature of the Yuan funds.

         There can be no assurance that the Yuan relative to other currencies will not be volatile or that there will be no devaluation of the Yuan against other foreign currencies, including the U.S.dollar.

         WE MAY NOT BE ABLE TO EFFECTIVELY CONTROL AND MANAGE OUR GROWTH.

         If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. There can be no assurance that we will be able to raise the required financing or control and manage this future growth.

         WE DO NOT PRESENTLY MAINTAIN FIRE, THEFT OR LIABILITY INSURANCE.

         Due to budgetary concern and the nature of the Company's business and assets, management of the Company has determined not to maintain fire, theft or liability insurance at this time. There can be no assurance that any insurance coverage will be available to us in the future to cover losses or liabilityshould we determine to obtain such insurance.


         OUR OFFICERS, DIRECTORS AND AFFLIATES CONTROL US THROUGH THEIR POSITIONS AND STOCK OWNERSHIP AND THEIR INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.

         The Company's officers, directors and affiliates beneficially own approximately 17.6% of our common stock not including shares owned by the Estate of Fan Qi Zhang, a former director of the Company and the owner of Tengtu China. Orion Capital Incorporated, a company beneficially owned by William O.S. Ballard, the Chairman of our Board of Directors, beneficially owns approximately 16.2% of our common stock. These stockholders can effectively control us and their interests may differ from other shareholders.


         A SIGNIFICANT AMOUNT OF OUR COMMON STOCK IS RESERVED FOR ISSUANCE UPON THE EXERCISE OR CONVERSION OF OUTSTANDING SECURITIES; THE ISSUANCE OF SUCH STOCK COULD SIGNIFICANTLY DILUTE THE PERCENTAGE OWNERSHIP OF OUR STOCK BY EXISTING STOCKHOLDERS AND DEPRESS THE MARKET VALUE OF OUR STOCK.

              As of March 31, 2004 we had the following securities and convertible loan outstanding:


o 12,087,765 options and warrants to purchase our common stock with exercise prices ranging from $0.218 to $3.00, including, up to 496,555 options issued to Hecht & Steckman, P.C. that are currently the subject of litigation to enforce those options. See "Legal Proceedings."



o A $1.2 million debenture convertible into our common stock at $1.50 per share until December 15, 2004.


         If the holders of these instruments convert them into our common stock, it will dilute the percentage ownership interest of current shareholders. It may also depress the price of our common stock, which may cause investors or lenders to reconsider investing in us and thus adversely affect our financing efforts.

         WE ARE CURRENTLY INVOLVED IN CERTAIN LEGAL DISPUTES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

         We are currently involved in the following litigation:

o        In January 2002, our former counsel, and its principal, Charles J.
         Hecht served us with two complaints. In both instances we have filed motions to dismiss that are still pending before the court.

o On August 30, 2002, VIP Tone Inc. served us with a complaint that we are defending.

o On September 25, 2002, Pak Kwan Cheung, our former CEO and a former director, and Comadex Industries, Ltd., a company owned by Pak Kwan Cheung, commenced an arbitration against us which we are defending.

o In March 2003, B.D. Clark & Associates, Ltd. served us with a statement of claim alleging certain a breach of its contract with us. We are defending the action.

See "Legal Proceedings".

         OUR OPERATING RESULTS HAVE FLUCTUATED AND MAY CONTINUE TO FLUCTUATE WIDELY.

         Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and may do so in the future. Fluctuations in quarterly and annual results may adversely impact management's ability to accurately project the available revenue necessary for growing sales and revenue through internal funding. Because we have a limited operating history and future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

         FAILURES, TAMPERING OR NATURAL DISASTERS AFFECTING OUR SYSTEMS COULD SIGNIFICANTLY DISRUPT OUR OPERATIONS.

         It is critical to the success of the CBERC and LBERC portals that they perform smoothly and reliably. Any system failure or performance inadequacy that causes interruptions in the availability of the CBERC or LBERC services or increases the response time of such services could reduce the appeal of such product to customers. Factors that could significantly disrupt operations include:

o system failures and outages caused by fire, floods, earthquakes, power loss, telecommunication failures and similar events;

o        software errors; and

o computer viruses, break-ins and similar disruption from unauthorized tampering with the Company's computer systems.

         We do not carry any business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, if any of the above disruptions occur, the revenues and results of operations may be adversely affected.


         WE HAVE NEVER PAID CASH DIVIDENDS AND ARE NOT LIKELY TO SO IN THE FORESEEABLE FUTURE.

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

         THERE IS ONLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK.

         Our common stock is quoted on the over-the-counter Bulletin Board and therefore has only a limited trading market. We do not know if a more active trading market will ever develop. You may be unable to sell your shares due to our limited trading market.

           In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock is also subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

         OUR COMMON STOCK IS ILLIQUID AND SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.

         The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other software companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

                                 USE OF PROCEEDS

           We will not receive any of the proceeds from the selling security holders' sale of the shares offered under this prospectus. We will not receive any proceeds from the resale of the common stock or share warrants by any selling security holders. We will receive the proceeds, in the ordinary course, from any cash exercise of the share warrants and options described in this prospectus. If all warrants included in this prospectus are exercised, we will receive proceeds of approximately $6,600,000. We will use these proceeds to fund working capital for CBERC and for other general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

         We are not selling most of the common stock that we are registering. The common stock and warrants will be sold by the selling security holders listed in this prospectus. The selling security holders may therefore sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On April 5, 2004 the reported closing price for our common stock on the over-the-counter Bulletin Board was $1.60.

         We are not selling the share warrants we are registering. We determined the exercise price of the share warrants offered pursuant to this prospectus, other than the share warrants held by Wall Street Consultants, Inc., of $0.75, based on the market price of our common stock at the time of the Special Warrant and other unit offerings and negotiations with potential investors. We determined the exercise price of the share warrants held by Wall Street Consultants, Inc. of $0.76, based on the market price of our common stock at the time we entered into a contract with Wall Street Consultants for investor relations services in January, 2002.

                                    DILUTION

         Dilution is the amount by which the offering price you pay for stock exceeds the net tangible book value per share of the stock after the offering. The exercise of share warrants and options described in this prospectus would increase our outstanding common shares by 9,384,615. These additional shares would reduce our net tangible book value per share as of December 31, 2003 by $.36 per share.

                            SELLING SECURITY HOLDERS

         This prospectus relates to the offer and sale of securities by the selling security holders identified below. The selling security holders will determine when they will sell their common stock and share warrants and in all cases, will sell their common stock and share warrants at the current market price or at negotiated prices at the time of the sale. We will not receive any proceeds from the sale of the common stock shares or share warrants by the selling security holders. The following table sets forth certain information regarding the beneficial ownership of our securities as of the date of this prospectus by each of the selling security holders.



                                                                              Securities to                  Percentage
                                                  Percentage                   be Offered      Amount of        of
                                                  Ownership                        for        Securities    Securities
                                   Securities      Before                        Selling      to be Held     to be Held
                                   Beneficially   Offering                       Holder's        After          After
Name and Relationship to Us         Owned (1)         (2)                         Account     Offering (3)   Offering (3)
-----------------------------------------------------------------------------------------------------------------------------
Orion Capital Corporation -         17,751,904     16.2%     Common Stock       16,100,193       816,246         0.75%

William Ballard, the Chairman                                Share Warrants        835,465             0         0.00%
of our Board of Directors is the
owner of Orion

Mark Buddy                             210,000       *       Common Stock          140,000             0         0.00%
                                                             Share Warrants         70,000             0         0.00%

Genevest, Inc.                         450,000       *       Common Stock          300,000             0         0.00%
                                                             Share Warrants        150,000             0         0.00%





                                      -12-

Bruce Glupker                          150,000       *       Common Stock          100,000             0         0.00%
                                                             Share Warrants         50,000             0         0.00%

Guerilla IRA Partners                   75,000       *       Common Stock           50,000             0         0.00%
                                                             Share Warrants         25,000             0         0.00%

Guerilla Partners                      825,000       *       Common Stock          550,000             0         0.00%
                                                             Share Warrants        275,000             0         0.00%

Harry and Evelyn Jones                 150,000       *       Common Stock          100,000             0         0.00%
                                                             Share Warrants         50,000             0         0.00%

William Papke                          300,000       *       Common Stock          200,000             0         0.00%
                                                             Share Warrants        100,000             0         0.00%

Morris and Devori Smith                225,000       *       Common Stock          150,000             0         0.00%
                                                             Share Warrants         75,000             0         0.00%

Michael Weiss                          225,000       *       Common Stock          150,000             0         0.00%
                                                             Share Warrants         75,000             0         0.00%

James Williams                         150,000       *       Common Stock          100,000             0         0.00%
                                                             Share Warrants         50,000             0         0.00%

John Zoodsma                           150,000       *       Common Stock          100,000             0         0.00%
                                                             Share Warrants         50,000             0         0.00%

CapitalOne Asset Management, Ltd.      150,000       *       Common Stock          100,000             0         0.00%
                                                             Share Warrants         50,000             0         0.00%

Edward Zirnis                          240,000       *       Common Stock          160,000             0         0.00%
                                                             Share Warrants         80,000             0         0.00%

Felicia Ross                           330,000       *       Common Stock          220,000             0         0.00%
                                                             Share Warrants        110,000             0         0.00%

Northfield Capital Corporation         660,000       *       Common Stock          440,000             0         0.00%
                                                             Share Warrants        220,000             0         0.00%


Middlemarch Partners Limited         2,485,800               Common Stock        1,610,800             0         0.00%
                                                             Share Warrants        875,000             0         0.00%


Barry Gordon                           146,500       *       Common Stock           64,000             0         0.00%
                                                             Share Warrants         82,500             0         0.00%

Stephen Sharpe                          55,000       *       Common Stock           55,000             0         0.00%
                                                             Share Warrants              0             0         0.00%






                                      -13-


Pinetree Capital Corp.                 825,000       *       Common Stock          550,000             0         0.00%
                                                             Share Warrants        275,000             0         0.00%

Laura Mary Bester                       50,000       *       Common Stock                0             0         0.00%
                                                             Share Warrants         50,000             0         0.00%

Industrial Alliance Canadian Equity      9,240       *       Common Stock            6,160             0         0.00%
                                                             Share Warrants          3,080             0         0.00%

GWL Growth Equity                      265,876       *       Common Stock          204,056             0         0.00%
                                                             Share Warrants         61,820             0         0.00%


London Life Growth Equity              372,008       *       Common Stock          289,508             0          .00%
                                                             Share Warrants         82,500             0         0.00%

IG AGF Canadian Diversified
  Growth Fund                          619,338       *       Common Stock          472,314             0         0.00%
                                                             Share Warrants        147,024             0         0.00%

AGF Canadian Growth Equity           3,237,958     2.99%     Common Stock        2,482,478             0         0.00%
                                                             Share Warrants        755,480             0         0.00%

Clarica Alpine Growth Equity Fund      152,130       *       Common Stock          101,420             0         0.00%
                                                             Share Warrants         50,710             0         0.00%

Andrew Martyn                           82,500       *       Common Stock           55,000             0         0.00%
                                                             Share Warrants         27,500             0         0.00%

Richard Elder                          110,000       *       Common Stock                0             0         0.00%
                                                             Share Warrants        110,000             0         0.00%

Woodfall Investments Co. Ltd.           27,500       *       Common Stock                0             0         0.00%
                                                             Share Warrants         27,500             0         0.00%

David Alan Barstead                    985,000       *       Common Stock          710,000             0         0.00%
                                                             Share Warrants        275,000             0         0.00%

Donna-Lee Barstead                     412,500       *       Common Stock          275,000             0         0.00%
                                                             Share Warrants        137,500             0         0.00%

Rodger G. Stewart                    1,031,250       *       Common Stock          687,500             0         0.00%
                                                             Share Warrants        343,750             0         0.00%

Heather L. Stewart                     412,500       *       Common Stock          275,000             0         0.00%
                                                             Share Warrants        137,500             0         0.00%

Danny Docksteader                      412,500       *       Common Stock          275,000             0         0.00%
                                                             Share Warrants        137,500             0         0.00%



                                      -14-


Brent Ramsay                           165,000       *       Common Stock          110,000             0         0.00%
                                                             Share Warrants         55,000             0         0.00%


IG AGF CDN Diversified Growth Class      1,842       *       Common Stock            1,228             0         0.00%
                                                             Share Warrants            614             0         0.00%

Sheldon Inwentash                    2,200,000       *       Common Stock          800,000             0         0.00%
                                                             Share Warrants      1,400,000             0         0.00%

Gary D. Hensch                       1,800,000     1.67%     Common Stock        1,200,000             0         0.00%
                                                             Share Warrants        600,000             0         0.00%

Steven F. Trudell                      900,000       *       Common Stock          600,000             0         0.00%
                                                             Share Warrants        300,000             0         0.00%

Stephen J. Wittenbach                  450,000       *       Common Stock          300,000             0         0.00%
                                                             Share Warrants        150,000             0         0.00%

Judson M. Lynch                         75,000       *       Common Stock           50,000             0         0.00%
                                                             Share Warrants         25,000             0         0.00%

Ricky G. Huempfner                     100,500       *       Common Stock           50,500             0         0.00%
                                                             Share Warrants         50,000             0         0.00%

Swartz Private Equity, LLC (4)       2,000,000     1.86%     Common Stock        2,000,000             0         0.00%

Wall Street Consultants, Inc.           49,027       *       Share Warrants         49,027             0         0.00%

Sixela Investments, Ltd.               350,000       *       Common Stock          300,000             0         0.00%

EnterVest Portfolios
   International, Inc.               2,300,000     2.14%     Common Stock        2,166,667             0         0.00%

Ng Sau Hang                            134,400       *       Common Stock           34,400             0         0.00%


Estate of FanQi Zhang               32,535,714(5) 29.94%     Common Stock       16,000,000    16,535,714        15.22%
                                                             Share Warrants              0             0         0.00%

577203 Ontario Limited                 100,000       *       Common Stock          100,000             0         0.00%

Gordon Currie                          166,667       *       Common Stock          166,667             0         0.00%

Stephen and Ilda Howard                414,635       *       Common Stock          414,635             0         0.00%

Gerald Barad                           166,667       *       Common Stock          166,667             0         0.00%

John McBride                           416,000       *       Common Stock          416,000             0         0.00%




                                      -15-


One Oak Investments, Inc.            1,666,666     1.55%     Common Stock        1,666,666             0         0.00%

Contender Management, Inc.             465,650       *       Common Stock          465,650             0         0.00%


Jack Lian                            1,170,750(6)  1.09%     Common Stock          300,000       870,750         0.81%


John Watt                              112,000(7)    *       Common Stock           75,000        37,000         0.32%


Xiao Feng Lin                          300,000(8)    *       Common Stock          300,000             0         0.00%


Thomas Pladsen                          27,397       *       Common Stock           29,397             0         0.00%


* less than 1%

(1) Includes all shares of common stock held as well as shares that may be acquired after the exercise of warrants.

(2)      Based on 108,653,739 shares outstanding as of April 5, 2004.

(3)      Assumes the sale of all shares offered by the selling security holders.

(4) One June 10, 2003, we entered into a settlement agreement with Swartz Private Equity, LLC with respect to a litigation pending in the U.S. Federal District Court for the Northern District of Georgia. The settlement agreement required us to place shares of our common stock in escrow to secure the payment of $400,000. The amount of shares we are required to place in escrow at any time is based on a formula taking into account the market price of our common stock and the amount of money we have paid of the $400,000. On June 19, 2003, we issued a total of 1,668,123 shares of common stock, which were placed in escrow as security. We are registering an additional 331,887 shares of our common stock which may be issued in the future, for resale by Swartz in the event that the settlement agreement requires the placement of additional shares into escrow due to a decline in the market price of our common stock.

(5) We have entered into an agreement, dated February 12, 2004, with Zhou Liying, a partner in a Chinese law firm which formerly represented Tengtu China, in which we agreed to register for resale 15,000,000 of the 30,000,000 shares of our common stock issued to the Estate of FanQi Zhang in the Restructuring and the Estate of FanQi Zhang has, among other things, agreed to apply the proceeds of sales of the shares registered for resale to reduce outstanding indebtedness of Tengtu China. Our agreement to register the 15,000,000 shares is subject to approval by our stockholders.

(6) Includes 300,000 shares of common stock issuable upon exercise of currently exercisable stock options at $0.218 per share granted under the our Stock Option Plan.

(7) Includes 75,000 shares of common stock issuable upon exercise of currently exercisable stock options at $0.218 per share granted under our Stock Option Plan.

(8) Includes 300,000 shares of common stock issuable upon exercise of currently exercisable stock options at $0.218 per share granted under our Stock Option Plan.

                              PLAN OF DISTRIBUTION

         The selling security holders may sell the common stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals. The selling security holders may distribute the common stock in one or more of the following methods:

         o ordinary brokers transactions, which may include long or short sales;

         o transactions involving cross or block trades or otherwise on the open market;

         o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

         o "at the market" to or through market makers or into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

         o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         o any combination of the above, or by any other legally available means.

         In addition, the selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

         The selling security holders and/or the purchasers of common stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions).

         We do not know of any arrangements between any selling security holders and any broker, dealer, underwriter or agent relating to the sale or distribution of the common stock or warrants, except that with respect to 15,000,000 shares of our common stock registered for resale by the Estate of Fan Qi Zhang, pursuant to an agreement dated February 12, 2004 between Zhou Liying, and us, the Estate has agreed to place such shares in escrow with an escrow agent jointly selected by us and the Executors of the Estate and to cause the proceeds of sales of such shares to be used to reduce the outstanding indebtedness of Tengtu China to third parties. Our agreement to register such 15,000,000 shares of our common stock is subject to approval by our stockholders.

         We and the selling security holders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

         The selling security holders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify.

                  We cannot assure you that the selling security holders will sell any of their shares of common stock.

         In order to comply with the securities laws of certain states, if applicable, the selling security holders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling security holders may not sell or offer the common stock unless the holders register the sale of the shares of common stock in the applicable state or the applicable state qualifies the common stock for sale in that state, or the applicable state exempts the common stock from the registration or qualification requirement..

         We have agreed to indemnify the selling security holders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED


                                OUR COMMON STOCK

         We are currently authorized to issue 150,000,000 shares of our $.01 par value per share common stock, of which 108,653,739 shares are outstanding as of April 8, 2004. Our common stock has the following characteristics:

         1. VOTING RIGHTS each share of our common stock is entitled to one vote at a meeting of shareholders. Pursuant to our Certificate of Incorporation and By-Laws, a majority of the votes present, in person or by proxy, are necessary to take action; except that any "Business Combination Transaction" requires a vote of 80% of all outstanding shares. "Business Combination Transaction" is defined in our Certificate of Incorporation as:

         o any merger or consolidation of Tengtu International Corp. or any subsidiary with (i) an Interested Stockholder or (ii) another Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any of our assets or our subsidiaries' assets constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

         o the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of any of our securities, or the securities of a subsidiary, to, or proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

         o the adoption of any plan or proposal for our liquidation or dissolution, or any spin-off or split-up of any kind of us or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

         o any reclassification of securities (including any reverse stock split), or recapitalization of Tengtu International Corp., or any merger or consolidation of us with any subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of Tengtu International Corp. or any subsidiary or (ii) any class of our securities or those of any subsidiary convertible into our equity securities or those of any subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

         2. LIQUIDATION RIGHTS - pursuant to our Certificate of Incorporation, on any dissolution, liquidation or winding up of our affairs, after we have paid to or set aside for the holders of all outstanding shares of preferred stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all of our remaining assets will be available for distribution to our common stock holders. Presently, we do not have any shares of preferred stock outstanding.

         3. PREEMPTIVE RIGHTS - there are no preemptive rights with respect to our common stock.

         4. LIABILITY TO FURTHER CALLS OR ASSESSMENT BY THE REGISTRANT AND FOR LIABILITIES OF THE REGISTRANT IMPOSED ON ITS STOCKHOLDERS UNDER STATE STATUTES - under Delaware law, our common stock is non-assessable. Therefore, once our stock is paid for, there can be no further calls or assessment by us for our liabilities.

         5. TRANSFER AGENT - the transfer agent for our common stock is U.S. Stock Transfer Corp., 1745 Gardena Avenue, Glendale, CA 91204-2991.

                               OUR SHARE WARRANTS

         All of the share warrants described in this prospectus have the following characteristics:

         1. NUMBER OF SHARES AND EXERCISE PRICE - each share warrant entitles the holder to purchase one share of our common stock for $0.75, except that the 49,027 share warrants that Wall Street Consultants, Inc. holds have an exercise price of $0.76 per share.

         2. PERIOD DURING WHICH THE SHARE WARRANTS ARE EXERCISABLE - the holder may exercise the share warrants for one year from the date that the SEC declares a registration statement effective for the re-sale of the share warrants and common stock into which the holders may exercise the share warrants.

          3. Provisions for changes to or adjustments in the exercise price - the share warrants have standard anti-dilution provisions. The provisions provide for a proportionate adjustment in the number of shares that we issue upon the exercise of the share warrants, or a change in the exercise price, in the event of subdivisions, combination, consolidations or reclassifications of our common stock, or in the event that we declare a share dividend or other distributions of common stock or other securities to our shareholders.

         In addition to the share warrants and options covered by this prospectus we have a total of 3,501,150 share warrants and options outstanding with exercise prices ranging from $0.218 to $3.00.



                                  LEGAL MATTERS

         Our counsel, Guzov Ofsink, LLC, located in New York, New York, is passing upon the validity of the issuance of the common stock and share warrants that we are offering under this prospectus.

                                     EXPERTS

         Moore Stephens, P.C., independent certified public accountants, located at 708 Third Avenue, New York, New York 10017, have audited our consolidated financial statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                                   THE COMPANY

CORPORATE OVERVIEW

         Tengtu International Corp. was incorporated on May 6, 1988, under the laws of the State of Delaware, under the name of Galway Capital Corporation. Galway was formed for the purpose of seeking potential business ventures. Galway ceased operations during fiscal year 1990-1991 and was inactive until May 1996, except on August 20, 1993, when Galway changed its name to Tower Broadcast, Inc., in order to search for a suitable merger or reorganization candidate. On March 20, 1996, under the name Tower Broadcast, Inc., the National Association of Securities Dealers cleared Tengtu International Corp. for an unpriced quotation on the over-the-counter Bulletin Board.

         On May 24, 1996, in connection with a change in management, we changed our name from Tower Broadcast, Inc. to Tengtu International Corp. We changed our name to reflect a change in business direction and affiliation with certain Chinese firms in the Chinese educational software industry.

         Effective as of June 30, 1996, we entered into a purchase agreement with Blue Lake Industries Limited and Tengtu Enterprises Limited, to acquire their combined 49% interest in Tengtu United, a Sino-foreign Cooperative Joint Venture.

         Tengtu China acts as agent for Tengtu United. In 1996, three Chinese state owned computer companies owned Tengtu China: Legend Computer Co., Great Wall Computer Group Co. and Taiji Computer Corporation.

         In 1999, Beijing Oriental Lian Fa Technology and Trade Group Co., Ltd. became a shareholder in Tengtu China. Our shareholders subsequently elected Fan Qi Zhang, the owner of Lian Fa as one of our directors. In late 2000 and early 2001, Beijing Jiade Tengtu Technology Group Co. Ltd. and Beijing Oriental Tai He Technology Development Co., Ltd., both of which Mr. Zhang directly or indirectly controlled, acquired 100% of Tengtu China.

         On March 6, 2002 and July 1, 2003, we entered into a letter of intent and Terms Memorandum which resulted in the Restructuring Agreement signed on September 15, 2003. Pursuant to the Restructuring Agreement, we acquired the 43 % of Tengtu United we previously did not own (bringing our ownership of Tengtu United to 100%) and all of the profits generated by its business in China in exchange for 30,000,000 shares of our common stock . See "Recent Business Developments - Restructuring."

         Tengtu International Corp. functions as the North American base for Tengtu United. Exclusive of our subsidiaries, we have a total of five full time employees or consultants and focus on obtaining strategic relationships for the provision of educational resources to the Chinese educational market through Tengtu United and raising capital.

         Our principal and executive office is located at 236 Avenue Road, Toronto, Ontario, Canada. Our telephone number is (416) 963-3999.

INTERCORPORATE RELATIONSHIPS

Tengtu United has entered into certain agreements with each of the companies set forth in the first column of the following table under which Tengtu United licenses intellectual property or perform services for such company. The table sets forth the percentage of the revenues of each such company that are payable to Tengtu United under the applicable agreement.

                                                               Contract
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
% of revenue
from the                 Software License    Trademark         Products          Technical       Management        Management
Company                     Agreement         License         Development       Assistance      Consultation        Services
collected by                                 Agreement         Agreement         Services         Agreement         Agreement
Tengtu                                                                           Agreement
United

   Company
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
Tengtu China                   5%               10%               10%               5%               3%                 /
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
Tengtu Electronic              5%               10%               10%               5%               3%                 /
Publishing House
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
Beijing Tengtu Tian            5%               10%               10%               5%               3%                 /
Di Network Co., Ltd.
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
Beijing Fengati                5%               10%               10%               5%                /                5%
District Teacher
Training Center
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------
CBERC                          5%               10%               10%               5%               3%                 /
----------------------- ----------------- ---------------- ------------------ ---------------- ---------------- ------------------






------------------------------------------- ---------------- ----------------
% of revenue           Education Software      Personnel
from the                 Application and      Support and     Total Amount
Company                   Dissemination        Training       of Percentage
collected by                Agreement         Assistance
Tengtu                                        Agreement
United

   Company
------------------------------------------- ---------------- ----------------
------------------------------------------- ---------------- ----------------
Tengtu China                   15%                 /               48%
------------------------------------------- ---------------- ----------------
------------------------------------------- ---------------- ----------------
Tengtu Electronic               /                  /               33%
Publishing House
------------------------------------------- ---------------- ----------------
------------------------------------------- ---------------- ----------------
Beijing   Tengtu  Tian          /                  /               33%
Di Network Co., Ltd
------------------------------------------- ---------------- ----------------
------------------------------------------- ---------------- ----------------
Beijing        Fengati          /                 10%              45%
District       Teacher
Training Center
------------------------------------------- ---------------- ----------------
------------------------------------------- ---------------- ----------------
CBERC                          15%                 /               48%
------------------------------------------- ---------------- ----------------


         We have three subsidiaries that are no longer active. TIC Beijing Digital Pictures Co. Ltd. was engaged in the television post-production business until 1999. It continues to lease its equipment to another company, but has no active operations. e-biztengtu.com, Inc. was incorporated for a proposed business venture that was never completed. Edsoft Platforms (Canada), Ltd. held a 60.2% interest in a Hong Kong educational software business, Edsoft HK, that we plan to dissolve.

TENGTU UNITED

         Recent changes in Peoples Republic of China ("PRC") law now permit foreign ownership of companies that were previously required to be at least partially owned by PRC companies in the form of a Sino-foreign joint venture. Pursuant to the Restructuring, Tengtu United was converted from a Sino-foreign joint venture to a Wholly Owned Foreign Enterprise ("WOFE") under PRC law which is wholly owned by Tengtu International Corp. Tengtu United currently owns all intellectual property used in the Tengtu business in China, and has 294 employees engaged in software development and providing various services to CBERC and the Tengtu Group companies.

TENGTU CHINA

         Tengtu China is part of a group of companies called the "Tengtu Group," controlled, directly or indirectly, by the estate of Fan Qi Zhang (the "Estate"), one of our former directors. The Tengtu Group currently employs approximately 310 people. The Tengtu Group is made up of the following entities, divisions and branch offices, with the following functions. Each of these entities will remit its net profits to us in the form of service fees:

         o Tengtu China - Tengtu China focuses on software development and sales, and CBERC and LBERC portal development. In anticipation of the Restructuring, the Tengtu China software development employees have been transferred to Tengtu United.

         o Beijing Tengtu Tian Di Network Co., Ltd - Tian Di focuses on hardware sales, systems integration and satellite transmission.

         o Tengtu Electronic Publishing House - Tengtu Electronic Publishing House publishes educational materials, teacher training materials, cartoons and games on CD ROM. Tengtu China has advised us that Tengtu Electronic Publishing House is only one of eight companies in China, and the only private company granted an electronic publishing license for educational materials. While Tengtu China has use of its electronic publishing license, Tengtu Electronic Publishing House does not operate exclusively on behalf of Tengtu United.

                  There are four shareholders in Tengtu Electronic Publishing House, including Tengtu China and three other entities that the Estate controls, which own a total of 80% of the company.

         o Beijing Fengati District Teacher Training Center - Tengtu Teacher Training trains teachers in the use of Tengtu United's products and services.

         o Branch Offices - Tengtu China owns branch offices in the following locations throughout China which are sales and marketing centers for Tengtu United's products and services, and also install, update and service Tengtu United's software and products and provide systems integration services. It is anticipated that we will consolidate some of the branch offices in order to save operating expenses. This will be possible because our agreement with the Agricultural Bank of China pursuant to which the bank will collect monies from individual schools (see "Business Overview," below):



                  - Neimeng Branch Office South Xingan Street, Huhehaote City, Neimeng Province
                  - Shanxi Branch Office Banpodong Street 168, Taiyuan City, Shanxi Province
                  -   Shandong Branch Office Room 401, Entrance 3, Building 8,
                      Block 5, Lixia District, Jinan City, Shandong Province
                  -   Shanxi Branch Office Yaowangdong 164, Xi'an City, Shanxi
                      Province
                  - Yingchuan Branch Office Jinliantong Mansion 509, Xinhua Dong Street 53, Yinchuan City, Ningxia Province
                  - Sichuan Branch Office Xinghui Xi Street 5, Jingniu District, Chengdu City, Sichuan Province
                  - Guangzhou Branch Office Jinshan Mansion North Tower, 6th Floor, Tianhe District, Guangzhou City, Guangdong Province
                  - Hubei Branch Office Wuge Street 460, Wuchang District, Wuhan City, Hubei Province
                  - Fuzhou Branch Office Hudong Street 168, Fuzhou City, Fujian Province
                  - Anhui Branch Office Room 102, Building 203, Hupo Garden, Hefei City, Anhui Province
                  - Guizhou Branch Office North Wengchang Street 102, Guiyang City, Guizhou Province
                  - Hainan Branch Office Binghai Street, Haikou City, Hainan Province
                  - Hunan Branch Office Wenyun Street 23, Changsha City, Hunan Province
                  - Liaoning Branch Office Dongbeiguoshi Mansion 711, ChongShandong Street 71, Huanggu District, Shengyang City, Liaoning Province
                  - Jiangxi Branch Office Huisheng Mansion 1011, Jianggangshan Street 1028, Nanchang City, Jiangxi Province

                  - Guangxi Branch Office Zhiwu Street 50-1, Nanning City, Guangxi Province
                  - Henan Branch Office Huayuan Street 3-116, Zhengzhou City, Henan Province

         o We operate the CBERC project through a joint venture with the National Center for Audio/Video Education division of the Ministry of Education. The joint venture is called Beijing HuaXiaBo Xiu Education Software Co., Ltd.

         Our management is considering proposing certain modifications to our agreements with Tengtu China and other companies in the Tengtu Group in order to streamline our operations in China by having Tengtu United directly conduct such operations.

     The figure below illustrates the Tengtu Group's ownership structure:

                  [GRAPH SHOWING OWNERSHIP STRUCTURE OMITTED]









                                  OUR BUSINESS

BUSINESS OVERVIEW

         We are currently, indirectly through Tengtu United and its agent, Tengtu China, engaged in the following lines of business:

o        sales of educational content software to Chinese K-12 schools;

o sales of special software products for learning applications, resources management, distance learning and web/internet applications contained in the "Total Solution" software package;

o development of the CBERC with a division of the Chinese Ministry of Education, the National Center for Audio/Video Education. CBERC is an electronic resource centre and portal containing educational materials that are transmitted to schools that download them daily via satellite and that are to be accessible by Internet;

o development of LBERCs through the sale of turn key portals. It is anticipated that the LBERCs will connect with CBERC and contain their own educational and other materials as mandated by local branches of the Chinese Ministry of Education. Like CBERC, content will be transmitted to schools daily via satellite and will also be available via Internet.

o sales of computer hardware and systems integration services to Chinese schools; and

o        the provision of information technology training to teachers.

          We have instructed Tengtu China to conduct all of Tengtu United's business with all Chinese government entities. Tengtu China, as Tengtu United's agent, administers the daily operations of Tengtu United, such as paying operating expenses, collecting receivables and remitting net operating profits to Tengtu United.

          Tengtu United's Total Solution platform makes available via Intranet or Internet a comprehensive set of tools for computerized class instruction, on-line learning, school office administration, and management of educational and multimedia resources. In co-operation with the Chinese National Center for Audio/Video Education, we designed the Total Solution platform, to accommodate broadband Internet connections via satellite and cable.

          Tengtu China began installing the Total Solution platforms under Operation Morning Sun, a project that the Chinese Government awarded to Tengtu China as agent for the Chinese Ministry of Education and through contracts with provincial education ministries. See "The Chinese Educational and Distance Learning Market".

          In April 2001, Tengtu China (on behalf of Tengtu United) entered into a cooperation agreement with the Chinese Ministry of Education under which Tengtu China agreed to be the Ministry's operating and development partner for its (1) distance learning network in China and (2) CBERC. Tengtu China entered into cooperation agreements with provinces such as Shandong, Sichuan, Shaanxi and Fujian for the development of Provincial LBERCs. These agreements have not proceeded beyond the beginning stages, however, because, as set forth below, our focus has shifted to the development of turn-key portals for local and district authorities. We believe that the turn-key portals provide us with greater market penetration as opposed to provincial LBERCs which would require marketing to these local and district authorities anyway. Accordingly, we have decided to abandon the provincial LBERC projects.

          The success of Tengtu United's Total Solution application platform provided an initial basis for Tengtu United to establish its position in the China K-12 market as a leader in education solutions while enabling it to meet the Ministry of Education policy objectives for IT education at the individual school level. The software application enabled schools in less-advantaged areas to provide a computerized learning environment in parity with schools in economically advanced regions. We believe the software application succeeded in addressing the important priority objectives for the modernization of China's education system, while providing an initial profitable core business for us.

          When Tengtu China was awarded the co-operative agreements to be the Chinese Ministry of Education's operating and development partner for the national e-education portal and distance learning network (CBERC), and the key strategic provincial portals (LBERCs), this development required major readjustments to the business and the manner in which to engage the marketplace. Accordingly, now, instead of selling products to individual schools, our focus is on selling products to entire school districts all at once.

          We are working to create distribution channels for our products and services that will encompass a nation-wide satellite system and an education portal infrastructure at the provincial, local and city/district levels. We believe that the new distribution channels can enable Tengtu United to rapidly and more efficiently increase the number of client schools for its software and services by province and create captive markets for its products and services under a system-wide marketing approach.

          While Tengtu United will still sell its Total Solution software application platform, it is evolving to offer a greater product mix of not only platforms, but e-portals, satellite connectivity, "campus-end" software and product for administration and e-learning in WAN and LAN systems, system integration services, e-publishing content and training centers.

          These changes required a major effort and commitment of significant resources in fiscal 2003 to re-engineer product lines and to develop the portal infrastructure to support new business opportunities. At the same time, previous marketing and accounts payable policies and strategies have been adjusted to the requirements of the anticipated growth of the business. Specifically, Tengtu China has focused on the collection of past due receivables and e-portal design and development. This has caused a slow-down of platform and satellite installations and implementation of new marketing and distribution channels. We are completing this work to ensure that platform sales and new streams of revenue will be available to Tengtu United as it engages the market at significant new levels.

          With respect to our focus on the collection of receivables, in October 2002, the Tengtu Group, through Beijing Jiade Tengtu Technology Group Co. Ltd., entered into an agreement with the Agricultural Bank of China to provide an $18.5 million buyer's credit line for the purchase of Tengtu United's products and services. The Tengtu Group entered into the agreement to make the credit line available to Tengtu United's customers (K-12 and vocational schools). Pursuant to the agreement, the Agricultural Bank provides a loan for up to 80% of the cost of the products and services we sell. The Tengtu Group guarantees each loan that the schools draw from the credit line. Use of the Agricultural Bank credit facility also required Tengtu United to adjust its marketing strategy from school-by-school to district-by-district to efficiently use the Agricultural Bank line. In this way, we can collect larger amounts of money from fewer entities as opposed to collecting from each individual school. This strategy is in alignment with our overall system wide marketing strategy. We believe that this credit facility will reduce our receivable balances in the future and allow for a "pay as you go" client payment policy at Tengtu United. We anticipate that the credit facility can give Tengtu United access to greater cash flow to sustain its operations and growth in the market.

         As a result of the foregoing activities, our revenues in the fiscal year ended June 30, 2003 were less than those achieved during the fiscal year ended June 30, 2002. However, our new business model began to produce significant results in the third and fourth quarters of fiscal 2003 despite the closure of schools from April until Summer recess due to the impact of SARS. Tengtu United's sales for the six months ended June 30, 2003 were $3,859,325. This total included sales of equipment supported by buyer's credit line through the Agricultural Bank of China of $2,042,243, 11 Portals for $536,166, 1,242 sets of Satellite connectivity equipment for $102,304, System integration for $721,702, Total Solution Platforms for $404,769, and CDs for $52,141.

         Tengtu United's sales for the six months ended December 31, 2003 were $4,194,671. This total included sales of 7 turn-key portals for $313,140, 2,187 sets of Satellite connectivity equipment for $1,306,181, 458 sets of the Total Solution Platform for $795,945, 192,377 packages of CDs for $599,688, MS product for $236,014, System Integration Services Revenue for $757,104, and Content License revenues of $186,599.

THE TOTAL SOLUTION AND SOFTWARE

         We continue to sell the Total Solution to assist in fulfilling the policy goals of the Chinese Ministry of Education to further IT education. To date, we have installed the Total Solution in approximately 11,200 schools. There is no current backlog of Total Solution installations. The average cost of the Total Solution is approximately $1,500, but the cost varies greatly depending on certain incentives and promotions that Tengtu United afforded for the purposes of market entry

         The Total Solution software platform is a package of bundled software consisting of specialized application software and subject-specific courseware. We believe it is one of the few IT solutions in China that integrates applications for teaching/learning, home-school connectivity, school resource management, global inter-school communication, and resource sharing. The network and software are designed with data security to prevent unauthorized access and manipulation. The system also features easy, flexible and inexpensive implementation, modification and upgrading.

         The individual components of the Total Solution, which we can sell separately or all together, fall under three categories: Teaching Platform, Resources Platform and Information Management Systems.

                                TEACHING PLATFORM

         The components of the Teaching Platform of the Total Solution are each briefly described below:

o MULTIMEDIA ELECTRONIC CLASSROOM. The Multimedia Electronic Classroom allows for the conduct of classes electronically through networked computers by allowing the transmission of audio, video and text content from teacher to student. The Multimedia Electronic Classroom has 23 functions including electronic hand raising, dialogue between a teacher and individual student, or with the entire class, video and audio broadcasting, document delivery and screen monitoring. Key technical features available for use in the Multimedia Electronic Classroom are: dynamic screen capture, audio and video shunt control, audio compression and superposition and network flow detection control. In June, 2000, the Chinese Ministry of Education advised Tengtu China that the Multimedia Electronic Classroom component of the Total Solution is the only multimedia electronic classroom that it recommends. However, the Chinese provincial and local educational agencies do not require the purchase of the Multimedia Electronic Classroom.

o INTERNET NETWORK CLASSROOM. The Internet Network Classroom allows students to learn to use the Internet and computer networks in a virtual environment. We designed it to satisfy information technology teaching requirements of the Chinese Ministry of Education. The Internet Network Classroom emulates web browsing, e-mail, home page creation and chat rooms. It can also acquire resources from a school's network or the Internet and make them available to students, provide a forum for school announcements and news, and make available a test question bank and other resources.

o VIDEO ON DEMAND SYSTEM OR VOD. The VOD system allows users to obtain and view video and other multimedia programming. Teachers and students can use it to construct multimedia and electronic reading rooms on a school network.

o VIRTUAL CD ROM SYSTEM. The Virtual CD ROM system allows each stand-alone computer in a school's network to share a single courseware CD.

o SATELLITE LIVE BROADCASTING CLASSROOM. The Satellite Live Broadcasting Classroom is similar to the Multimedia Electronic Classroom except that it allows for the reception of classes, using a satellite broadcast from a central classroom

o TENGTU DISTANCE LEARNING SYSTEM. The Tengtu Distance Learning System functions like an Internet based school where teachers can create interactive courseware and students can select from various subjects.

o TENGTU LESSON PREPARATION AND TEACHING SYSTEM. The Tengtu Lesson Preparation and Teaching System allows teachers to access and manage e-resources, including the Internet, Tengtu's Resource Center and satellite packages stored in CBERC. It allows teachers to create course material by integrating information from Tengtu's network directly into common word processing and presentation applications.

o TENGTU MANAGEMENT INFORMATION SYSTEM. The Tengtu Management Information System provides students, teachers and education administrators access to the database built by schools through a data search engine.

                               RESOURCES PLATFORM

         We briefly describe each of the components of the Resources Platform of the Total Solution below:

o TEACHING SERVICE SYSTEM. The Teaching Service System allows teacher access to educational resources to prepare specific lectures and classes. It allows teachers to coordinate preparation with each other, as well as to add key points, questions and highlights for students.

o TEACHING RESOURCES DATABASE. The Teaching Resources Database provides teachers and students with teaching and self-learning materials. It includes 100 gigabytes of video, audio, and textual course materials. In addition, it includes 100 CD ROM educational courseware titles.

o TENGTU RESOURCES SERVICE SYSTEM 5.0. The Tengtu Resources Service System allows for easy introduction of new educational content that schools receive and can migrate to the Internet or a LAN without any revision. The Tengtu Resources Service System has an easy to use interface similar to that of Internet web browsers with available on-line help. The Tengtu Resources Service System provides a tool to manage the educational resources in the CBERC and LBERC portals and provide administrative functions to local education commissions through LBERCs. It allows access to,and search and storage of, various resources.

                         INFORMATION MANAGEMENT SYSTEMS

         We briefly describe each of the components of the Information Management System of the Total Solution below:

o LIBRARY MANAGEMENT SYSTEM. The Library Management System allows for the management of paper-based and electronic school libraries. With respect to paper-based books, the Library Management System allows for indexing and searching of available titles; recording information about students who borrow or read titles; circulation management allowing schools to track loans, renewals, late fees and book losses; and system inquiries about titles, new arrivals, circulation and readers, and gathers statistics and analytical data. With respect to electronic books, the Library Management System allows access through an internet web browser to available titles.

o SATELLITE RECEIVING SYSTEM. We designed the Satellite Receiving System to receive and organize content. It receives the content through satellite transmissions and makes it available for use. Specifically, it provides the following features: program guide production, program guide distribution, dynamic news distribution, dynamic advertisement distribution (HTML, GIF and other formats), station production and broadcasting, multiple file production and broadcasting and multiple program timing verification, news received in MS Word format, Dynamic Video File Reception, automatic updating of programs and satellite recording of live classroom coverage.

o TEACHING INFORMATION MANAGEMENT SYSTEM. We designed the Teaching Information Management System to assist teachers and administrators in the management of schools. It serves as a database for teacher and student information. It also allows for teacher salary management, class scheduling, and the management of access rights to various applications on a school network.

o GENERAL INFORMATION SYSTEM FOR WEB SCHOOLS. The General Information System for Web Schools allows for information exchange among teachers, administrators, students and parents.

o TENGTU OFFICE AUTOMATION SYSTEM. The Tengtu Office Automation System offers administrators an administration tool for transmitting documents, providing personal and official assistance as well as e-mail services.

CBERC AND LBERCS

                                     GENERAL

         As a result of the relationship developed with the National Center for Audio/Video Education through Operation Morning Sun Phases I and II, the Chinese Ministry of Education selected Tengtu China to establish the CBERC and LBERCs, which include local and district turn-key portals. CBERC and LBERCs are part of a national initiative developed in late 2000 under the "School to School" link project to provide content to computerized classrooms across China. The National Center for Audio/Video Education recognized at that time that electronic classrooms and school computer networks, while able to allow a school to share its internal information technology resources, could not allow for the sharing of national and regional educational resources. The goal of the School-to-School link program is to have approximately 90% of all elementary and secondary schools in China connected to national and local education resource centers (CBERC and LBERCs), through a satellite network, within 5 to 10 years of 2000.

         LBERC turn key portals are designed for schools users and are sold with approximately 20 to 30 gigabytes of educational content and the Total Solution software. The portals contain resources for K-12 teacher lesson preparation, K-12 teacher training, satellite TV for the classroom and K-12 synchronized tutoring materials. Annual updates of portal material are offered annually for additional prices ranging from RMB 100,000 to RMB 400,000 depending on the purchaser. Where the portal is bundled with satellite connectivity, content is updated weekly.

         CBERC currently consists of just a demonstration portal which is not in final form and also a library of over 800 gigabytes of educational resources which are sent out by satellite daily. These resources can be downloaded and modified by schools using the Total Solution or other similar software. There are currently approximately 6,150 schools receiving approximately eight hours of fresh content and 16 hours of repeat content daily from CBERC.

         The CBERC portal is currently undergoing a feasibility study for the establishment of an educational enterprise portal which would charge a user fee for additional educational content in addition to that sold to schools, e-commerce services and adult education. Unlike the turn key portals, the CBERC portal would be targeted for individual student users, as opposed to schools, but could also be used by the schools to update and/or purchase new content for the turn key portals. It is anticipated that the establishment of such a portal would require a large capital investment to obtain the necessary educational content and we are currently exploring how such content can be obtained in a cost effective manner. However, there can be no assurance that we will proceed with a CBERC enterprise portal.

         Currently, of the approximately 33,000 schools that have signed up for CBERC service, approximately 6,150 pay license fees averaging approximately $240 per year

         One of the main challenges we face with respect to CBERC and LBERCs is the development of adequate security measures. Tengtu United is currently developing software to address security issues such as unauthorized use without payment of fees, corruption of content, unauthorized entry and safety of end-users' computers.

         During the year ended June 30, 2003, Tengtu China began selling turn-key portal systems on behalf of Tengtu United to individual school districts and as of December 31, 2003 has sold and installed 28 turn-key portals.

         The sale of turn-key portals represents a shift in the focus from the abandoned Provincial LBERC projects, which required significant capital costs and the negotiation of complex joint venture agreements with local ministries of education for portal development and content, to one-time sales of portals that can be used to immediately link with the CBERC. Once the portals are in place, we are in a position, through Tengtu China, to sell content to the portal owners and collect CBERC fees.


         The price of each turn-key portal varies based on the purchaser. At the provincial level the average price is approximately RMB 500,000 (approximately $60,000). At the municipal and county level the average prices are RMB 300,000 (approximately $36,000) and RMB 150,000 (approximately $18,000), respectively. The price may also vary based on the extent to which the buyer customizes the content. The average price of turn-key portals sold to all purchasers is approximately RMB 300,000 (approximately $36,000). Profit margins on sales of turn-key portals range from 54% to 71%.


                                      CBERC
         The establishment of CBERC is governed by an agreement to create a joint venture to operate CBERC, dated July 22, 2002, between the National Center for Audi/Video Education and Beijing Jiade Tengtu Technology Group Co. Ltd., a shareholder of Tengtu China that the estate of Mr. Zhang controls.


         In addition, there are two amending agreements that attempt to solidify our interest in CBERC dated April 17, 2001 and April 25, 2001. The April 25, 2001 agreement is among us, Tengtu China and Tian Di, and the April 17, 2001 agreement is between us and Tengtu China. These agreements are designed to address the fact that neither we nor Tengtu United are a party to the CBERC agreement and to document that Tengtu China operates as agent on behalf of Tengtu United. As a result of the consummation of the Restructuring, Tengtu United is now entitled to receive Jiade's share of the net profits generated by the CBERC joint venture. In addition, it is anticipated that Jiade's interest in CBERC will be transferred to Tengtu United . See "Restructuring," below.

         For schools in disadvantaged regions that cannot afford any computer networking equipment, Tengtu China is to donate the satellite reception equipment and sell them 100 CD ROM titles at a reduced cost. Tengtu United's long range goal is to build up the necessary relationship so that eventually many of these schools will become purchasers of the Total Solution and subscribers to CBERC.

         The agreement with the National Center for Audio/Video Education also calls for the sale of up to 30,000 sets of educational software.

         The CBERC joint venture agreement calls for the creation of a new corporation to operate the CBERC joint venture. The agreement requires Beijing Jiade Tengtu Technology Group Co. Ltd to contribute 71 million Yuan for a 70% interest for the first two years after the establishment of the joint venture company, and 53% thereafter. To date, we have funded approximately 21 million Yuan of the 71 million Yuan contribution that the agreement requires. The agreement required an additional 30 million Yuan contribution within 12 months after the establishment of the new joint venture company (which occurred on January 13, 2003). In January 2004, a new agreement was reached between Tengtu United and CBERC, pursuant to which the payment due in January 2004 was extended by six months.Also, Beijing Jiade must contribute a further 20 million Yuan within 18 months of the creation of the new joint venture company. Pursuant to the agreement, the joint venture company will distribute profits in accordance with ownership percentages. The name of the new joint venture company is Hua Xia Bo Xiu Education Software Co.

                                     LBERCS

         Local Broadband Education Resource Centers (LBERCs), which now are solely turn-key portals, operate primarily at the district and county levels. Previously, we had formed joint venture agreements to operate LBERCs at the provincial level. We have, however, abandoned this strategy to gain greater market penetration at the district and county levels using the same portal technology we developed for the Provincial LBERCs. At the district and county level Tengtu can establish a turn-key portal sold to a local CAVE authority to operate. This does not require the capital investment of a provincial joint-venture and allows for quicker penetration of the market at the level of the client users.

         Subsequent to entering into letters of intent to form provincial LBERCS Tengtu concluded an arrangement with the Agricultural Bank of China establishing a line of credit for client users of Tengtu products and services including its turn-key portal.. This enabled Tengtu to change its business strategy to more quickly penetrate its market on a district by district basis versus school by school . This strategy has led to the installation of eleven turn-key portals to date and has shifted our near term business priorities from establishing capital-intensive provincial LBERC joint-ventures to district and county level LBERCS using turn-key portals. We may return to a strategy for incorporating provincial level LBERCs into our business plan in the future.


SYSTEMS INTEGRATION SERVICES, TEACHER TRAINING

         TianDi performs Tengtu United's systems integration services. The services offered include everything necessary to create electronic and web-based classrooms from software installation to network cabling and sales of hardware and hardware and e-portal set-up.

         In connection with Tengtu United's software sales, Tengtu United currently offers training services to instruct teachers in the use of information technology and Tengtu United's products through Tengtu Group's Tengtu Teacher Training division. The Tengtu Teacher Training Division has assisted the Chinese Government in setting up teacher training centers in XinJiang, Inner Mongolia, Shanxi, Shandong, Shaanxi, Sichuan, Fujian, Anwei, Guizhou, Guangdong, and Hainan. To date, the Tengtu Group has trained more than 10,000 teachers at no cost to the teachers or the Chinese Government. Our strategy is to train teachers on our software system so that any future purchases by schools will be of Tengtu products.

         In the future, Tengtu United plans to offer information technology teacher training as a fee-based service.

OUR MARKETING AND SALES STRATEGY

         Tengtu United recently changed its focus from marketing on a school-by-school basis to selling products and services to entire school districts all at once. We refer to Tengtu United's marketing strategy as the "Tengtu Pattern". Under the Tengtu Pattern, the goal is to make customers into cooperative and joint venture partners. To this end, through Operation Morning Sun Phases I and II, Tengtu United was able to establish, through Tengtu China, a close working relationship with the Chinese central Ministry of Education and the National Center for Audio/Video Education as partners in the sale and distribution of products and services. Tengtu United, through Tengtu China, performed necessary services and received approximately 35% of the income generated. Operation Morning Sun Phase I and II has also allowed Tengtu China to work closely with Centers for Audio/Video Education at the Provincial, city and county levels providing a sales channel that cover almost all of China.

         Once we sign a cooperation or joint venture agreement through Tengtu China with a central or local government entity for the provision of products or services, it becomes very difficult for other companies to compete because the agreements tend to be exclusive.

         In order to coordinate marketing activities, Tengtu China has a marketing division. Most of the sales force is full-time employees who are paid a salary plus a commission based on sales.

         In the future, we plan to target parents and students as customers. Tengtu United plans to do this by having branch office personnel recruit teachers in charge of information technology to sell products in exchange for a 5% commission to be paid to the teacher and 20% to the school. The teachers can recommend Tengtu products to the school principal, who could then recommend them to other teachers and students. The branch office personnel may also bring products to the schools and school districts for demonstrations.

         Since April 2003, Tengtu China has engaged local distributors to distribute products on a limited basis in certain provinces where such distributors operate.

         In early 2003, Tengtu China took a new approach to address the growth in outstanding accounts receivable. First, Tengtu China is focused on the collection of past-due receivables. In 2003 Tengtu China was been able to collect an average of RMB 2.3 million (approximately $279,000) per month. Tengtu China has done this by committing more personnel to collections, providing up-grades to software and training to schools that owe money and by encrypting satellite transmissions so that schools that are behind in payments cannot receive them. Second, Tengtu China has instituted a new policy whereby products and services will not be provided until paid in full. While many schools and school districts do not have funds available to pay right away, the line of credit made available through the Agricultural Bank permitted this flexibility. See "Our Business."

INTELLECTUAL PROPERTY

         We, Tengtu United and Tengtu China rely primarily on trade secrets to protect proprietary software products. Tengtu China executes confidentiality and non-disclosure agreements with its software development employees and limits access to and distribution of proprietary information and source code. Of the 18 current software products that have been developed, Tengtu China has received copyrights for eight and plans to apply for copyright protection on the remaining ten.

         In July, 2003, Tengtu China applied to the Trademark Office of State Bureau of Industry and Commerce of PRC to register the "Tengtu" name as a trademark. Tengtu United has not yet received a response to its pending application.

LICENSES

         In order to operate the business in China, Tengtu China, or a member of the Tengtu Group, use or possess licenses issued by the Chinese Government.

         The transmission of content via satellite for CBERC and LBERCs requires the use of a satellite license. The National Center for Audio/Video Education provides Tengtu China with the use of a satellite license pursuant to the CBERC Agreement. However, sufficient bandwidth for transmissions is not always available. Therefore, TianDi entered into a cooperation agreement with Beijing Yu Xin Electronics Company ("Beijing Yu Xin"), the holder of a satellite license which terminates in 2004, that allows TianDi to use Beijing Yu Xin's satellite delivery platform to deliver K-12 and adult continuing education content.

         Tengtu Electronic Publishing House, a company owned in part by Tengtu China, has an electronic publishing license for educational materials that is required to renew every two years. The current license expires on March 31, 2004. Tengtu China makes use of the electronic publishing license, in order to publish educational content for CBERC and LBERCs. We believe that Tengtu Electronic Publishing House is only one of eight companies in China, and the only private company, granted an electronic publishing license for educational materials.

         In the event that the electronic publishing license is lost, or is not renewed, Tengtu China would not be able to make retail sales of books, CD ROMs and tapes in the Chinese retail market unless it is able to obtain access to another license. Sales of the Total Solution and related products to Chinese K-12 schools would be unaffected. While we plan to expand into the retail market in the future, current activities in the retail market are minimal.

         The loss or failure to obtain a renewal of the electronic publishing license would also prevent Tengtu China from providing educational information and e-business content through CBERC, LBERCs and turn-key portals, and therefore, from deriving any revenues from CBERC and LBERC user fees for electronically published content. We expect that these user fees will be a major source of its revenues in the future. However, because the Chinese Ministry of Education also has an electronic publishing license, it is likely that Tengtu United would be permitted to use that license in the event its joint venture partner's license is not renewed.

         In September, 2000, the State Council of China and the Chinese Ministry of Information Industry issued regulations requiring that all commercial internet content providers obtain an Internet Content Provider License. Such a license will be necessary once we complete any of the CBERC or LBERC web portals because they will disseminate information over the internet through the portals. Tengtu China intends to apply for the license by May 2004 and to obtain the license by July 2004.

         TianDi has an Internet Content Provider License that is subject to annual review.

COMPETITION

         With respect to the Total Solution, Tengtu United could face significant competition. IBM has already entered the Chinese market and we believe it has set an objective to capture 25% of the worldwide education market. IBM offers software similar to the VOD component of the Total Solution and is involved in developing resource centers and satellite projects.

         Another major competitor is Hangzhou Zheda Huatai Science & Technology Co. (which has been in business longer than Tengtu and sells products similar to the Total Solution). We believe that there are five or six other companies that offer software that has some, but not all, of the functions of the Total Solution. Quinghua Tongfang, a Chinese public company that produces Internet platforms for online education and vocational training, is another major competitor. The company is partially owned by the Quinghua University and also works in conjunction with the Chinese Ministry of Education. And finally, Bainianshuren, is a Chinese company which produces software for university entrance exam preparation and focuses on distance education. It too has a relationship with the Chinese Ministry of Education.

         With respect to the CBERC project, Tengtu United does not face any significant competition at the current time because the National Center for Audio/Video Education has chosen Tengtu China as its partner for the project. With respect to LBERCs, the main competition is from Legend Computer Co., a large public company in China, and Bainianshuren. There are also several other smaller competitors for the LBERC and turn-key solutions projects.

         Tengtu United also faces competition from educational resource providers that provide information in other formats. First, there are several companies, which set up local web schools via the Internet. Because broadband connections are generally not available in China, the types of multimedia content available is limited. Second, several companies provide educational content to schools by means of a teletype machine. While this is a cheap alternative for many schools, the educational resources in a text format are not compatible with a computer network. Third, several companies provide educational content via a satellite network only, which allows for transmission of multimedia materials. The price for these materials tends to be high, but these companies do not have as much quality content as is currently available through CBERC.

         With respect to systems integration services, there are numerous companies engaged in this business, some of which are larger than us, and many of which are smaller. The smaller companies have an advantage in that they can get information more rapidly in their local markets and tend to have personal relationships with their local customers.

BUSINESS PARTNERS

         In May, 2002, Tengtu China entered into an agreement with Beijing Stone Lifang Information Technology Co., Ltd., also known as "SINA". SINA is a well-known Chinese network application software provider and internet company. Pursuant to the contract, SINA is to design and develop a CBERC portal and provide such services to the portal as installation, commissioning, inspection testing and training. This SINA-designed portal is to serve as a template that we use for each of the turn-key portals.


         As set forth above, the National Center for Audio/Video Education is also our business partner with respect to CBERC and the sale of the Total Solution.

         In November 2003 Tengtu United entered into a Cooperation Agreement with China Hewlett-Packard to jointly market computer software and hardware products in the Chinese K to 12 education market. The western regions of China, where the Ministry of Education has allocated RMB 10 billion to upgrade distance learning technologies, will be the primary focus of the joint marketing activities. Three solutions will be promoted: the Rural Area Satellite Solution; the Rural Area LAN; and the Urban Area Portal for Local Education Bureau. These products combine China Hewlett-Packard's server and storage devices with Tengtu United's education resources and software. The agreement calls for cooperative advertising and promotion activities, cross training of sales representatives and technical support personnel as well as the creation of a solution demonstration center. By the end of January 2004 Tengtu United had completed an installation of an education portal in Changsha County in Hunan Province, which is the first installation under the Cooperation Agreement.

         On March 31, 2004 Tengtu United entered into a Cooperation Agreement with Microsoft (China) Co., Ltd. under which the Company's Education Resource for Office software will be fully integrated with the Microsoft Office 2003 platform sold to the education market in China. In a press release issued on March 31, 2004 Tengtu United stated that it intended to immediately begin promoting the Education Resource for Office in the Western Rural School Project funded by the central and local governments and introduce it to the overall Chinese K-12 education market by mid-April 2004.


THE CHINESE EDUCATIONAL AND DISTANCE LEARNING MARKET

         The information in this section "The Chinese Educational and Distance Learning Market" is from CERNET, the first nationwide education and research computer network in China, and is available at www.edu.cn. The Chinese government provides funding for the CERNET project and the Chinese Ministry of Education directly manages it. Access to CERNET as a broadband distribution channel is contemplated to be incorporated into CBERC.

         CERNET has a four-layer hierarchy (the nation-wide backbone, regional networks, provincial networks and campus networks). CERNET National Centre is located in Tsinghua University, which is responsible for operation and management of the CERNET backbone nationwide. The ten regional network centers and main nodes are distributed in Tsinghua University, Beijing University, Beijing University of Post and Telecommunication, Shanghai Jiaotong University, Xi'an Jiaotong University, Central China University of Science and Technology, South China Institute of Technology, China University of Electronic Science, Southeast University and Northeast University, which are responsible for operation, management, planning and construction of CERNET regional backbones.

THE CHINESE EDUCATIONAL SYSTEM AND RECENT POLICIES

         While education has always been a driving force in China's culture and society, it has become a much greater priority with the emergence of a market economy. Education is now seen as critical to enable China to compete in the world economy.

         The Chinese central government, through the Ministry of Education, manages education in China at a macro level, providing policy guidance and basic educational requirements that must be taught. To a large degree, the provincial governments are left to implement basic education through development of teaching plans to supplement the required coursework from the central Ministry of Education and the funding of basic education in poorer areas. County level governments have the main responsibilities for implementing basic education on a day to day basis.

         In China, primary and secondary education takes 12 years to complete. Primary education generally lasts 6 years, and junior middle school and senior middle schools 3 years each. Children generally begin primary school at the age of 6. In 1986, China passed the Compulsory Education Law of the People's Republic of China (the "Compulsory Education Law"), which dictates that nine years of compulsory education (grades 1 through 9) is to become mandatory and requires that Provincial and local governments take the necessary steps to ensure that all students receive at least the required 9 years of education. The goal of the Compulsory Education Law, as well as the subsequent Guidelines for the Reform and Development of Education in China, put forth by the Chinese State Education Commission in 1993, was to universalize compulsory education and to eliminate illiteracy among the Chinese people. According to the Bulletin of Statistics on National Educational Development in 1999 issued by the Chinese Ministry of Education, the nine year compulsory education has covered 80% of China's population since its inception.

         In 1999, the Chinese Government ratified an Action Plan for Invigorating Education in the 21st Century, which was formulated by the Chinese Ministry of Education. The plan recognizes the need to make China competitive in the world economy, particularly through technology. The plan lays out a strategy to "Invigorate China through Science, Technology and Education" and states:

              [T]he comprehensive strength and international competitiveness of the nation will increasingly depend on the level of education development and innovation in science and technology and knowledge and educational development will remain a strategic priority.

         The plan emphasizes the use of information technology in education stating:

              The extensive use of modern information technology in education will engender profound changes in the educational sector.

         According to the Xinhuanet news agency, in 2001, the Chinese Government announced that by 2005, information technology will be a compulsory course in all middle schools as well as in the primary schools in cities and other well developed areas. It also announced that before 2010, approximately 90% of all primary and middle schools will gain access to the Internet and broadband net, and that for the remaining 10%, multimedia teaching facilities and other resources will be made available.

         The plan also places a strong emphasis on modern distance education and states:

              Modern distance education is a new type of education that has come into being with the development of modern information technology. It is a major means to build up a lifelong learning system meeting the needs of people living in an era of knowledge economy. The `Modern Distance Education Project' implemented on the basis of existing distance education facilities and making full use of modern information technology can effectively take full advantage of available educational resources. This is inline with the international trend of developing science and technology education. In view of the shortage of educational resources, this is a strategic step to extend access to education for the large population of our country and therefore the development of this important infrastructure must be intensified. The demonstrative network CERNET and the existing satellite video transmission system can serve as our basis of development and it is desirable to raise the transmission speed of the backbone network of CERNET, and make full use of the telecommunication resources of the country to further enlarge the transmission capacity and network size of CERNET. We should strive to link all higher education institutions offering bachelor's degree programs and over 1000 secondary schools with CERNET and make access to network possible at home to 50,000 university faculty members by the year 2000. We should develop an integrated information system based on CERNET for online enrollment of students admitted to [college], computer-aided management of students, record and status, and network service for new graduates seeking employment.

              Satellite-relayed television education programs will continue to function in modern distance education. However, the existing TV education transmission network needs to be reformed by setting up a central station, achieving its high-speed connection with CERNET, and connecting a part of distance education sites to computer networks. It is envisaged by the year 2000 most schools in rural areas will be enabled to receive TV educational programs. Excellent teachers and modern teaching methods should be involved to ensure the quality of TV educational programs in an endeavour to meet the educational needs of remote, insular, mountainous, forestry and pastoral areas.

              The outmoded model of distance education software development, which suffers from unnecessary duplication of efforts, should be discarded. Here the government should exercise its function of macro-level regulation and full advantage should be taken of the educational resources possessed by schools of various types and levels. Competition and the market mechanisms also should have their role in software development. All the above-mentioned measures will contribute to the development of high-quality educational software. The Ministry of Education is in charge of the development of our modern distance education program and is responsible for organizing the formulation and implementation of the national `Plan for Developing Modern Distance Education'. The strategy for developing the `Modern Distance Education Project' is characterized by governmental support at the initial stage and self-financed operation in the long run. The advanced means of information technology should be adopted in light of China's actual conditions to keep upgrading modern distance education.

              To create a favourable condition for the development of modern distance education, it is desirable for the telecommunications companies to give preferential treatment to the operation of the modern distance education network by reducing the rates of fees in accordance with current international practice. Besides, tariff concession should be accorded to imported equipment, including both donated and purchased items, in accordance with applicable legal provisions.

         The plan also calls for an increase in financing for education. It contains a commitment by the Ministry of Education to raise educational appropriations in the budgets of the Provinces and that these increases would be used to cover portions of expenses created by the plan.

HISTORY OF DISTANCE LEARNING IN CHINA

         While Internet based "modern" distance learning is new to China, as it is to most countries, China has utilized distance learning for many years. According to materials available from the CERNET, available at WWW.EDU.CN:

              Chinese educational technology first started with college audio-visual programs in 1920's in the School of Agriculture of Jinling University. In 1922, they used slides and films with oral explanations recorded on phonograph to publicize the scientific methods for cotton-planting. Audio-visual education was developed in various schools at all levels after 1949. Radio and television universities were successively established in Beijing, Shanghai, and Shenyang in 1960. Educational technology was greatly developed after the implementation of reform and open to the outside world policies. The State Council approved to set up the Central Radio and Television University (CRTVU) and the Central Audio-visual Center in China in 1978. After that radio and television universities and audio-visual centers were restored or established in provinces, autonomous regions, and municipalities directly under the Central Government and separate planning cities except Tibet China Educational Television Station was set up in 1986 and provincial educational television stations were established in Liaoning, Jilin, Shanghai, Jiangsu, Fujian, Jiangxi, Ningxia, Xinjiang and other provinces, cities and autonomous regions.

         As at January 1, 2001, China has approximately 44 radio and television universities, 831 municipal radio and television university branches, and 1699 county level branches. In 1987, China began using satellite transmissions in its system of television universities. According to CERNET, by 1997, over 10,000 satellite stations had been established in the Chinese education system.

                          RECENT BUSINESS DEVELOPMENTS

RESTRUCTURING

         On September 15, 2003, Tengtu International Corp. entered into an agreement with Tengtu China, Beijing Jiade Tengtu Technology Group Co., Ltd., Fan Qi Zhang and Beijing Oriental Tai He Technology Development Co., Ltd. ("collectively the "Tengtu China Group"), pursuant to a July 1, 2003 Terms Memorandum for a restructuring pursuant to which Tengtu International Corp. is to acquire 100% of Tengtu United and all of the profits generated by its business in China while the Tengtu Group continues to operate that business (the "Restructuring Agreement"). The Restructuring Agreement was approved by our stockholders at our annual meeting of stockholders on January 20, 2004 and the agreement was consummated on April 1, 2004.

         Specifically, in exchange for 30,000,000 shares of Tengtu International Corp. common stock, the Restructuring Agreement provides for the following:

         - an Equity Interest Transfer Agreement pursuant to which the 43% of Tengtu United owned by Tengtu China was transferred to Tengtu International Corp.;

         - an Assignment of Intangible Assets Agreement pursuant to which Tengtu China assigned the rights to trademark the "Tengtu" name in China and the copyrighted software used in Tengtu United's business as well as any other software developed, or underdevelopment by Tengtu China which are not yet copyrighted;

         - Proxies delivered to Tengtu International Corp. giving it voting control over the following:

         - 70% of the equity interests in the Hua Xia Bo Xiu Education Software Co., Ltd. (CBERC), held by Beijing Jiade Tengtu Technology Group Co. Ltd.;

         - 100% of the equity interests in Tengtu China held by Beijing Jiade Tengtu Technology Group Co. Ltd. and Beijing Oriental Tai He Technology Development Co., Ltd.;

         - 70% of the equity interests in Beijing Tengtu Electronmic Publishing Co., Ltd. ("Tengtu Electronic Publishing House") held by Beijing Jiade Tengtu Technology Group Co. Ltd. and Beijing Oriental Tai He Technology Development Co., Ltd. (10% of Tengtu Electronic Publishing House is owned by Tengtu China for which Tengtu International Corp. is to obtain a proxy over 100% of its equity interests bringing its control to 80% of the company);

         - 100% of the equity interests in Beijing Tengtu TianDi Network Co., Ltd. owned by Beijing Jiade Tengtu Technology Group Co. Ltd. and Beijing Oriental Tai He Technology Development Co., Ltd.;

         - 100% of the rights Tengtu Training Center has to recommend School Committee members held by Beijing Jiade Tengtu Technology Group Co. Ltd.

                  Each proxy has a term concurrent with the term of the company to which it relates and provides for a renewal of the proxy upon expiration. In the event that a proxy is revoked, at any time, Tengtu International Corp. shall have the right to immediately cancel any of the shares of its common stock conveyed as consideration in the restructuring.

         - a Restructuring Framework Agreement and Service Agreements. The Restructuring Framework Agreement requires the delivery of the Equity Interest Transfer Agreement, Assignment of Intangible Assets and Proxies. It also requires that the following companies enter into Long Term Business Cooperation Contracts with Tengtu United: CBERC Tengtu China, Beijing Tengtu TianDi Network Co., Ltd., Tengtu Electronic Publishing House and Tengtu Training Center. Pursuant to these contracts, each entity will conduct Tengtu United's business in China and remit the net profits to Tengtu United in exchange for licensing arrangements and services to be provided by Tengtu United.

         In connection with the closing of the Restructuring Agreement Tengtu International Corp. received from Beijing Tianyuan Law Firm, its PRC counsel, a legal opinion that the Restructuring Agreement and the documents entered into in connection with such agreement do not violate Chinese laws and regulations and are legal and valid.

NEW CONTRACTS AND OPPORTUNITIES

         The Basic Bureau of the Ministry of Education released a statement on June 23, 2003 regarding the New Compulsory Education and Standard Classroom Material in the Primary and Middle Schools across China and attached a catalog of authorized products entitled "Introduction to the New Standard Classroom Materials" which includes 119 Tengtu titles of the total 185 titles. The Basic Bureau of the Ministry of Education is the highest-level authority overseeing the Ministry's curriculum reform and standards for the modernization of China's K-12 education system.

         The statement required that a nationwide training program be set up for the teachers in primary and middle schools that will be using the new compulsory education materials. Because it is hard to congregate teachers for large-scale training sessions, the Ministry selected some experienced education experts and teachers and prepared teacher training CDs, including those published by Tengtu Electronic Publishing House, for the new compulsory education materials and standard classroom materials. The CDs include the reports from the senior officials of the Ministry, the special seminars of those expert teachers, and standard study and usage suggestions for each subject.

         We will receive a substantial portion of the net profits generated by sales of the CD's published by Tengtu Electronic Publishing House. In addition, we believe that these sales are likely to provide us with entry into additional schools and school districts to market and sell other products and services.

         During the quarter ended June 30, 2003, Tengtu China signed contracts for approximately RMB 20 million under the Agricultural Bank credit facility to provide products and services to the school system of Chi Feng City, Inner Mongolia. In addition, through a public tendering process, Tengtu China won contracts for systems integration services for 140 schools in the Dongshan and Liwan Districts of Guangzhou Province. Tengtu China's portal platform was also adopted by Baoji City, in the province of Shaanxi, and the Baoji City Education Resource Center has been established to serve as a model for the 12 districts and counties under the Baoji Education Bureau which will use the platform. We believe that the average revenue to be earned from the construction and installation of each turn-key portal will be 600,000 RMB or 7.2 million RMB for the 12 portals in total.

         During the quarter ended September 30, 2003, through a public tendering process, the An Hui Province Education Commission awarded Tengtu China a contract for the province's Education Training Resource Center which will result in the use of the product throughout the entire school system in the province. There are 27,000 schools and 10 million students in the province.

         In November 2003 Tengtu United entered into a Cooperation Agreement with China Hewlett Packard to jointly market computer software and hardware products in the Chinese K to 12 education market. See "BUSINESS PARTNERS" above.

         On March 31, 2004 Tengtu United entered into a Cooperation Agreement with Microsoft (China) Co., Ltd. under which the Company's Education Resource for Office software will be fully integrated with the Microsoft Office 2003 platform sold to the education market in China. See "BUSINESS PARTNERS" above.




                             DESCRIPTION OF PROPERTY

           We do not own any significant physical properties. We have a lease for office space in Toronto, Canada with annual rental payments of CDN $41,667 per year or approximately U.S. $30,340. We also pay monthly rent of approximately U.S. $12,000 per month for office space in China to support our operations in China.

                                LEGAL PROCEEDINGS

         In January, 2002, Hecht & Associates, P.C., our former counsel, served us with a summons and verified complaint which it filed as plaintiff in the United States District Court for the Southern District of New York. We are the defendant in the action. The verified complaint alleges that we did not pay Hecht & Associates, P.C. for certain legal services provided to us and seeks a judgment in the amount of $133,334.12, plus interest at the rate of 1.25%, the costs of the action and such other relief as the court deems proper. We believe that we have meritorious defenses to the claims in the verified complaint and have moved to dismiss the complaint in its entirety. That motion is currently pending before the court.

         In January, 2002, Charles J. Hecht, a principal of Hecht & Associates, P.C., served us with a verified complaint which he filed as plaintiff in the Supreme Court of the State of New York, County of New York. We are the defendant in the action. The verified complaint alleges that Mr. Hecht submitted a check in the amount of the exercise price of certain stock options granted to Hecht & Associates, P.C. but that we did not deliver the stock. Plaintiff seeks a mandatory injunction requiring delivery to plaintiff of 114,166 shares of our common stock. Plaintiff further seeks (1) damages in the sum of $51,941.34, (2) additional damages for diminution in the value of the common stock from the time it should have been delivered and (3) punitive damages. We believe we have meritorious defenses to the claims in the verified complaint and have moved to dismiss the complaint in its entirety. That motion is currently pending before the court.

          On August 30, 2002, VIP Tone, Inc. served us with a summons and complaint it filed as plaintiff in the Superior Court for the State of California for the County of Alameda. VIP Tone, Inc. is a company with which we had an agreement to provide services relating to the development of CBERC. We are the defendant in the action.

         The complaint alleges that VIP entered into an agreement with us on November 16, 2001 and that we attempted to terminate the agreement on January 23, 2002. The complaint further alleges that the termination was ineffective and therefore, continuing payments are due to it.

         VIP has alleged causes of action for breach of contract, fraudulent misrepresentation, fraud/promise without intent to perform, breach of implied covenant of good faith and fair dealing, promissory estoppel and quantum meruit. VIP seeks damages, in an amount to be proved at trial, which it alleges exceed $1,784,700, plus punitive damages and attorney's fees.

         We believe that we have meritorious defenses to the claims and have filed an answer denying the allegations of the complaint, along with counterclaims for breach of contract and fraud.

         On or about September 25, 2002 Pak Kwan Cheung and Comadex Industries, Ltd. commenced an arbitration against us at the American Arbitration Association pursuant to a Consultant Agreement by an among Cheung, Comadex and us dated as of October 15, 1999. The Statement of Claim filed in the arbitration alleges that Cheung and Comadex performed their obligations under the Consultant Agreement that Cheung was terminated without cause and that Cheung and Comadex are entitled to the benefits and entitlements under the Consultant Agreement.

         The Statement of Claim seeks the following relief: (1) a declaration that Comadex is the beneficial owner of 3,000,000 shares it already holds which were issued to it in March, 2000; (2) an order for the payment of base compensation of $620,000; (3) an order directing that we issue Comadex an option to purchase 1,000,000 shares of common stock at $.60 per share; (4) an order directing the payment of incentive compensation equal to 1% of all capital raised in excess of $3,000,000 by Cheung which is claimed by Cheung and Comadex to be $155,646.58; (5) an order for the payment of incentive compensation equal to 1% of our pre-tax net profits; (6) a declaration that Cheung and/or Comadex is entitled to issuance by us of 300,000 options which have already been granted to him; (7) an order for payment of Cheung's and Comadex's costs and expenses, including attorney's fees; (8) pre-judgment and post-judgment interest; and (9) any additional relief to which Cheung and Comadex may be entitled pursuant to the Consultant Agreement or at law.

         We believe that we have meritorious defenses to the claims and are vigorously contesting the action.

         In March, 2003, B.D. Clark & Associates, Ltd. served us with a statement of claim which was issued in the Ontario Superior Court of Justice. The plaintiff in the action is B.D. Clark & Associates, Ltd. and we are the defendant. The statement of claim alleges that plaintiff did not receive certain payments due to it under two contracts beginning March 21, 1997 and ending June, 2001 which obligated plaintiff to provide consulting services to us. Plaintiff seeks the following relief: (1) declarations that we have breached our obligations under both contracts; (2) approximately $9,028,998 in damages for breach of both contracts; (3) pre- and post-judgment interest; (4) costs of the action; and (5) other relief as the Court deems appropriate.

         We believe that we have meritorious defenses to the statement of claim and intend to vigorously defend the action.

         In 2003 three judgments were awarded against Tengtu Electronic Publishing House, an affiliate of Tengtu China, in favor of three record companies for copyright infringement. The amounts of such judgments were RMB 269,430 (approximately $32,000) in the aggregate. A judgment in the amount of RMB 390,250 (approximately $47,000) was also awarded against Tengtu Electronic Publishing House for non-payment of bills from a supplier of compact disks. Tengtu Electronic Publishing House is a defendant in certain other pending lawsuits relating to copyright infringement and non-payment to trade creditor. Neither Tengtu United nor Tengtu International Corp. is liable for the obligations of Tengtu Electronic Publishing House.

          In September, 2003, the China Everbright Bank obtained a judgment of RMB 3,750,000 (approximately $453,000) against Beijing Jiade Tengtu Technology Group Co. Ltd. on a claim unrelated to our business. We have no direct or indirect ownership interest in Jiade, however, our Chinese counsel has advised us that there is a possibility that China Everbright Bank could seek to satisfy the judgment by attaching monies coming in from the Agricultural Bank credit facility through Jiade. We are taking steps to move the credit facility to Tengtu China or Tengtu United as part of the Restructuring.

         Except as set forth above, neither we nor our subsidiaries are currently a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority may be contemplating against us.


                      MARKET PRICE OF AND DIVIDENDS ON OUR
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The principal market where our common stock is traded is the NASDAQ over-the-counter Bulletin Board. The high and low bid prices of our common stock for each quarter within the period July 1, 2001 through March 31, 2004 were:



DATE                                    HIGH/ASK       LOW/BID         VOLUME

Qtr. ended 09/28/2001...............      1.88           0.77         6,306,800
Qtr. ended 12/31/2001...............      1.55           0.77         3,871,800
Qtr. ended 03/29/2002...............      1.24           0.53         5,945,900
Qtr. ended 06/28/2002...............      0.74           0.41         4,363,800
Qtr. ended 09/30/2002...............      0.51           0.28         2,791,500
Qtr. ended 12/31/2002...............      0.60           0.35         3,907,000
Qtr. ended 03/31/03.................      0.73           0.35         4,844,000
Qtr. ended 06/30/03.................      0.70           0.49         3,802,500
Qtr. ended 09/30/03 ................      0.74           0.46         5,556,500
Qtr. ended 12/31/03 ................      1.68           0.48        14,861,817
Qtr. ended 03/31/04 ................      2.01           0.96        20,243,437

--------------------------------------------------------------------------------


         The high and low bid prices for our common stock on April 5, 2004 were:
$1.68 and $1.43.

         The above over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. We obtained these high and low bid quotation and volume information from Yahoo Finance.

         Because the trading price of our common stock is less than $5.00 per share, trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. Our common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the market.

         We have one class of common equity held by approximately 2,700 holders, including individual clients of certain institutions who hold the common stock in street name. As of April 5, 2004 there were 433 holders of record of our common stock. No dividends have been declared during the last two fiscal years or the subsequent interim period.

         There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table contains information regarding securities authorized and available for issuance under our equity compensation plans for employees, Officers, Directors and consultants. We issued each of the options listed under our 1997 or 1999 Stock Option Incentive Plans, or pursuant to an individual agreement. Our 1997 and 1999 Stock Option Plans have expired and therefore, no further option issuances will be made from those plans. We have no current stock option incentive plan.


              EQUITY COMPENSATION PLAN INFORMATION


             Plan category                 Number of securities        Weighted average        Number of securities
                                             to be issued upon        exercise price of      remaining available for
                                                exercise of          outstanding options,        future issuance
                                           outstanding options,      warrants and rights
                                            warrants and rights

Equity compensation plans approved by            1,760,000                   $0.218                      0
security holders (1)

Equity compensation plans not approved             890,582                   $1.695                      0
by security holders (2)

Total                                            2,650,582                   $1.65                       0

(1) Represents options to purchase our common stock issued under our 1997 and 1999 Stock Option Incentive Plans.

(2) Represents Warrants granted to former investor relations firms.


                              FINANCIAL STATEMENTS

         The following financial statements may be found at pages F-1 through F-30.



Index to Financial Statements............................. .... .............F-1

Independent Auditor's Report.................................................F-2

Audited Consolidated Financial Statements for the fiscal years ended
        June 30, 2003, 2002 and 2001.........................................F-3

Unaudited Consolidated Financial Statements for the six-month period ended December 31, 2003.............................................F-23

                             SELECTED FINANCIAL DATA

         The following table presents summary financial data for us as at December 31, 2003 and for the five previous fiscal years ended June 30, 2003. We derived the summary financial data set forth below with respect to our statements of operations for the three fiscal years ended June 30, 2003 and our balance sheets as at June 30, 2003 and 2002, from our consolidated financial statements that are included elsewhere in this prospectus. The summary financial data set forth below with respect to our statements of operations for each of the two fiscal years ended June 30, 2000 and the balance sheet data as at June 30, 2001, 2000 and 1999, was derived from our consolidated financial statements which are not included in this prospectus. The following summary financial data should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                     FOR SIX MONTHS ENDED                          FOR THE FISCAL YEAR ENDED JUNE 30,


                          31-DEC-03            2003            2002             2001            2000            1999
                          (unaudited)
Total Sales               $4,194,973        $5,343,783      $14,255,417      $5,566,039        $358,026        $624,121
Income (loss) from        $ (189,362)      $(1,862,412)     $ 1,578,108       $(293,169)    $(4,701,285)    $(1,866,399)
Continuing Operations
Income (loss) from        $    (.003)           $(.033)          $0.032         $(0.012)        $(0.225)             (0)
Continuing Operations
per Common Share
Total Assets             %25,766,592(1)    $23,827,260(2)   $27,734,300(2)   $8,833,335(2)   $2,407,842(2)   $1,911,912
Total Liabilities         $3,224,920(1)    $ 4,066,520(2)   $10,829,337(2)   $5,039,508(2)   $5,488,865(2)   $3,776,010
Dividends  Declared  per           0                 0                0               0               0               0
Common Share

(1) As  at
December 31, 2003.
(2) As at
June 30, 2003.




                       SUPPLEMENTARY FINANCIAL INFORMATION


                                         31-Dec-03        30-Sep-03        30-Jun-03
Revenues                                $2,286,516       $1,908,456       $1,945,640
Gross Profit                              $745,467       $1,088,766         $792,146
    Gross Profit Margin
  Operating Income (Loss)                ($163,961)        $128,492          $57,822
     Net Income (Loss)                   ($180,474)         ($8,887)         $30,426
     Earnings Per Share                     (0.002)           0.000            0.001
     Basic                                  (0.002)           0.000            0.001
     Diluted                                (0.002)           0.000            0.001


                           31-Mar-03     31-Dec-02        30-Sep-02        30-Jun-02      31-Mar-02      31-Dec-01
Revenues                  $1,913,585      $534,187         $638,646       $3,959,491     $2,993,603     $4,061,008
Gross Profit              $1,116,395      $321,319         $462,902       $2,605,005     $2,196,126     $2,379,319
Gross Profit Margin               58%           60%              72%              66%            72%            59%
  Operating Income         ($210,280)    ($753,992)     ($1,104,090)      $1,365,729       $379,632       $147,465
       (Loss)
 Net Income (Loss)           $62,223     ($714,875)     ($1,125,648)        $670,679        $50,554        ($7,237)
 Earnings Per Share
 Basic                        $0.001       ($0.014)         ($0.022)           $0.01          $0.00          $0.00
 Diluted                      $0.001       ($0.014)         ($0.022)           $0.01          $0.00          $0.00




                           30-Sep-01     30-Jun-01        31-Mar-01        31-Dec-00      30-Sep-00
Revenues                  $3,241,315    $2,612,335       $1,450,879         $359,379     $1,143,446
Gross Profit              $2,059,682    $1,437,678         $818,748          $46,291       $107,479
Gross Profit Margin               64%           55%              56%              13%             9%
  Operating Income          $576,982      $887,078        ($143,496)     ($1,496,927)     ($542,262)
       (Loss)
 Net Income (Loss)          $864,112    $2,110,188        ($238,776)     ($1,566,746)     ($597,835)
 Earnings Per Share
 Basic                         $0.02         $0.08*          ($0.01)          ($0.07)        ($0.03)
 Diluted                       $0.02         $0.08*          ($0.01)          ($0.07)        ($0.03)

* earnings per share is based on weighted average number of common shares outstanding. However, the number of common shares outstanding changed significantly during the fourth quarter of 2001. Earnings per share for the quarter ended June 30, 2001, based on the 45,089,673 shares outstanding at June
30, 2001, is $0.05 per share.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ WITH "SELECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

LIQUIDITY AND CAPITAL RESOURCES FOR THE SIX MONTHS ENDED DECEMBER 31, 2003 AND 2002

SIX MONTHS ENDED DECEMBER 31, 2003

         For the six months ended December 31, 2003, net cash used by operating activities totalled $1,684,465. The net loss for the six months was $189,362. Other cash changes by operating activities include non-cash changes for depreciation of $27,435, impaired assets write off $9,701, equity changes on investment of $617,885, and non-cash interest expense of $152,013 related to the convertible debenture.

         Cash decreased as a result of the increase of $2,051,049 in due from Tengtu China which represents 57% of the profit earned by Tengtu United for the six months ended December 31, 2003 and a $604,000 refund from Shandong LBERC. The Company used cash received from a private placement to pay down $430,267 of its accounts payable. Cash reduced by the decrease in accrued expenses of $430 and other liabilities of $6,221. The decrease in prepaid expenses of $44,474, $75,280 of other receivable, and increase of deferred income tax payable of $85,478 resulted in a favourable change to operating cash flow.

         We did not make any investments during the six months ended December 31, 2003.

         Net cash flow from financing activities was $2,325,699. It includes the Orion short term loan of $603,825, a principal payment of $300,000 for Top Eagle convertible debenture, and $2,021,874 of cash received from a private placement of units of common stock and common stock purchase warrants and the exercise of stock warrants.

         Cash on hand is not sufficient to meet our capital investment plans and operating requirements for the next 12 months. We are planning to raise additional funds to meet the cash requirements for the CBERC project and the needs of our operations. There can be no assurance that such financing will be available, or if available, that it will be on acceptable terms.

SIX MONTHS ENDED DECEMBER 31, 2002

         For the six months ended December 31, 2002, net cash used by operating activities was $1,874,310. The net loss for the six months, $1,840,520, includes non-cash charges for depreciation and amortization of $72,477, equity loss on investment of $16,478, non-cash compensation expenses associated with the issuance of common shares for services of $50,835, non-cash interest expense of $46,301 related to convertible debenture, and an impaired assets write-off of $2,662.

         Cash was further decreased by the increase of $121,962 in due from Tengtu China for working capital advances and net profits from operations. The decrease in prepaid expenses resulted in a favourable change of $27,298 to operating cash flow. In addition, a small increase of $13,002 in other receivables was primarily due to the increase of a tax refund.

         The Company used the cash raised in private placements, primarily in the second quarter of fiscal 2003, to reduce its outstanding accounts payables. For the six months ended December 31, 2002, the accounts payable decreased $142,049. An increase of $44,617 in accrued expenses was primarily due to accrued legal expenses. Cash was further reduced by the decrease of due to related party consultants of $6,430, and other liabilities of $11,015.

         The Company did not make any investments for the six months ended December 31, 2002.

         Net cash flow from financing activities was $1,089,874. It includes the Orion short term loan of $723,304, $1,749,200 for payment of principal and interest on another loan, and $2,115,770 of cash received from a private placement of common shares.


CONTRACTUAL OBLIGATIONS

         The Company's contractual obligations at December 31, 2003 include a $1,200,000 convertible debenture held by Top Eagle Holdings, Ltd. due December 15, 2004.

         We are also committed to fund CBERC as follows: RMB 30 million (approximately $3,624,000) within twelve months after the establishment of CBERC and RMB 20 million (approximately $2,416,000) within eighteen months after the establishment of CBERC. CBERC was established in January 2003. In January 2004, a new agreement was reached between Tengtu United and CBERC, pursuant to which the payment due in January, 2004 was extended by six months.

         In January, 2004, our joint venture partner, Tengtu China, defaulted on the repayment of a loan with a principal balance of approximately RMB 17 million (approximately $2,054,000) with the Hua Xia Bank of China, Chaoyang Branch. The bank agreed to extend the term for repayment of the loan for six months in exchange for a payment of RMB 1 million (approximately $121,000) which was loaned to Tengtu China by the Company, and a guarantee of the loan from Tengtu United. Tengtu United provided the necessary guarantee. The loan guarantee was made for the following reasons: the monies borrowed by Tengtu China had been used for Tengtu United operations, Tengtu China's operations consist solely of acting as agent in conducting Tengtu United's operations and a lawsuit by the bank might result in Tengtu China's accounts being frozen up to the amount of the loan, thereby impairing Tengtu China's ability to effectively act as Tengtu United's agent.

         We are planning to raise additional funds to meet the cash requirements for CBERC project and the needs of our operations for the next 12 months. There can be no assurance that such financing will be available, or if available, that it will be on acceptable terms.




OPERATING RESULTS FOR THE SIX MONTHS ENDED DECEMBER 31, 2003 AND 2002

Revenues and Gross Margin

         During the quarter ended December 31, 2003, we continued the restructuring of our marketing strategy and product mix in China engaging the marketplace on a district-by-district basis. Tengtu United sales for the six months ended December 31, 2003 and 2002 were $4,194,973 and $1,172,833 respectively. Please refer to the chart below for more information about revenues and gross margin for the six months ended December 31, 2003.

                                 ----------------------     --------------------
                                    December 31, 2003        December 31, 2002
                                 ----------------------     --------------------
        Product                  Revenues           GM%      Revenues      GM%
--------------------------------------------------------------------------------
Software products              $2,131,386           66%   $  107,300        41%

Satellite Equipment            $1,306,181           28%   $  634,555        26%

Systems Integration Services   $  757,104            8%   $     --

Other Products and Services    $      302                 $  430,978        51%

Total:                         $4,194,973           44%   $1,172,833        36%

GM % means the gross margin percentage in the table above.


General and Administrative Expenses
---------------------------------------------------

                      December 31, 2003                    December 31, 2002
                 ---------------------------          --------------------------
                            $957,482                        $1,179,024

         For the six months ended December 31, 2003, general and administrative expenses were $957,482. The general and administrative expenses incurred by Tengtu United amounted to $568,688. The major components of the remaining balance were legal and professional fees of $276,000, public relations related costs of $42,000, and $26,000 of expenses incurred by TIC Beijing. The expenses were reduced by $221,542 compared to the same period of last year. The decrease was primarily due to a reduction in legal fees of $111,000, accounting fees of $23,000, and TIC costs saving of $87,000.

Related Party Consultants
-----------------------------------

                      December 31, 2003                  December 31, 2002
                 ---------------------------        ---------------------------
                            $188,549                        $203,271

         Related party consultants' expense relates to staff that manages technical developments and financing activities in North America and China.

Collection Provision
---------------------------

                       December 31, 2003                December 31, 2002
                 ---------------------------        ---------------------------
                           $160,323                         $22,001

           The collection provision represents an estimate of potential uncollectible accounts associated with sales by Tengtu United. The lower amount in 2002 was primarily due to the lower sales. This provision is included in due from related party.

Selling Expense
----------------------

                       December 31, 2003               December 31, 2002
                 ---------------------------        ---------------------------
                            $535,914                       $808,267


         The majority of selling expenses relate to staff salary and travel expenses in the marketing department in Tengtu China. The expense was $260,575 lower than the same period of last year. The cost saving is due to the closing of several branch offices of Tengtu China.

Interest Income
---------------------

                      December 31, 2003                  December 31, 2002
                 ---------------------------        ---------------------------
                          $     484                          $125,909

         Interest income decreased by $125,425 compared with same period last year due to the termination of a loan agreement with Ming Shen Bank of China ("Ming Shen"). The loan was for approximately $3,745,000 and was collateralized by a $4 million restricted U.S. dollar denominated deposit that earned interest at 6.15% annually. We used the deposit to repay the loan.

Interest Expense
-----------------------

                       December 31, 2003                 December 31, 2002
                   ---------------------------         ------------------------
                           $196,511                         $267,304

         For the six months ended December 31, 2003, interest expense principally was the interest on the convertible debenture held by Top Eagle Holdings, Ltd. net of a reversal of approximately $15,500 for over-accrual of interest expense for a short-term loan. The interest expense for the six months ended December 31, 2002 consisted of interest on the Top Eagle debenture, a loan from Quest Ventures, Ltd. and the Ming Shen Bank loan in China.

         The decrease in interest expense for the six months ended December 31, 2003 is due to the repayment of the Ming Shen and Quest Ventures loans in the year ended June 30, 2003.

Other Income
------------------

                       December 31, 2003                    December 31, 2002
                   ---------------------------         -------------------------
                           $594,815                          $175,434

         Other income is principally the credits for value added tax paid in China for Tengtu United's sales. The Chinese government has tax incentive policies for high technology enterprises. Tengtu is entitled to the credit of value added tax and the company applies for the tax credit from the Chinese government on a monthly basis. The lower amount in 2002 was primarily due to the lower sales.

Income tax expense
---------------------------

                        December 31, 2003                   December 31, 2002
                    --------------------------          ------------------------
                              $85,478                                 0

         Tengtu United has an income tax "holiday" for its first profitable and four subsequent years as computed on a Chinese Tax basis, which is a hybridized cash basis of accounting. This holiday reduces income taxes by 100% for years one and two, and by 50% for years three through five. We accrued $85,478 of deferred tax payable for the six months ended December 31, 2003, because Tengtu United generated $1,139,706 of net income before income tax and minority interest and it is in its third profitable tax year.

Minority interest
----------------------

                         December 31, 2003                 December 31, 2002
                   ---------------------------         -------------------------
                             $453,318                              0

         Minority interest represents Tengtu China's 43% interest in the operating profits of the joint venture company, Tengtu United.

OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002

Revenues and Gross Margin

         Tengtu United sales for the three months ended December 31, 2003 and 2002 were $2,286,516, and $534,186 respectively. Please refer to the chart below for more information about revenues and gross margin for the quarter.

                               ---------------------     -----------------------
                                  December 31, 2003          December 31, 2002
                               ---------------------     -----------------------
                Product          Revenues      GM%       Revenues      GM%
--------------------------------------------------------------------------------
Software products              $  646,442       72%   $   94,317        40%

Satellite Equipment            $  882,969       25%   $   58,947        26%

Systems Integration Services   $  757,104        8%   $     --

Other Products and Services    $    --                $  380,922        49%

Total:                         $2,286,515       33%   $  534,186        41%


GM % means the gross margin percentage in the table above.

General and Administrative Expenses
------------------------------------

                      December 31, 2003                  December 31, 2002
                 ---------------------------         --------------------------
                           $482,207                         $432,877

         For the three months ended December 31, 2003, general and administrative expenses were $482,207. The general and administrative expenses incurred by Tengtu United amounted to $345,867. The major components of the remaining balance were legal and professional fees of $136,000. The expenses increased by $50,000 compared to the same period of last year. The increase was mainly due to the one-time restructure related travel expenses.


Related Party Consultants
-----------------------------------

                        December 31, 2003               December 31, 2002
                  ---------------------------       ----------------------------
                             $104,228                      $100,993

         Related party consultants' expense relates to staff that manages technical developments and financing activities in North America and China. Tengtu United hired two more executives during the quarter ended December 31, 2003.

Collection Provision
---------------------------

                      December 31, 2003                  December 31, 2002
                 ---------------------------         ---------------------------
                            $89,839                            $3,898

         The expense represents an estimate of potential uncollectible accounts associated with sales by Tengtu United. The lower amount in 2002 was primarily due to the lower sales. This provision is included in due from related party.

Selling Expense
----------------------

                      December 31, 2003                December 31, 2002
                 ---------------------------        ---------------------------
                           $213,015                         $410,396

         The majority of selling expenses relates to staff salary and travel expenses in the marketing department in Tengtu China. The expense was $185,905 lower than the same period of last year. The cost saving is due to the closing of several branch offices in Tengtu United.


Interest Income
---------------

                        December 31, 2003                 December 31, 2002
                 ---------------------------        ---------------------------
                           $     113                            $62,964

         Interest income decreased by $62,851 compared with the same period last year due to the termination of a loan agreement with Ming Shen Bank of China ("Ming Shen"). The loan was for approximately $3,745,000 and was collateralized by a $4 million restricted U.S. dollar denominated deposit that earned interest at 6.15% annually. We used the deposit to repay the loan.


Interest Expense
-----------------------

                        December 31, 2003                  December 31, 2002
                   ---------------------------         ------------------------
                             $160,780                        $122,731

         For the three months ended December 31, 2003, interest expense principally consisted of the interest on the debenture held by Top Eagle Holdings, Ltd. of $152,807. The interest expense for the three months ended December 31, 2002 consisted of interest on the Top Eagle debenture, a loan from Quest Ventures, Ltd. and the Ming Shen Bank loan in China.

Other Income
------------------

                          December 31, 2003                December 31, 2002
                    ---------------------------        -------------------------
                               $321,055                      $96,517

         Other income is principally the credits for value added tax paid in China for Tengtu United's sales. Chinese government has a tax incentive policy for high technology enterprises. Tengtu United is entitled to the credit for value added tax and the company applies for the tax credit on a monthly basis from Chinese government. The lower amount in 2002 was primarily due to the lower sales.


Income tax expense
---------------------------

                         December 31, 2003                  December 31, 2002
                   ---------------------------         -------------------------
                                $29,509                         0

         We accrued $29,509 of deferred tax payable for the quarter ended December 31, 2003, because Tengtu United generated $393,459 of net income before income tax and minority interest and it is in its third profitable tax year.


Minority interest
---------------------

                         December 31, 2003                 December 31, 2002
                   ---------------------------         -------------------------
                             $156,498                           0

         Minority interest represents Tengtu China's 43% interest in the operating profits of the joint venture company, Tengtu United.


LIQUIDITY AND CAPITAL RESOURCES FOR THE FISCAL YEARS ENDED
JUNE 30, 2003, 2002  AND 2001

FISCAL YEAR ENDED JUNE 30, 2003

CHANGES IN CASH FLOW

     For the fiscal year ended June 30, 2003, net cash used by operating activities totaled $3,038,009. The net loss for the year, $(1,862,412), includes non-cash charges for depreciation and amortization of $139,772, equity loss on investment of $76,807, non-cash compensation expenses associated with the issuance of common shares for services of $50,835, and non-cash interest expense of $93,820 related to a convertible debenture held by Top Eagle Holdings, Ltd.

     Cash was further decreased by the increase of $1,014,450 in due from Tengtu China, which represents 57% of Tengtu International Corp.'s share of Tengtu United's earnings for the fiscal year ended June 30, 2003. An increase of $131,814 in other receivables further decreased cash. A decrease in prepaid expenses resulted in a favorable change of $205,689 to operating cash flow.

     We used net cash raised in private placements to reduce our outstanding accounts payable and accrued expenses. For the year ended June 30, 2003, accounts payable and accrued expenses have been decreased by $639,265.

     We did not make any investments during the fiscal year ended June 30, 2003.

     On July 5, 2002, we paid $249,200 to Quest Ventures, Ltd. to reduce the outstanding principal of a loan made on June 6, 2002, to $1,500,000. Subsequently, this balance of $1,500,000 was paid in full to Quest on November 30, 2002.

     The net cash flow from financing activities was $3,394,238. The primary source of these funds was private placements to purchase units consisting of two Special Warrants per unit, and Common Shares, at a price of $1.00 per Unit or $0.50 per Common Share.

     In June 2003, Min Sheng Bank of China terminated a loan agreement that included to a $4 million restricted U.S. dollar denominated deposit used to secure the RMB31 million (U.S.$3,744,800) long-term loan. The loan was repaid with the $4 million.

CONTRACTUAL OBLIGATIONS

The following summarizes our contractual obligations at June 30, 2003:

CONTRACTUAL OBLIGATION                TOTAL                                 PAYMENTS DUE BY PERIOD
                                                  LESS THAN 1 YEAR    1 - 3 YEARS  4 - 5 YEARS AFTER 5 YEARS
Short-term loans..............   $1,454,404(1)     $1,454,404(1)
Total Contractual Obligations.   $1,454,404(1)     $1,454,404(1)

------------------------------------------------------------------------------------------------------------

Notes:

(1) The short-term loan is the $1,500,000 convertible debenture issued to Top Eagle Holdings, Ltd. The loan is due December 15, 2003.

         In addition to the foregoing, we are committed to fund CBERC as follows: RMB 30 million (approximately $3,624,000) within twelve months after the establishment of CBERC and RMB 20 million (approximately $2,416,000) within eighteen months after the establishment of CBERC. CBERC was established on January 13, 2003. While, as set forth above, we have shifted our focus from the Provincial LBERCs, we are also committed to fund approximately RMB 110 million for them. We are planning to raise additional funds to meet the cash requirements for CBERC project and the needs of our operations for the next 12 months. There can be no assurance that such financing will be available, or if available, that it will be on acceptable terms.

FISCAL YEAR ENDED JUNE 30, 2002

CHANGES IN CASH FLOW

         For the fiscal year ended June 30, 2002, net cash used by operating activities totaled $3,435,798. The net income for the year, $1,578,108, includes non-cash gains on loan forgiveness of $236,559, plus non-cash charges for depreciation and amortization of $357,512, non-cash compensation expenses associated with the issuance of common shares for services and fees of $518,615, non-cash interest expense of $86,555 related to convertible debentures, and impaired assets write-off of $246,732, resulting in a net cash increase of $2,550,963.

         This increase in cash was offset by the increase of $6,155,603 in due from Tengtu China for the installation of Total Solution Platforms and the sales of other Tengtu products. The increase in prepaid expense related to advances to a third party for software products, which negatively impacted operating cash flow by $516,876. The decreases in accounts receivable, inventories, notes receivables, and other receivables resulted in a favorable change of $152,846 to operating cash flow.

         In order to conserve working capital, we continued to defer part of our consulting fees and management compensation which contributed to the increase of due to related party consultants of $387,496. The increase of $133,209 in accounts payable and $28,822 in accrued expenses are related to normal operating activities.

         The net change from investing activities was a decrease of $13,094,349 in cash. We advanced $9,059,902 (RMB 74,999,185) to Tengtu China, of which $1,208,000 (RMB 10,000,000) was invested in the Shandong LBERC and $724,800 (RMB 6,000,000) was invested in the Shaanxi LBERC as a long term investment, $2,536,800 (RMB 21,000,000) was invested to CBERC as a long term investment, and the balance was used to provide the working capital for Operation Morning Sun and other provincial LBERC projects. We also deposited $4,000,000 with Min Sheng Bank as collateral for a long-term loan with that bank (see "Financial Statements - Note 6"). The net cash flow generated from financing activities totaled $16,425,160. On June 6, 2002, we closed a $4,000,000 loan with Quest Ventures, Ltd. Pursuant to the terms of the loan agreement, we issued a $4,000,000 promissory note to Quest due November 30, 2002 with an interest rate of 12%. The note was secured by a general security agreement, pursuant to which we gave Quest a security interest in all of our assets. The note was also secured by 10,015,812 shares of our common stock pledged by Orion Capital Incorporated, a guarantee from Orion limited to the pledged stock and a personal guarantee from William O.S. Ballard as to $2,500,000. The Quest loan was, in part, a bridge loan until the closing of the private placement on June 20, 2002. Pursuant to the terms of the loan agreement and note, the $2,500,000 personally guaranteed by Mr. Ballard was repaid to Quest by July 5, 2002 extinguishing the personal guarantee. $2,250,800 of the $2,500,000 repaid to Quest was raised in a private placement of Special Warrants which closed on June 20, 2002.

         The principal balance of $1,749,200 remained outstanding on the Quest loan as of June 30, 2002. On July 3, 2002, an additional $249,200 was repaid to Quest leaving a principal balance of $1,500,000. The Quest loan proceeds were used to fund CBERC start-up and portal building and development costs. With respect to the $1,500,000 outstanding loan balance due to Quest on November 30, 2002, Tengtu China had committed to pay it when due from monies collected in China. The remaining amount outstanding to Quest was paid with proceeds of additional private placements.

         We borrowed, on a short term basis, $675,560 from Orion for general corporate administrative use. $541,332 of the $675,560 was converted to Special Warrants on June 20, 2002.

         We borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank on June 26, 2002. This line of credit bears interest at 5.58% and is payable in full on June 26, 2007. This line of credit is fully secured by $4,000,000 in restricted U.S. dollar denominated deposits at the Min Sheng Bank. The funds were used to fund CBERC start-up and portal building and development costs.

         In the fiscal year ended June 30, 2002, the total cash received from common stock and options issued and exercised was $10,891,082. Between August 1, 2001 and June 30, 2002, we sold a total of 7,872,113 shares of common stock and 1,066,667 attached warrants for $7,832,600 through a series of private placements. As part of the private placements, we sold 1,300,000 shares of common stock and 216,667 attached warrants with the exercise price of $1.20 per share for $1,300,000 on October 31, 2001 and 700,000 shares of common stock and 116,667 attached warrants with the exercise price of $1.20 per share for $700,000 on November 15, 2001 to Orion.

         The total cash received from warrants and options issued and exercised was $3,058,482. On June 20, 2002, we sold 2,991,332 units in a private placement for gross proceeds of $2,991,332. The units consisted of two Special Warrants each. 541,332 of the Special Warrants were sold to Orion, a company wholly owned by the Chairman of our Board of Directors, William O.S. Ballard. 50,000 previously issued stock warrants were exercised at $0.218 per common share for $10,900. 100,000 warrants were also exercised by Swartz at $0.285 per common share for $28,500. In addition, $16,350 was received to exercise 75,000 previously issued options, but shares have not been issued as of June 30, 2002. On June 12, 2002, we received $250,000 from Fan Qi Zhang pursuant to a stock purchase agreement. Subsequently, we received another $250,000 from Fan Qi Zhang in July 2002. Pursuant to a July 30, 2002 amended stock purchase agreement, we sold 1,000,000 Common Shares to Fan Qi Zhang for the $500,000 received. The sale included 500,000 attached warrants to purchase common stock at $.75 per share. Fan Qi Zhang is a member of our Board of Directors and is the Chief Executive Officer and principal owner of our joint venture partner. See "Directors and Executive Officers" and "Certain Relationships and Related Party Transactions".

         In addition to shares issued for cash, the non-cash transactions involving issuing common stock are described below: Pursuant to a May 15, 2002 agreement, we issued 213,011 Common Shares to Ng Sau Hang in connection with the winding down of the business of our subsidiary, Edsoft Platforms. Of the total shares issued, 43,011 shares were issued as full payment of a loan and we recorded a $236,559 gain on the forgiveness of debt, 120,000 shares were issued in payment of the accrued interest of $60,000 on the loan, and 50,000 shares were issued for the consulting services for which the cost was recorded in 2001.

         In connection with a bridge loan to us by Quest Ventures, Ltd. that closed on June 6, 2002, we issued 375,000 shares of common stock to Quest, which resulted in a charge of $187,500 for a financing expense that was reflected in the cash flow from operating activities.

         Pursuant to a contract between us and Orion, William O.S. Ballard provided consulting services to us. As compensation for the services, we agreed to issue Orion 20,834 shares of common stock each month. During the fiscal year ended June 30, 2002, 250,008 shares were issued to Orion and a charge to compensation expense of $231,257 was recorded and reflected in the cash flow from operating activities. The contract expired in December 2002.

         Subsequent to the year-end, we issued 250,000 Common Shares to 1334945 Ontario Limited on July 18, 2002 pursuant to a settlement agreement with Gregory Mavroudis and 1334945 Ontario Limited.

         The net cash flow generated from financing activities was less than the funds used to support Operation Morning Sun, the CBERC and LBERC projects, and other corporate activities by $104,988. After taking into consideration a negative foreign exchange effect of $6,574, cash decreased by $111,561 to $914,838.

         Pursuant to a $1,500,000 convertible debenture issued to Top Eagle in December, 1999 and due December, 2003, the we make quarterly interest payments at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 7% and 9% at June 30, 2002 and 2001, respectively). The total of those payments for the fiscal year ended June 30, 2002 was $115,969. During the fiscal quarter ended March 31, 2002, we defaulted on our quarterly interest payment to Top Eagle which was due on December 15, 2001. While the amount due was subsequently paid, the failure to timely pay interest is an "Event of Default" which gave Top Eagle the right, at its option, and in its sole discretion, to consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind. Upon an Event of Default, the amounts due under the Debenture may be paid in cash, or stock, at the prevailing conversion price set forth in the Debenture.

         To date, Top Eagle has not exercised its option to declare the Debenture immediately due and payable and, in fact, has advised the Company's auditors that there is no current default with respect to the Debenture.

CONTRACTUAL OBLIGATIONS

         The following table summarizes our contractual obligations at June 30, 2002:

CONTRACTUAL OBLIGATION                TOTAL                            PAYMENTS DUE BY PERIOD
                                                  -----------------------------------------------------------------
                                                  LESS THAN 1 YEAR    1 - 3 YEARS      4 - 5 YEARS    AFTER 5 YEARS
                                                  ----------------    -----------      -----------    -------------
Short-term loans..............      $1,883,428     $1,883,428(1)
Long-term loans...............      $5,244,800                      $1,500,000(2)    $3,744,800(3)
Total Contractual Obligations.      $7,128,228     $1,883,428       $1,500,000       $3,744,800

-------------------------------------------------------------------------------------------------------------------

Notes:
(1) The short-term loan consists of $1,749,200 from Quest and $134,228 from Orion. Both debts have now been repaid (see Financial Statements Note 5).
(2) The $1,500,000 convertible debenture issued to Top Eagle is due December 15, 2003.
(3) The $3,744,800 long-term loan secured by $4,000,000 deposited in the same bank, Min Sheng Bank, is due June 26, 2007 (see Financial Statements Note
     6).

FISCAL YEAR ENDED JUNE 30, 2001

         For the fiscal year ended June 30, 2001, net cash used by operating activities totaled $5,967,658.

         The net loss for the year, $293,169, included such non-cash items as depreciation and amortization ($286,468), non-cash compensation expenses associated with the issue of common shares for services ($987,846), and non-cash interest expense related to convertible debentures ($79,695), resulting in a net cash increase of $1,060,840.

         This increase in cash was offset by increases in operating assets associated with the completion of Phase I and start of Phase II of Operation Morning Sun. Operation Morning Sun required $5,160,337 in working capital to complete the installation of the 3,017 Total Solution platforms and prepare for the start of Phase II of the project. The accounts receivable balance related to the installation of the Phase I platforms was the most significant component of this working capital requirement at $3,895,063. In addition to the working capital required for Operation Morning Sun, we advanced $1,000,000 to start work on the CBERC project.

         Prepaid expenses increased due to the recording of a prepaid financing expense. Other receivables increased because of recoverable taxes paid by Tengtu United on certain purchases. The decrease in accounts payable is related to a $632,974 reversal of accrued balances in the past years including a lawsuit with a former landlord in China that has been resolved with minimum liability.

         Net cash used in investing activities was minimal; $5,013 was used to purchase various office equipment.

         Net cash flow from investing activities was $6,085,200. The funds were used primarily to fund the start of Operation Morning Sun and the CBERC project.

         In November 2000 under a loan agreement with Orion, we borrowed $1,000,000 from Orion, until December 31, 2001, with an interest rate of 10%. In connection with the loan, we granted Orion a warrant to purchase 670,000 shares of common stock with an exercise price of $0.30. In March 2001, we borrowed an additional $1,000,000 from Orion, pursuant to a second Orion loan agreement, pursuant to which Orion loaned the Company $1,000,000 in exchange for a 15 month, 10% convertible promissory note. The note was convertible into common stock at the rate of $.30 per share.

         On June 14, 2001, we sold 13,260,669 shares of common stock in a private placement for an aggregate purchase price of $3,978,200 or $0.30 per share. Concurrently, the first and second Orion loans were converted at a conversion price of $0.30 per share into an aggregate of 6,666,666 Common Shares and all warrants issued or issuable in connection with the loans were cancelled.

         Other transactions involving issuing our common stock included the conversion of $61,259 in interest on the first Orion loan and second Orion loan at $0.30 per common share, at Orion's option under the loan agreements, into 204,917 shares of common stock in lieu of the cash payment of interest to Orion. 188,384 of their shares were issued on July 2, 2001. In addition, in exchange for advances of funds of $107,671 from William O.S. Ballard to us between October 2000 and April 2001, we issued 333,333 shares of common stock to Orion, at Mr. Ballard's direction.

         Pursuant to a contract between us and Orion, William O.S. Ballard provided consulting services to us. As compensation for the services, we agreed to issue Orion 20,834 shares of common stock each month. During the fiscal year ended June 30, 2001, 145,838 shares were issued to Orion and a charge to compensation expense of $84,669 was recorded. Pursuant to a contract with the our former Controller, Simon Hui, Mr. Hui was issued 491,033 Common Shares on June 15, 2001 for which a charge to compensation expense of $61,844 was recorded.

         The net cash flows from financing activities exceeded the funds used to launch the Operation Morning Sun, start the CBERC project and support other corporate activities by $112,529. After taking into consideration a negative foreign exchange effect of $5,220, cash increased by $107,308 to $1,026,400.

FISCAL YEAR 2003, 2002 AND 2001 COMPARATIVE OPERATING RESULTS

                                  2003             2002             2001
Revenues.......................$5,343,783      $14,255,417       $5,566,039

--------------------------------------------------------------------------------

      During the fiscal year ended June 30, 2003, Tengtu United's marketing strategy and product mix underwent a major restructuring. Tengtu China will now engage the marketplace on a system-wide basis versus school-by-school, as was done previously based on the platform sales to individual schools. At the same time, Tengtu China has been focusing on re-engineering the product lines and developing the portal infrastructure to support new business opportunities going forward.

              In addition, the system wide marketing strategy is consistent with the requirements of the Agricultural Bank credit facility. The restructuring required a significant effort and commitment of resources in the first and second quarter of fiscal 2003, thereby contributing to a slow-down of sales in those two quarters.

              As a result of the new business model, marketing strategy and product mix, sales started to increase in the third quarter of 2003. Tengtu United's sales for the year ended June 30, 2003 were $5,252,639. This total included sales of equipment supported by the Agricultural Bank credit facility for $2,042,243, eleven turn-key solutions for $536,166, satellite connectivity equipment for $1,056,619, Total Solution Platforms for $398,076, system integration for $721,702, Educational CD-ROMS for $132,229, Microsoft products for $192,625, technical support revenue of $152,836 and other products for $20,142. Total Tengtu United/Tengtu China operations accounted for 98% of the consolidated sales. Other miscellaneous revenue from TIC Beijing accounted for the remaining $91,144 in revenue.

         We experienced rapid growth in 2002 with the sales exceeding $14 million, a 150% increase from 2001 sales. The continued success with the Operation Morning Sun project in China provided the majority of sales. In fiscal 2002, Tengtu China installed 7,292 Total Solution platforms at the average unit price of $1,549 for total revenue of $11,293,251 or 79% of sales. Tengtu China also installed 3,245 sets of satellite equipment for $1,675,197 and 1,748 resource CDs for $109,892. Sales of other e-education products and services, such as system integration projects, through Tengtu China, were $1,067,753. The total Tengtu United/Tengtu China operations accounted for 99% of sales.

         Other miscellaneous revenue from TIC Beijing accounted for the remaining $109,324 in revenue. Sales of educational software and services by Edsoft was minimal as these subsidiaries were essentially inactive during the period. In January 2002 the operations of Edsoft were closed.

         Our sales increased in 2001, due to the start of Operation Morning Sun, under which 3,017 Total Solution platforms were sold at an average price of $1,547 for total revenue of $4,667,123 or 84% of sales. Sales of other e-education products and services through Tengtu China were $539,437 or 10% of sales. Tengtu United's operations accounted for 94% of sales.

         Sales of educational software and services by Edsoft HK were $218,643 or 4% of sales. Other miscellaneous revenue from TIC Beijing accounted for the remaining $140,805 in revenue.


                                       2003            2002            2001
Gross Profit/Loss...................$1,977,947      $9,213,132      $2,410,196

--------------------------------------------------------------------------------

            For the year ended June 30, 2003, the overall gross margin associated with Tengtu United's sales was 37%. The low overall gross margins were primarily due to sales of satellite equipment supported by the Agricultural Bank credit facility for $2,042,243 (22% gross margins) and systems integration projects obtained through competitive bidding processes for $721,702 (8% gross margin). The objective of sales of equipment and systems integration services supported by the Agricultural Bank credit facility is to build a base of school users which will pay content and licensing fees in the future.

         In the fiscal year ended June 30, 2002, the overall gross margin associated with sales under Operation Morning Sun was 65% of which $8,422,529 was for Total Solution platforms at 75% or $1,155 per platform, $495,034 was for satellite equipment at 30%, $11,234 was for educational CD-ROMs at 10%, and $460,845 was for other educational software and services at 43%. Costs of Total Solution platforms were lower in fiscal 2002 compared to fiscal 2001 primarily because the Microsoft operating system was not needed in most platforms sold. Most of the school computers where the platforms were installed were already equipped with appropriate operating software. The reduction of platform costs contributed to the improvement in gross margins.

         Gross profit in 2001 was attributable primarily to the 3,017 Total Solution platforms sold. The gross margin for these items, at 41%, was $1,897,487 or $629 per platform. Gross margins on the other e-education products and services was $512,709 or 57%.

                                                  2003       2002         2001
Research and Development Expenses..........        $0      $971,111        $0

--------------------------------------------------------------------------------

         We recorded no research and development expenses in 2003.In the fiscal 2002, $971,111 research and development expenses were incurred with respect to a portal software project and educational content software for China's educational market. We undertook no research and development expenses in 2001 as we focused our activities on launching of Operation Morning Sun.

                                                2003        2001         2001
General and Administrative Expenses........  $1,924,695  $2,511,430   $2,014,899

--------------------------------------------------------------------------------

         For the fiscal year ended June 30, 2003, general and administrative expenses decreased $586,735 compared to the same period in 2002. The decrease was mainly due to an expense credit of $335,529 from Tengtu China. The total general and administrative expenses incurred by Tengtu United amounted to $547,570. At our principal office in Toronto, a majority of the expenses were legal and professional fees of $804,078 and financing related expenses of $439,630.

         General and administrative expenses increased 25% in the fiscal year ended June 30, 2002 from 2001 due to the higher legal and financing fees associated with raising capital to support Operation Morning Sun and the CBERC and LBERC projects.

         General and administrative expenses increased in 2001 from fiscal 2000 due to increased activities in Tengtu United associated with the launch of Operation Morning Sun.

                                             2003          2002          2001
Related Party Consultants..................$488,877      $865,202      $829,722

--------------------------------------------------------------------------------

            Related party consultants' expense relates to staff that manages technical developments and financing activities in North America. Related party consultants' expense decreased due to the elimination of some executive positions and the lower market values for the shares issued as compensation for consulting services.


         Related party consultants' expense during the fiscal year ended June 30, 2002 was consistent with the fiscal 2001 amount.

                                                2003         2002        2001
Collection Provision...................       $119,337     $444,031    $163,684

--------------------------------------------------------------------------------

            The provision for the fiscal year ended June 30, 2003 represents an estimate of potential uncollectible accounts associated with sales by Tengtu United during the year. Compared to the period in 2002, the lower amount in 2003 was primarily due to the lower sales. This provision is included in due from related party.

         The collection provision for the fiscal year ended June 30, 2002 is related to possible uncollected receivables for products and services sold under Operation Morning Sun. The increase in collection provision in fiscal 2002 is due to the higher sales compared to fiscal 2001 sales.



                                              2003          2002          2001
Advertising Expense.....................    $16,891       $31,885       $39,406

--------------------------------------------------------------------------------

         Advertising expenses were consistent in the last three years. Limited amounts were spent in 2003, 2002 and 2001 on advertising to promote the sales in China.

                                            2003          2002         2001
Selling Expense.....................     $1,387,135    $1,837,924   $ 602,132

--------------------------------------------------------------------------------

            For the year ended June 30, 2003, selling expense was lower compared with the same period of 2002. It is primarily due to lower sales in China.

         Since the start of Operation Morning Sun, selling expenses have increased significantly due to the rapid growth in sales. Revenue in fiscal 2002 grew 150% from the 2001 level, and selling expenses increased accordingly. Selling expense is 13% of total sales in fiscal 2002 compared to 11% in fiscal 2001. This percentage increase is due to the expansion of sales teams and new markets serviced. Salespersons' compensation, travel, and new product training are the main components of the selling expenses in fiscal 2002 and 2001.

                                                 2003         2002       2001
Depreciation and Amortization..............    $122,413     $81,741    $55,910

--------------------------------------------------------------------------------

            As Tengtu China manages our joint venture in China, we have not made any significant purchases of equipment in past years and depreciation and amortization expenses have remained at consistent and low levels. The 2003 amount included $64,036 charged to general and administrative expenses and $58,377 charged to cost of sales. TIC Beijing's only income was rental income. The main cost associate with the revenue generated was amortization expense on the equipments. We included this amortization expense in the cost of goods sold applying the accounting matching principle.


                                                   2003        2002      2001
Equity Earnings in Investee.............        $(76,807)       $0     $219,488

--------------------------------------------------------------------------------

            The equity losses in investee in 2003 relate to our investment in the Shaanxi LBERC joint venture. The joint venture was established at the end of fiscal 2002. The loss was primarily due to the high start-up expenses for the joint venture.

         The equity earnings in investee in 2001 relate to our investment in Iconix, our former investee. The 2001 balance reflects a distribution received from Iconix on the sale of its assets of $219,488. The investment in Iconix was written off in the fiscal year ended June 30, 2001.

------------------ ----------------- ----------- -------------
                          2003           2002         2001
------------------ ----------------- ----------- -------------
------------------ ----------------- ----------- -------------
Interest Income         $250,615        $3,871      $13,100
------------------ ----------------- ----------- -------------

         The interest income was earned by a $4,000,000 restricted cash deposit at Min Sheng Bank. On June 26, 2002, we borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank. This line of credit was fully secured by $4,000,000 in restricted dollar denominated deposits at the Min Sheng Bank. The restricted cash deposit earned interest at 6.15% annually and the interest income was paid on a semi-annual basis. The interest earned for the fiscal year 2003 was $249,889.



                                           2003          2002           2001
Interest Expense.......................  $477,054      $254,029       $176,111

--------------------------------------------------------------------------------

            For the year ended June 30, 2003, interest expense consists of $267,079 interest on a convertible debenture issued to Top Eagle Holdings, Ltd. and a loan from Quest Ventures, Ltd., and $209,974 of interest on the Min Sheng Bank loan in China.

         Interest expense increased in fiscal 2002 from 2001 due to interest payments made on a short-term loan from Quest Ventures, Ltd. In addition, fiscal 2002 is the first full year for interest on the Top Eagle loan, as there was an interest holiday to December 2000. See "Financial Statements - Note 6".


                                              2003          2002          2001
Other Income..........................     $1,257,877    $2,045,902    $ 947,692

--------------------------------------------------------------------------------

            Other income in fiscal 2003 includes a credit for value added tax
(VAT) paid in China for Tengtu United's sales of $290,274, a $210,000 reversal of over accrual of consulting fees, a $720,208 of reversal of old legal and accounting fees and $36,310 in cash recovered from the sale of the assets of Iconix, our former investee.

         Other income in fiscal 2002 included a $236,559 non-cash gain on debt forgiveness related to the Edsoft transaction and a $1,803,079 VAT tax credit in China. The increase of VAT tax credit is associated with the increase of sales from operations in China.

         Other income in 2001 relates to a reversal of accrued amounts in the past years including a lawsuit with a former landlord that has been resolved with minimum liability. In addition, a VAT tax credit in China of $314,718 was recorded as other income in 2001.

                                           2003          2002           2001
Other Expense....................        $704,801      $263,352       $ 1,731

--------------------------------------------------------------------------------

            Other expense in fiscal 2003 are related to an accrual for a settlement of our litigation with Swartz Private Equity, LLC of $679,287. "See Financial Statements--Note 12."

         The majority of other expenses in fiscal 2002 relate to asset write-offs, which consist of $75,000 for a software license fee and $171,732 of idled assets in China.

                                                2003         2002         2001
Minority Interest.......................      $89,218     $2,424,092       $0

--------------------------------------------------------------------------------

      Minority interest represents Tengtu China's 43% interest in the operating profits of Tengtu United.

              In fiscal 2003, Tengtu United's net profit was $194,216. Therefore, 43% of Tengtu United net profits were allocated to Tengtu China and $89,218 of minority interest was recorded.

         In fiscal 2002, Tengtu United's net profit exceeded its accumulated losses from prior years. Therefore, 43% of Tengtu United net profits was allocated to Tengtu China and $2,424,092 in minority interest was recorded.

         No minority interest in Tengtu United's operating profit or Edsoft losses was recorded in 2001 as these two subsidiaries had deficits.

CRITICAL ACCOUNTING POLICIES

         The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles or GAAP in the United States. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

         Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies.

1.       Consolidated Financial Statements

         Our principal activities are carried out through Tengtu United, a 57% owned Chinese joint venture company. In the opinion of management, we control Tengtu United because the protective rights enjoyed by the minority interest holder do not rise to the level of participating rights as described in EITF 96-16. Therefore, Tengtu United is consolidated into our financial statements.

2. Equity Method for Investments in CBERC & LBERC

         Tengtu China, our joint venture partner in Tengtu United, established two joint ventures on behalf of Tengtu United: one with a division of the Chinese Ministry of Education, CBERC, and second, the Shaanxi Province Broadband Education Resource Center, an LBERC. We, through Tengtu United, have advanced $4,469,600 for the formation of CBERC and LBERCs. We account for these investments using equity method. Although our equity interest in each of the joint ventures is over 50%, we do not control the joint ventures due to participating rights exercised by the minority interest holders in the management of the joint ventures. We have the ability to exercise significant influence, but not control, over the investees.

3. Due from Related Party

         We have engaged Tengtu China, as our agent, to conduct all of Tengtu United's business with any Chinese government entity. As agent, Tengtu China and its affiliated and related companies administer the daily operations of Tengtu
United: paying operating expenses, collecting receivables and remitting net operating profits to the Company. In order to support the continuous expansion of China operations, the Company does not expect the repayment of working capital advances made to Tengtu China in the near term. So we use the term "Due from related party" to describe the amount due from Tengtu China.

            Payment processes slower than those experienced in North America are not unusual in China, especially when dealing with different levels of government. In recognizing the environment in which it is operating in China, we have classified $9,906,907 of due from Tengtu China to long-term assets as of June 30, 2003. The total amount due from Tengtu China which is classified as a long-term asset is $14,497,209. This balance includes advances of $4,590,302 toTengtu China to fund the operations of Tengtu United.



           QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         We operate through subsidiaries located in Beijing, China and grant credit to customers in this geographic region. Our administrative office is located in Toronto, Canada.

         We perform certain credit evaluation procedures and do not require collateral. We believe that credit risk is limited because we routinely assesses the financial strength of customers, and based upon factors surrounding the credit risk of customers, established an allowance for uncollectible accounts. Therefore, we believe our accounts receivable credit risk exposure beyond such allowances is limited.

         We established an allowance for doubtful accounts of $727,052 at June 30, 2003, which are reserves against related party receivables. We believe any credit risk beyond this amount would be negligible. At June 30, 2003, we had approximately $210,000 of cash in banks uninsured.

         We do not require collateral or other securities to support financial instruments that are subject to credit risk. For the fiscal years ended June 30, 2002 and 2001, while we recorded sales pursuant to agreements with the Chinese Ministry of Education in our financial statements, no single school customer accounted for more than 10% of total sales. Receivables related to these sales transactions are grouped together with amounts due from a related party, Tengtu China.


MARKET RISK SENSITIVE INSTRUMENTS

FINANCIAL INSTRUMENT                                CARRYING VALUE        FAIR VALUE
Instruments entered into for trading purposes
NONE
Instruments entered into for other than trading purposes
Cash and Cash equivalents
         United States                                   $ --                $ --
         Foreign                                         283,802             283,802
         Total                                         $ 283,802           $ 283,802
Accounts and Other Receivables, Net
         United States                                   $ --                $ --
         Foreign                                       3,747,618           3,747,618
         Total                                         3,747,618           3,747,618
Accounts payable
         United States                                 $ 591,987           $ 591,587
         Foreign                                      $3,474,533          $3,474,533
         Total                                        $4,066,520          $4,066,520

-------------------------------------------------------------------------------------

         The financial instruments are short-term and are not subject to significant market risk. Substantially all financial instruments are settled in the local currency of each subsidiary, and therefore, we have no substantial exposure to foreign currency exchange risk. Cash is maintained by each subsidiary in its local currency.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         Our accountants have not resigned or declined to stand for re-election and have not been dismissed in the past two fiscal years or during the subsequent interim period.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The name and positions with us of each of our Directors and Executive Officers are as follows:

                                                    DIRECTOR
                              POSITION               SINCE
NAME                                                                   AGE
WILLIAM O.S.
BALLARD                  Director and                2001               57
(1), (2)                 Chairman



JING LIAN                Vice President               --                52

JOHN MCBRIDE (1), (3)    Director                    2001               46

THOMAS PLADSEN           Director                    2004               44
KENNETH JOHNSON(3)       Director                    2004               51
JOHN WATT (2)            President                   1996               58

JUDY YE                  Chief Financial              --                39
                         Officer

PETER JI                 Vice President,              --
                         Corporate Finance                              42




Notes:
Member of the Compensation Committee.
Member of the Executive Committee.
Member of the Audit Committee.


         The following is a description of the qualifications and experience of each of the current Directors:

         WILLIAM O.S. BALLARD is the Chairman of our Board of Directors, the Chairman of the Executive Committee of our Board of Directors. Mr. Ballard's investment company, Orion Capital Incorporated, is currently our largest shareholder. Mr. Ballard has a law degree from Osgoode Hall, Toronto, Canada and is a Canadian entrepreneur and lawyer. Mr. Ballard currently serves as a Director of three Canadian public companies, Devine Entertainment, Northfield Capital Corporation and Southern Star Resources Inc. Until 1998, Mr. Ballard was a partner in The Next Adventure Inc., an international entertainment company and has, for many years, been involved in the concert promotion business. Mr. Ballard is the founder and past President of the Toronto Entertainment District Association, one of Canada's largest business associations and the founder and co-chairman of Canada's prestigious Walk of Fame. He also served on the President's Council at Sir Wilfred Laurier University and the Senate of York University. Mr. Ballard's principal occupation for the past year and a half has been providing consulting services to us. Prior to that time and starting in 1998, Mr. Ballard's principal occupation was acting as President of Orion (a position he still holds). Mr. Ballard was elected to our Board of Directors on November 27, 2001. As a result of Devine Entertainment's failure to file its annual financial statement for the year ended December 31, 2002, the Ontario Securities Commission issued a temporary cease order against Devine Entertainment, Mr. Ballard and certain other individuals prohibiting these parties from trading in securities of Devine Entertainment.


         JOHN MCBRIDE is a member of our Board of Directors. Over the past five years, Mr. McBride has acted as the Managing Partner of CC Capital Partners, a merchant banking group (1999 to present), and President of Charmac Capital Corp., a private investment company (1992 to present). Mr. McBride is a Director of Integrative Proteomics Inc., a Toronto, Canada based, biotechnology company involved in the field of determining the structure and function of the human proteome. Mr. McBride is also a director of Northfield Capital Corporation and a founding partner of Charleswood Investments, both Toronto, Canada based merchant banking and venture capital companies. Mr. McBride was elected to our Board of Directors on November 27, 2001.

         THOMAS PLADSEN is a member of our Board of Directors. He previously served as our Chief Financial Officer in 2001 and 2002. Since March 2001 Mr. Pladsen has also served as the Chief Financial Officer of Cimatec Environmental Engineering Inc., a public manufacturing company. From August 1999 to February 2001 Mr. Pladsen was a consultant to several publicly traded companies. From January 1999 to July 1999 Mr. Pladsen was the Chief Financial Officer of Online Direct Inc., a public software development company. Prior thereto Mr. Pladsen served as the Chief Financial Officer of Great Lakes Minerals Inc., Newmex Mining Company and Santa Cruz Gold Inc., a group of public mining and exploration companies.

         KENNETH JOHNSON is a member of our Board of Directors and Chairman of our Audit Committee. Since November 2001 he has been a financial and strategy consultant with Johnson & Scanlon Associates. From 2001 to November 2001 he was Senior Vice President and Chief Financial Officer of Movado Group, Inc., a manufacturer and distributor of Swiss watches, fine jewelry and tableware products. Prior thereto he was Vice President, Chief Financial Officer and Chief Administrative Officer of Precise International/Weger N.A., a privately held manufacturer, distributor and importer of Swissmade sports watches, fine jewelry and other products.

         JOHN WATT is a member of our Board of Directors, a member of the Executive Committee of the Board of Directors and our President. Mr. Watt has served as a Director since June, 1996 and was appointed Executive Vice President on September 17, 2000, prior to being appointed President on July 1, 2001. Mr. Watt was President of John D. Watt & Associates, Ottawa, Canada, a consulting firm specializing in media and entertainment industries, from 1995 to July 1, 2001. Between 1980 and 1990, Mr. Watt served as a Director General for the Government of Canada, overseeing federal policies in cultural industries, broadcasting, and telecommunications. He was also an advisor to the NAFTA negotiations. Mr. Watt was responsible for regulated foreign investment policies and negotiating bilateral treaties with 26 countries including China. Mr. Watt graduated with a B.A. degree from Sir Wilfred Laurier University before earning his L.L.Th. in post-graduate studies at University of Toronto and a Marketing Management Diploma from George Brown College, Toronto.

         The following is a description of the qualifications and experience of Tengtu's Vice Presidents and Chief Financial Officer:

         JING "JACK" LIAN is a Vice President. During the past five years, Mr. Lian has been Vice-President of Bluelake Industries, Ltd., Seattle, Washington. Mr. Lian has served as a Vice President since June 1996 and was one of our Directors from June 1996 until November, 2002. Mr. Lian is also a founder and former Secretary of the Chinese Educational Software Council. Mr. Lian received an M.S. degree in Computer Science from Tsing Hua University, Beijing, China. Mr. Lian was also a visiting scholar at the University of Washington, Seattle, Washington.

         PETER JI serves as our Vice President of Corporate Finance and was appointed to that position in September, 2003. During the past five years, Mr. Ji has served as an Investment Officer of the International Finance Corporation, Beijing and a Vice President of Bank One Capital Markets, Inc. in Chicago with responsibility for Asian and European markets. Mr. Ji has a B.A. Degree from Beijing University and an M.B.A from the Kellogg Graduate School of Business, Northwestern University.


         JUDY YE serves as our Chief Financial Officer. Ms. Ye joined Tengtu in March 2003. Ms. Ye is a Certified Public Accountant and has a Certified General Accountant Designation from the Certified General Accounting Association of Ontario. Prior to joining us in 2003, Ms. Ye was a corporate accountant for Bluenotes Limited (from 2001 until joining us) and a financial analyst and corporate accountant for International Financial Corp. (from 1998 to 2000). Ms. Ye graduated from Beijing's Guilin Management Institute in 1985 with degrees in Accounting and Statistics.




                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS

         We did not pay cash compensation was paid to any of our Directors during the fiscal year ended June 30, 2002, or the subsequent interim periods ended March 31, 2003, in their role as Directors. Pursuant to a resolution passed by our Board of Directors on April 27, 1997, each outside director who is not an employee or consultant to the Company is entitled to the following compensation:

          Annual Fee:  $6,000
          Each Board of Directors meeting attended:  $500
          Each Board of Directors committee meeting attended:  $250

         No cash compensation pursuant to the April 27, 1997 resolution has been paid to any Director. For the fiscal years ended June 30, 2000 and 1999, we granted each member of our Board of Directors options to purchase our common stock in lieu of a cash payment.

OFFICERS

         We paid cash compensation of $386,637 to our executive officers during the fiscal year ended June 30, 2003.. On March 29, 1999, we adopted a deferred compensation plan for future payment of past due amounts. Pursuant to the deferred compensation plan, we deferred all compensation to certain executive officers until we receive certain amounts of financing. At that time, we will begin paying salaries or consulting fees at the agreed-upon rate and 90% of the payments will be applied to current obligations and 10% to past due compensation and fees which have been deferred. In the interim, we paid $144,000 to Jack Lian, a former Director and Vice President. The total compensation deferred as of June 30, 2003 was $1,837,202, net of amounts paid to Mr. Lian.

SUMMARY COMPENSATION TABLE

         The following table provides information relating to compensation for the fiscal years ended June 30, 2001, 2002 and 2003 for our former Chief Executive Officer and compensation payable to other highly compensated executive officers whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal 2003). The amounts shown include compensation for services in all capacities provided to us. With respect to our former Chief Executive Officer, Pak Kwan Cheung, the salary listed represents the amount set forth in an agreement between us and Comadex Industries Ltd., a company owned by Pak Kwan Cheung, but not amounts received by Comadex. Comadex received $20,000 for the fiscal year ended June 30, 2002 (see also "Legal Matters"). With respect to John Watt, his compensation was deferred in 1999 and 2000. In 2001 $90,000 was paid to Mr. Watt and $30,000 was deferred. For the fiscal year ended June 30, 2002, $161,089 was paid to Mr. Watt in salary and advances, which have been repaid. For the fiscal year ended June 30, 2003, Mr. Watt received $120,000 in salary.

                                           ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                                                                      AWARDS               PAYOUTS
                                                                              RESTRICTED   SECURITIES
                                                              OTHER ANNUAL      STOCK      UNDERLYING    LTIP     ALL
                                         SALARY      BONUS    COMPENSATION     AWARD(S)     OPTIONS/   PAYOUTS   OTHER
NAME AND PRINCIPAL POSITION    YEAR       ($)         ($)          ($)           ($)        SARS (#)     ($)     COMP.
John Watt, President          2003       $120,000       0            0       $    0             0      $  0      $  0
                              2002       $120,000       0       41,089            0             0         0         0
                              2001       $120,000       0            0            0             0         0         0
Pak Kwan Cheung(1) (2)        2003              0       0            0            0             0         0         0
                              2002       $128,400       0            0            0             0         0         0
                              2001       $128,400       0            0            0             0         0         0
Gregory Mavroudis(3)          2003             --      --           --           --            --        --        --
Exec. Vice President          2002              0       0            0            0             0         0         0
                              2001       $124,000       0            0            0        75,000(4)      0         0

-----------------------------------------------------------------------------------------------------------------------

Notes:
(1) We retained Pak Kwan Cheung's services through a consulting contract with Comadex entered into in October 1999. Comadex was not been paid any monies during the fiscal years ended June 30, 2000 and 2001 under the contract. However, in fiscal 2002 Comadex was paid $20,000. The amount listed represents compensation stated in the agreement. See "Legal Matters".

(2) Pursuant to the contract between us and Comadex, all past due compensation to Pak Kwan Cheung was discharged in exchange for 3,000,000 common shares with a value of $.25 per share on the date of the grant. See "Legal Matters".

(3) We retained Gregory Mavroudis' services through a consulting agreement with 1334945 Ontario Limited dated April 1, 2000. Mr. Mavroudis is no longer performing services for us pursuant to a settlement agreement entered into in May, 2002. Pursuant to the settlement, 1334945 Ontario Limited received 250,000 shares of common stock, $70,000 and we paid $30,000 for legal fees.

(4) We granted 75,000 options to purchase our common stock to Gregory Mavroudis pursuant to the 1334945 Ontario Limited contract with an exercise price equal to the fair market value at the time of the grant of $0.218 per share.

EMPLOYMENT OR CONSULTING CONTRACT WITH EXECUTIVE OFFICERS AND DIRECTORS

JING LIAN

         We entered into an agreement with Jing Lian effective January 1, 1996 for Mr. Lian to serve as a Vice President at an annual salary of $80,000. The agreement also provides for the possibility of performance and incentive bonuses.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         None of the members of the Compensation Committee of our Board of Directors (the "Committee") served as an officer or employee during the fiscal year ended June 30, 2003.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


         During the fiscal year ended June 30, 2003, the Compensation Committee of the Board of Directors did not meet and no new compensation was granted to any officer. Accordingly, the Compensation Committee has not issued a report on Executive Compensation for the fiscal year ended June 30, 2003. We currently do not have a Chief Executive Officer, but an Executive Committee of the Board of Directors instead. Our highest ranking officer is John Watt, our President, who receives a salary of $120,000 per year.


PERFORMANCE TABLE

         The following tables show the cumulative performance for our common stock over our last five fiscal years compared with the performance of the Nasdaq Composite and Technology Industry Group Performance Composite. The first table assumes $100 invested as of June 30, 1998 in our common stock and in each of the named indices. The performance shown is not necessarily indicative of future performance.


                         Tengtu          NASDAQ          Industry
       Date              Return           Index           Index
------------------------------------------------------------------------
     6/30/1998             100             100             100
     6/30/1999             68              142             158
     6/30/2000             528             210              85
     6/30/2001             690             113              54
     6/30/2002             235             78               30
     6/30/2003             292             87               32


                         Tengtu          Change
                          Stock        from prior                    Calculated
       Date               Price          period           % chg.       Return
--------------------------------------------------------------------------------
     6/30/1998            0.19                             Base         100
     6/30/1999            0.13           -0.06           -31.58%         68
     6/30/2000            1.01            0.88           676.92%        528
     6/30/2001            1.32            0.31            30.69%        690
     6/30/2002            0.45           -0.87           -65.91%        235
     6/30/2003            0.56            0.11            24.44%        292

                         NASDAQ          Change
                        Composite      from prior                    Calculated
       Date               Index          period           % chg.       Return
--------------------------------------------------------------------------------
     6/30/1998            1895                             Base         100
     6/30/1999            2686             791            41.74%        142
     6/30/2000            3967            1281            47.69%        210
     6/30/2001            2130           -1837           -46.31%        113
     6/30/2002            1463            -667           -31.31%         78
     6/30/2003            1623             160            10.94%         87

                        Industry
                          Group          Change
                       Performance     from prior                    Calculated
       Date            Technology        period           % chg.       Return
--------------------------------------------------------------------------------
     6/30/1998            1123                             Base         100
     6/30/1999            1773             650            57.88%        158
     6/30/2000             959            -814           -45.91%         85
     6/30/2001             608            -351           -36.60%         54
     6/30/2002             343            -265           -43.59%         30
     6/30/2003             366              23             6.71%         32

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information furnished to us with respect to the beneficial ownership of Common Shares by each executive officer and Director named below, and by all Directors and executive officers as a group, each as of April 5, 2004. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.




                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL
TITLE OF CLASS       NAME OF BENEFICIAL OWNER        OWNERSHIP        % OF CLASS
--------------       ------------------------        ---------        ----------
$.01 par common     William O.S. Ballard             17,751,904(1)      16.2%
$.01 par common     Jing Lian(2)                      1,170,750(2)       1.1%
$.01 par common     John Watt (3)                       112,000          *
$.01 par common     John McBride                        416,000          *
$.01 par common     Kenneth Johnson                           0          0%
$.01 par common     Peter Ji                                  0          0%
$.01par common      Thomas Pladsen                       27,397          *
$.01 par common     All executive officers and       19,358,051(4)      17.6%
                    directors as  a group (4)

--------------------------------------------------------------------------------

* Less than 1%

Notes:
(1) Orion Capital Incorporated, a company controlled by Mr. Ballard, owns of record all shares reported in the table as beneficially owned by Mr. Ballard, including 835,465 shares issuable upon exercise of currently exercisable warrants, exercisable at $0.75 per share and 70,000 shares of our common stock pledged to Orion by a Tengtu officer and director as security for a loan made by such person. Mr. Ballard disclaims beneficial ownership as to these shares.

(2) Includes 300,000 shares of common stock issuable upon exercise of currently exercisable stock options at $0.218 per share granted on March 29, 1999 under the our 1999 Non-Qualified Stock Option Incentive Plan ("Stock Option Plan").

 (3) Includes 75,000 shares of common stock issuable upon exercise of currently exercisable stock options at $0.218 per share granted on March 29, 1999 under our Stock Option Plan.

 (4) Includes all shares reported as beneficially owned by Mr. Ballard (see footnote (1) above) and an aggregate of 375,000 shares of our common stock issuable upon exercise of currently exercisable stock options granted under our Stock Option Plan.


         The following table shows the holdings of all persons who are not executive officers, Directors or nominees, known by us to beneficially own more than five percent of our outstanding common stock as of April 5, 2004.

                                                   AMOUNT AND NATURE
                                                    OF BENEFICIAL
TITLE OF CLASS      NAME OF BENEFICIAL OWNER         OWNERSHIP        % OF CLASS
$.01 par common     Estate of FanQi Zhang            32,535,714           29.9%
$.01 par common     Orion Capital Incorporated(1)    17,751,904           16.2%

Notes:
--------------------------------------------------------------------------------
(1) Includes 835,465 shares issuable upon exercise of currently exercisable warrants, exercisable at $0.75 per share and 70,000 shares of common stock owned by an officer and director, which are pledged as collateral for a mortgage Orion has on a residence recently purchased by him. Orion has disclaimed any beneficial interest in those shares of common stock.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Tengtu China, our agent, carries out our operations and collection of receivables. Before his death on October 24, 2003, Fan Qi Zhang, one of our Directors, controlled Tengtu China. As of June 30, 2003, Tengtu United has an amount due from a related party, Tengtu China, of approximately $18,193,000.

         During fiscal 2003, 2002 and 2001, respectively, we incurred consulting and related expenses of approximately $386,637, $865,000 and $830,000 from officers and Directors or companies controlled by these officers and Directors. $386,637, $356,192 and $375,504 were paid for the years ended June 30, 2003,
2002 and 2001, respectively.

         We have entered into consulting agreements to secure the services of certain officers and Directors. See "Directors and Executive Officers".

         On June 6, 2002, we closed a loan agreement with Quest Ventures, Ltd. for a $4,000,000 loan. Pursuant to the terms of the loan agreement, we issued a $4,000,000 promissory note to Quest due November 30, 2002 with an interest rate of 12%. The note was secured by a general security interest in all of our assets. The note was also secured by 10,015,812 shares of our common stock pledged by Orion Capital Incorporated, a guarantee from Orion limited to the pledged stock and a personal guarantee from William O.S. Ballard as to $2,500,000. Mr. Ballard is one of our Directors and the owner of Orion. Neither Mr. Ballard, nor Orion, received any consideration for their pledge of common stock or guarantees. The Quest loan was, in part, a bridge loan until the closing of the private placement on June 20, 2002. Pursuant to the terms of the loan agreement and note, we repaid the $2,500,000 personally guaranteed by Mr. Ballard by July 5, 2002 which extinguished the personal guarantee. The balance of $1,500,000 was paid out from proceeds financing transactions. We used the Quest loan proceeds to fund CBERC and LBERCs start-up and portal building and development costs.

         Pursuant to a December 21, 2001 letter of intent, as amended by a loan agreement on July 22, 2002, we acquired the rights to use and license the following software products owned by Lifelong.com, Inc.: NeuraLab and Blast Off. Pursuant to the terms of the July 22, 2002 loan agreement, we loaned CDN $55,000 to Lifelong.com, Inc. Pursuant to that agreement, if Lifelong did not repay the loan within six months, or there was a default in the payment of interest for more than two months, we would own all rights to the software mentioned above.

         Because Lifelong.com, Inc. required additional capital to complete development of NeuraLab, Orion Capital Incorporated , a company wholly owned by William O.S. Ballard, Chairman of our Board of Directors, advanced an additional CDN$145,000 to Lifelong.com, Inc. on August 20, 2002. In exchange for the advance, Lifelong.com, Inc. agreed to transfer to Orion all of its right title and interest in NeuraLab, subject to the encumbrance of the July 22, 2002 loan agreement which allows us to use and license the software.

         The Lifelong loan agreement was amended and restated as of November 29, 2002 at which time, Lifelong granted us a lien on substantially all of its property and assets through a general security agreement to secure a total of CDN$75,000 in advances made by Orion Capital Incorporated, through us, to that date.

         On December 31, 2002, we assigned the Lifelong loan agreements and general security agreement to Orion while retaining all right, title and interest to the Lifelong software products. On June 6, 2003, in consideration of additional software development services, we entered into a software license agreement with Lifelong, pursuant to which we have a royalty free right to use, copy, reproduce, modify, enhance, sell, distribute, maintain, create derivative works and commercially exploit the Lifelong software and any future developments relating to that software in all countries of the world where Chinese is the predominantly spoken language. Our rights to the software are subject only to the general security agreement held by Orion.


         From time to time, Orion Capital Incorporated has made interest free advances to us to fund our operations. On June 20, 2002, in satisfaction of Orion's advances to that date ($541,332), we issued Orion 541,332 units consisting of two Special Warrants each pursuant to a private placement which closed on that date. Each Special Warrant is convertible, for no additional consideration, into two shares of our common stock and a share warrant to purchase one share of our common stock for $0.75. On or about April 24, 2003, we repaid Orion $250,000 of a total of $890,000 of outstanding advances on that date. On May 4, 2003, we issued Orion 640,000 units consisting of two Special Warrants each in satisfaction of the remaining $640,000 in advances from Orion outstanding on that date. The Special Warrants issued on May 4, 2003 have the same characteristics as the Special Warrants issued on June 20, 2002.

         On July 30, 2002 we sold 1,000,000 shares of common stock and 500,000 attached warrants to Fan Qi Zhang in a private placement for $500,000.

         On September 15, 2003 we entered into the Restructuring Agreement with Fan Qi Zhang and entities owned or controlled by him. The Restructuring Agreement was approved by our stockholders at the annual meeting held on January 20, 2004 and the agreement was consummated on April 1, 2004. See "Recent Business Developments - Restructuring" above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We have agreed to indemnify the security holders whose shares and warrants we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

         Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a Director, consultant, Officer, incorporator, employee or agent, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons , we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                            PAGE

Index to Financial Statements.............................................   F-1

Independent Auditor's Report..............................................   F-2

Audited Consolidated Financial Statements for the
   fiscal years ended June 30, 2003, 2002 and 2001 .......................   F-3

Unaudited Consolidated Financial Statements for the
   nine-month period ended December 31, 2003 ............................   F-23

                          INDEPENDENT AUDITOR'S REPORT



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
TENGTU INTERNATIONAL CORP.


We have audited the accompanying consolidated balance sheets of Tengtu International Corp. and its subsidiaries as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                                  Moore Stephens, P.C.
                                                  Certified Public Accountants
                                                  New York, New York
                                                  September 1, 2003, except
                                                  for Note 18, as to which
                                                  the date is September 15, 2003



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                                             JUNE 30,
                                     ASSETS
CURRENT ASSETS                                          2003          2002
                                                       -----          ----
    Cash and cash equivalents                      $    283,802    $    914,838
    Due from related party                            3,593,607       2,579,157
    Prepaid expenses                                    811,269       1,016,958
    Other receivables                                   154,011          22,197
                                                   ------------    ------------
  Total Current Assets                                4,842,689       4,533,150
                                                   ------------    ------------
PROPERTY AND EQUIPMENT, net                              82,688         222,460
                                                   ------------    ------------

OTHER ASSETS
  Due from Related Party                             14,497,209      14,497,209
    Notes receivable                                     11,881          11,881
    Long-term Investment                              4,392,793       4,469,600
    Restricted Cash                                        --         4,000,000
                                                   ------------    ------------
                                                     18,901,883      22,978,690
                                                   ------------    ------------
TOTAL ASSETS                                       $ 23,827,260    $ 27,734,300
                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                $    752,647    $  1,092,231
   Accrued expenses                                       1,446         301,127
   Due to related party consultants                   1,207,714       2,012,522
   Short-term loan                                    1,454,404       1,883,428
   Other liabilities                                    650,310         434,644
                                                   ------------    ------------
      Total Current Liabilities                       4,066,520       5,723,952
                                                   ------------    ------------

OTHER LIABILITIES
   Long-term debt                                          --         3,744,800
   Convertible debentures, net of discount                 --         1,360,585
                                                   ------------    ------------
                                                           --         5,105,385
                                                   ------------    ------------

COMMITMENTS [Note 9]

STOCKHOLDERS' EQUITY
 Preferred stock, par value $.01 per share;
   authorized 10,000,000 shares;
   issued -0- shares                                       --              --
 Common stock par value $.01 per share;
   authorized 100,000,000 shares; issued
   66,736,223 shares (2002-54,201,609);
   outstanding 66,657,803 shares
    (2002-54,123,189)                                   666,578         541,232
 Additional paid in capital                          34,872,453      30,281,737
 Accumulated deficit                                (15,761,845)    (13,899,433)
 Accumulated other comprehensive income (loss):
  Cumulative translation adjustment                     (15,662)        (17,788)
                                                   ------------    ------------
                                                     19,761,524      16,905,748
Less: Treasury stock, at cost,
   78,420 common shares                                    (784)           (784)
                                                   ------------    ------------
  Total Stockholders' Equity                         19,760,740      16,904,963
                                                   ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 23,827,260    $ 27,734,300
                                                   ============    ============



The accompanying notes are an integral part of these consolidated financial statements



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED JUNE 30,


                                             2003           2002           2001
                                             -----          -----          ----
                                                                         RESTATED

SALES                                       5,343,783     14,255,417      5,566,039
COST OF SALES                               3,365,836      5,042,285      3,155,843
                                           ----------------------------------------
                                            1,977,947      9,213,132      2,410,196
                                           ----------------------------------------

OPERATING EXPENSES
   Research and development                      --          971,111           --
   General and administrative               1,924,695      2,511,430      2,014,899
   Related party consultants                  488,877        865,202        829,772
   Collection Provision                       119,337        444,031        163,684
   Advertising                                 16,891         31,885         39,406
   Selling                                  1,387,135      1,837,924        602,132
   Depreciation                                64,036         81,741         55,910
                                           ----------------------------------------
                                            4,000,971      6,743,324      3,705,803
                                           ----------------------------------------

   Operating Income                        (2,023,024)     2,469,808     (1,295,607)

OTHER INCOME (EXPENSE)
   Equity earnings (loss) in investee         (76,807)          --          219,488
   Interest income                            250,615          3,871         13,100
   Interest expense                          (477,054)      (254,029)      (176,111)
   Other income                             1,257,877      2,045,902        947,692
   Other expense                             (704,801)      (263,352)        (1,731)
                                           ----------------------------------------
                                              249,830      1,532,392      1,002,438
                                           ----------------------------------------
Income (Loss) before minority interests    (1,773,194)     4,002,201       (293,169)


INCOME TAX                                                      --             --

INCOME (LOSS) BEFORE MINORITY INTERESTS                    4,002,201       (293,169)

Minority interest in subsidiarys'-
  Income (Loss)                                89,218      2,424,092           --
                                           ----------------------------------------
Net Income (Loss)                          (1,862,412)     1,578,108       (293,169)
                                           ========================================



WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                      56,924,776     49,880,494     24,977,353
Common stock equivalents                         --        3,171,912          --
                                           ----------------------------------------
Diluted                                    56,924,776     53,052,406     24,977,353
                                           ========================================

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                           (0.03)          0.03          (0.01)
Diluted                                         (0.03)          0.03          (0.01)

The accompanying notes are an integral part of these consolidated financial statements





                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE YEARS ENDED JUNE 30, 2003,2002, 2001(RESTATED) , 2000

                                                                                               ACCUMULATED
                                                                                                  OTHER
                                      COMMON STOCK        ADDITIONAL   COMPRE-       ACCUMU-    COMPREHEN-
                                      ------------          PAID-IN    HENSIVE        LATED    SIVE INCOME
                                   SHARES       AMOUNT      CAPITAL   INCOME (LOSS)   DEFICIT     (LOSS)
                                 ----------------------------------------------------------------------------
Balance - June 30, 2000          23,890,607    238,907    11,871,444  (4,700,749)   (15,184,372)   (6,216)

Issuance of common stock            636,871      6,369       140,144      --             --          --

Loan conversion                   7,301,526     73,015     2,139,400      --             --          --

Issuance of common stock
   for cash                      13,260,669    132,606     3,845,592      --             --          --

Paid-in capital related to
  granted options & services        --           --          214,908      --             --          --

Common Shares
  To be issued for interest
  expense                           --           --           56,515      --             --          --

Paid-in capital related to
  warrents issued                   --           --          564,466      --             --          --
Other Comprehensive Income:
  Foreign currency adjustment       --           --          --           (4,998)        --        (4,998)

Comprehensive Income:
  Net Income                        --           --          --         (293,169)      (293,169)     --
                                                                        --------
Comprehensive Income                                                    (298,167)
                                ----------------------------------------========-------------------------
Balance - June 30, 2001          45,089,673    450,897    18,832,469                (15,477,541)  (11,214)
                                =========================================================================

Issuance of common stock
  for services                      360,008      3,600       300,058     --             --          --

Loan conversion                      43,011        430        21,075     --             --          --

Issuance of common stock
  for financing and interest
  expenses                          495,000      4,950       242,550

Issuance of common stock          8,060,497     80,605     7,751,995     --             --          --
  for cash net of financing
  expenses

Issuance of common stock
  for options & services             75,000        750        18,000     --             --          --

Common Shares
  To be issued for cash &
  options                             --        --         3,058,482     --             --          --

Paid-in capital related to
  service                             --        --            57,107     --             --          --

  Foreign currency adjustment         --        --             --         (6,574)       --         (6,574)

Comprehensive Income:
  Net income                          --        --             --      1,578,108      1,578,108     --
                                                                       ---------
Comprehensive Income                                                   1,571,534
                                ---------------------------------------=========-------------------------
Balance - June 30, 2002          54,123,189    541,232    30,281,736                (13,899,433)  (17,788)
                                =========================================================================

Issuance of common stock
  for services                      125,004      1,250        50,836     --             --          --

Issuance of common stock from
  exercise of warrants            9,649,610     96,496     (123,432)     --             --          --

Issuance of common stock
  for cash                        2,760,000     27,600     1,326,357     --             --          --

Foreign currency adjustment          --         --           --            2,126       --           2,126

Issuance of cash warrants                       --         2,707,468      --            --          --

Paid-in capital adjustment
  for deferred compensation                                  629,488

Comprehensive Income:
  Net loss                                                            (1,862,412)    (1,862,412)
                                                                      ----------
Comprehensive Income                                                  (1,860,286)
                                --------------------------------------==========-------------------------
Balance - June 30, 2003          66,657,803    666,578    34,872,453                (15,761,845)  (15,662)
                                =========================================================================





                                 Treasury   Unamortized
                                   Stock      Deferred       Stockholders'
                                  AT COST   COMPENSATION   EQUITY (DEFICIT)
                                -------------------------------------------

Balance - June 30, 2000                (784)    --        (3,081,021)

Issuance of common stock              --       --            146,513

Loan conversion                       --       --          2,212,415

Issuance of common stock for cash     --       --          3,978,198

Paid-in capital related to
  granted options & services          --       --            214,908

Common Shares
  To be issued for interest expense   --       --             56,515

Paid-in capital related to
  warrents issued                     --       --            564,466
Other Comprehensive Income:
  Foreign currency adjustment         --       --             (4,998)

Comprehensive Income:
  Net Income                          --       --           (293,169)

Comprehensive Income
                                ------------------------------------
Balance - June 30, 2001                (784)   --          3,793,827
                                ====================================

Issuance of common stock
  for services                       --       --             303,658

Loan conversion                      --       --              21,505

Issuance of common stock
  for financing and interest
  expenses                                                   247,500

Issuance of common stock for cash    --       --           7,832,600
  net of financing expenses

Issuance of common stock
  for options & services             --       --              18,750

Common Shares
  To be issued for cash & options    --       --           3,058,482

Paid-in capital related to service                            57,107

  Foreign currency adjustment        --       --              (6,574)

Comprehensive Income:
  Net income                         --       --           1,578,108

Comprehensive Income
                                ------------------------------------
Balance - June 30, 2002                (784)  --          16,904,963
                                ====================================

Issuance of common stock
  for services                      --       --               52,086

Issuance of common stock from
  exercise of warrants                                       (26,936)

Issuance of common stock
  for cash                          --       --            1,353,957

Foreign currency adjustment         --       --                2,126

Issuance of common stock
            for Special Warrants    --       --            2,707,468

Paid-in capital adjustment
  for deferred compensation                                  629,488

Comprehensive Income:
  Net loss                                                (1,862,412)

                                ------------------------------------
Balance - June 30, 2003                (784)         0    19,760,740
                                ====================================



The accompanying notes are an integral part of these consolidated financial statements





                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEAR ENDED JUNE 30,

                                                          2003           2002             2001
                                                         -----           -----            ----
                                                                                        RESTATED
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                                      (1,862,412)     1,578,108       (293,169)
Adjustments to reconcile net income
  (loss) to net cash
 Used by operating activities:
 Depreciation and amortization                            139,772        357,512        286,468
 Loss on investment at equity                              76,807           --             --
 Noncash Gain on Loan forgiveness                                       (236,559)          --
 Noncash financing expenses on shares issued                             187,500         61,259
 Noncash compensation expense on shares
   issued for services                                     50,835        331,115        926,587
 Noncash interest expense -
   convertible debenture                                   93,820         86,555         79,695
 Impaired Assets Write Off                                  2,662        246,732           --
 Changes in operating assets and liabilities:

 Accounts receivable                                                      16,578         19,431
 Due from related party                                (1,014,450)    (6,155,603)    (6,160,337)
 Prepaid expenses                                         205,689       (516,876)      (496,368)
 Inventories                                                               2,452         15,619
 Other receivables                                       (131,814)        73,757        (68,448)
 Advance to director                                                      60,059           --
 Other assets                                                               --           30,454

 Accounts payable                                        (339,584)       133,209       (731,636)
  Accrued expenses                                       (299,681)        28,822        (38,476)
   Due to related party consultants                      (175,319)       387,496        270,011
   Other liabilities                                      215,666        (16,655)       131,252
                                                      -----------------------------------------
   Net Cash Provided (Used) by Operating Activities    (3,038,009)    (3,435,798)    (5,967,658)
                                                      -----------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investing in Related Parties                                       (4,590,302)          --
   Long-term Investment                                               (4,469,600)          --
   Compensating deposit on bank loan                    4,000,000     (4,000,000)          --
   Purchase of property and equipment                                    (34,447)        (5,013)
                                                      -----------------------------------------
   Net Cash Used by Investing Activities                4,000,000      4,000,000         (5,013)
                                                      -----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from Short-term loans                         753,717      1,883,428      2,107,000
   Cash paid on  from Long-term loans                  (3,744,800)     3,744,800           --
   Cash paid on short-term loan                        (1,999,200)       (94,150)          --
   Cash received for shares and options issued          3,394,238     10,891,082      3,978,200
                                                      -----------------------------------------
Net Cash Provided by Financing Activities              (1,596,045)    16,425,160      6,085,200
                                                      -----------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                     3,019         (6,575)        (5,220)
                                                      -----------------------------------------

 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        (631,035)      (111,562)       107,309
                                                      -----------------------------------------

 CASH AND CASH EQUIVALENTS, beginning of the period       914,838      1,026,400        919,091

CASH AND CASH EQUIVALENTS, end of the period              283,803        914,838      1,026,400
                                                      =========================================


The accompanying notes are an integral part of these consolidated financial statements


                          NOTES TO FINANCIAL STATEMENTS



1.       THE COMPANY

Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries, are the development and marketing of e-educational system software and sourcing and distribution of e-education course content in China.

2.       SIGNIFICANT ACCOUNTING POLICIES

a)       PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant inter-company balances and transactions have been eliminated on consolidation.

Tengtu's business is focused on China through a joint venture entity, Tengtu United China ("TUC"), in which Tengtu has a 57% equity interest. According to the terms of the joint venture agreement, Tengtu is allocated 57% and Beijing Tengtu Culture and Education Electronics Co., Ltd. ("Tengtu China"), its joint venture partner, 43% of the profits of TUC. Tengtu, however, is entitled to 100% of any distributed profits of TUC until all of Tengtu's capital contributions are repaid. Thereafter, Tengtu would be entitled to 57% of the distributed profits and Tengtu China would be entitled to 43%. Tengtu is also responsible for 100% of the losses incurred by the joint venture entity. Tengtu China acts as agent for TUC through a series of agreements which sets out the nature of this agency relationship. Many of TUC's material contracts are in the name of Tengtu China, as are virtually all of the assets utilized to operate TUC. Although Tengtu and its joint venture entity do not directly own or operate any of the material assets, nor are they a party to many of the material contracts, TUC retains beneficial interest in and control over the material assets and material contracts by virtue of its agency relationship with Tengtu China. As a result of the control and its majority equity interest in the joint venture, Tengtu consolidates its financial statements with TUC.

The Company contributed capital of $20,430,000 to TUC. No portion of the $20,430,000 has been allocated to the minority as the joint venture agreement assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interest that is in excess of the minority's interest in the equity capital of the joint venture, including any guarantees or commitments from the minority venturer for further capital contributions.

In the case of TUC, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to TUC that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

b)       USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2003 and 2002, and reported amounts of revenues and expenses during each of the three fiscal years ended June 30, 2003. Actual results could differ from those estimates.

c)       REVENUE RECOGNITION

Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted customers and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

Revenue from software license fees is recognized on a straight-line basis over the term of the license.

Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within two weeks of delivery.

The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

d)       LONG-LIVED ASSETS

Long-lived assets are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement requires that long-lived assets to be disposed of other than by sale be considered held and used until they are disposed of. SFAS No. 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amounts or fair value less cost to sell and to cease depreciation (amortization). SFAS No. 144 requires a probability-weighted cash flow estimation approach in situations where alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range of possible future cash flow amounts are estimated. Additionally, goodwill will no longer be required to be allocated to long-lived assets to be tested for impairment.

Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets.

e)       CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at June 30, 2003 and 2002.

f)       INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

g)       INCOME/LOSS PER SHARE

Income or loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the anti-dilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2003 and 2001, loss per share does not give effect to the exercise of these common stock equivalents in that year, but they are dilutive for the year ended June 30, 2002.

h)       ADVERTISING EXPENSE

The Company expenses advertising costs as incurred.

i)       FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

The functional currency of the Company's subsidiary and joint venture in China is the Chinese renminbi ("RMB"). The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary used the Hong Kong dollar as its functional currency until the subsidiary was dissolved during the year ended June 30, 2002. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and, therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

j)       ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

k)       STOCK-BASED COMPENSATION

The Company applies the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company continues to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

l)       SOFTWARE COSTS

Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized under the straight-line method over the lesser of five years or the useful life of the related product. During the year ended June 30, 2003, approximately $178,500 was capitalized and is being amortized over its estimated useful life of two years. Amortization for the year was approximately $66,400 and is included in the cost of sales. The remaining balance of approximately $112,100 is included in prepaid expenses.

m)       LONG TERM INVESTMENT

Tengtu China has entered into a joint venture, the China Broadband Education Resource Center ("CBERC"), with a division of the Chinese Ministry of Education on behalf of TUC. CBERC is established for the transmission of various educational tools to individual schools for an annual fee.

Tengtu China is also forming joint ventures with various Chinese Provinces on behalf of TUC. One of these has already been formed in Shanxii and three others are in the process of being organized. Each of these joint ventures is a Local Broadband Education Resource Center ("LBERC"). They will connect to CBERC and will contain their own educational and other materials mandated by the Provinces. This content will also be transmitted to individual schools for an annual fee.

The Company, through TUC, has advanced $4,469,600 for the formation of CBERC and the LBERCs. For CBERC and the Shanxii LBERC, Tengtu China is the majority owner and it is anticipated that it will be the majority owner of every LBERC to be formed. CBERC did not have material operations during the year ended June 30, 2003. Shanxii LBERC was established at the end of fiscal 2002 and incurred an equity loss of $76,807 for the year ended June 30, 2003 .

3.       PROPERTY AND EQUIPMENT

Property and equipment is comprised as follows:

                                                            JUNE 30,
                                                    2003                2002
                                                      $                 $
     Computer hardware                              63,203             59,778
     Computer software                                   0                  0
     Furniture and fixtures                          8,755              8,755
     Automobiles                                   206,553            206,553
     Office equipment                               67,198             67,198
     Idle equipment                                      -                  -
     Production equipment                        1,052,868          1,052,868
                                                ----------         ----------
     Total at Cost                               1,398,577          1,395,152
     Less: accumulated depreciation             (1,315,889)        (1,172,692)
                                                ----------         ----------
     Net Property and Equipment                     82,688            222,460
                                                ==========         ==========

Depreciation charged to operations for the years ended June 30, 2003, 2002 and 2001 was $122,413, $357,512, and $261,471, respectively, of which $58,377,
$248,072, and $192,342 was included in cost of sales for the years ended June 30, 2003, 2002 and 2001, respectively.

4.       LICENSE FEES

On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, nonexclusive license right to promote and otherwise market Netopia's website product and service to the Company's customers. The cost of the agreement of $125,000 was to be amortized on a straight-line basis over five years. During the year ended June 30, 2002, this license was determined to have no remaining value, and the balance of the asset was amortized immediately. Amortization for the years ended June 30, 2002 and 2001 was $100,000 and $25,000, respectively. No license fee was recorded for the year ended June 30, 2003.


5.       SHORT-TERM DEBT

At June 30, 2003, short-term debt consists of the current portion of the long-term debt described in Note 6. At June 30, 2002, short-term debt consisted of $1,749,200, which represented the balance of a bridge loan of $4,000,000 from Quest, and an advance of $134,228 from Orion Capital Incorporated ("Orion"), the Company's largest shareholder. The Quest loan, which was paid on its due date of November 30, 2002, earned interest at 12% annually, compounded monthly. The loan was collateralized by a security interest in all of the Company's property and a pledge of 10,015,812 of the Company's common stock owned by Orion. Orion also guaranteed the loan. The advance from Orion was made to the Company for working capital purposes. The advance, which was due on demand and was interest free, was paid back during the current year.

6.       LONG-TERM DEBT

Pursuant to a $1,500,000 convertible debenture issued to Top Eagle Holdings, Ltd. ("Top Eagle") in December 1999 and due December 2003, the Company makes quarterly interest payments at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 7% at
June 30, 2003 and June 30, 2002, respectively).

          During the fiscal quarter ended March 31, 2002, the Company defaulted on its quarterly interest payment to Top Eagle which was due on December 15, 2001. While the amount due was subsequently paid, the failure to timely pay interest is an "Event of Default" which gives Top Eagle the right, at its option, and in its sole discretion, to consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind. Upon an Event of Default, the amounts due under the Debenture may be paid in cash, or stock, at the prevailing conversion price set forth in the Debenture.

           As of the date of this report, Top Eagle has not taken any action based on any Event of Default. However, it has the right to do so at any time.


         On June 26, 2002, the Company borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank (of China). This line of credit bore interest at 5.58%, was payable in full on June 26, 2007 and was fully secured by $4,000,000 in restricted US dollar denominated deposit ("the deposit") at the Min Sheng Bank. In June 2003, Min Sheng Bank of China terminated the loan agreement resulting in the return of the deposit which was used to repay the RMB31 million (U.S.$3,744,800) long-term loan from Min Sheng Bank.


7.       INCOME TAXES


For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

The Company has accumulated approximately $17,780,000 of net operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2006 to 2022.

Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the net operating losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended. As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2003, 2002 and 2001, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $5,885,000 at June 30, 2003 and $5,274,000 at June 30, 2002 due principally to net operating losses. A valuation allowance of an identical amount has been recorded, as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $1,576,000 and $619,500 during the years ended June 30, 2003 and 2002, respectively. The Company's Hong Kong subsidiary had recorded a deferred tax asset of approximately $73,500 at June 30, 2001 that was totally offset by a valuation allowance due to the uncertainty of realization. The tax asset and related valuation allowance of the Company's Hong Kong subsidiary were written off during the year ended June 30, 2002 when all operations ceased and the subsidiary was dissolved.

TUC has an income tax "holiday" for its first profitable and four subsequent years as computed on a Chinese Tax basis, which is a hybridized cash basis of accounting. This holiday reduces income taxes by 100% for years one and two, and by 50% for years three through five. The Company has not accrued any tax assets, liabilities or expenses due to the tax holiday. Chinese tax law allows the carry-forward of operating losses for up to five years, but no tax assets for prior operating losses has been recorded due to the tax holiday.

The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

8.       CONCENTRATION OF CREDIT RISK

The Company operates through subsidiaries located principally in Beijing, China and an administrative office in Toronto, Canada. The Company grants credit to its customers in these geographic regions.

The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

At June 30, 2003 and 2002, there are no non-related party accounts receivable. For related party accounts receivable, an allowance of $727,052 and $607,715 at June 30, 2003 and 2002, respectively, has been established (see Notes 11 and
17). The Company believes any credit risk beyond this amount would be negligible.

At June 30, 2003 and 2002, the Company had approximately $210,000 and $4,923,800 of cash in banks over insurance limits, respectively. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk. For the fiscal year ended June 30, 2003 and 2002, approximately 98% and 99% of sales were generated through the contract (and successors to the contract) contributed to TUC (see Note 2a), respectively. The customers for all sales created by the contributed contract and its successors are the schools governed by the Chinese Ministry of Education. Receivables related to these sales transactions are grouped together with due from related party. For the fiscal year ended June 30, 2003, no customer accounted for more than 10% of total sales.

9.       COMMITMENTS AND CONTINGENCIES

a) The Company has entered into operating leases for office space, on a month-to-month basis. There are no minimum rental payments on these leases.

         Rent expense for the years ended June 30, 2003, 2002 and 2001 has been charged as follows:

                                               YEAR ENDED JUNE 30,
                                           2003           2002         2001
                                            $              $             $
General and administrative expense        71,096         66,409       94,207
Selling expense                          103,244        142,860       69,747
Cost of sales                                  0         94,858       35,433
                                         -------        -------      -------
Total rent expense                       174,340        304,127      199,387
                                         =======        =======      =======

b) The Company is committed to begin making deferred compensation payments to its related party consultants upon the completion of its next major financing transaction. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's Board of Directors has not defined a "major financing transaction," and such definition will be wholly within its discretion. During the year ended June 30, 2003, two of these consultants, who are also officers and directors of the Company, agreed to waive approximately $629,500 of the compensation due to them. The Company has reduced the liability and increased paid-in capital for this amount.

c) The Company is party to litigation in the normal course of business, including a suit bought by a Company that provided consulting services to the Company from March 1997 to June 2001. The Company was owned by a former Director and President of the Company. The suit alleges breach of contract and damages totaling approximately $9,000,000. The suit is in the preliminary stage and the Company intends to contest this action vigorously. In the opinion of management and its counsel, the monetary effect of any potential negative outcome cannot be estimated at this time.

d) The Company intends, but is not under any contractual obligation, to fund CBERC and the three LBERCs being formed as follows: 1) CBERC - RMB 30 million (approximately $3,624,000) within twelve months after the establishment of CBERC and RMB 20 million (approximately $2,416,000) within eighteen months after the establishment of CBERC; 2) LBERCs - RMB 20 million (approximately $2,416,000) was due on December 31, 2001 and RMB 40 million (approximately $4,832,000) with no definitive due date. The total commitment is RMB 110 million (approximately $13,288,000). During the year ended June 30, 2003, the Company did not provide any of this funding to the CBERC or LBERCs. The Company is negotiating with the Chinese Provinces to determine if the funding will still be required.

e) The Company has contracted with China Agriculture Bank ("CAB") to have CAB provide financing to eligible customers of the Company. CAB will provide up to 80% of the contracted selling price of the Company to the customer. The Company provides a guaranty to the bank for any financing provided. As of June 30, 2003, CAB has not extended any financing to the Company's customers.


10.        FOREIGN OPERATIONS

The Company operates principally in China and Canada. Following is a summary of information by area for the years ended June 30, 2003 and 2002.

                 NET SALES TO UNAFFILIATED CUSTOMERS:     2003           2002
                                                         ($000)         ($000)
                            China                         5,344         14,255
                            Canada                            0              0
                                                         ------         ------
                                                          5,344         14,255
                                                         ======         ======
                 Income (loss) from operations:
                            China                          (149)         3,842
                            Canada                            0              0

                 Other income                               250          2,046
                 General corporate expenses               (1963)        (4,310)
                                                         ------         ------
                 Net income (loss) as reported           (1,862)         1,578
                 in the accompanying statements          ======         ======

                 Identifiable assets:
                            China                        22,495         26,495

                 General corporate assets                 1,332          1,239
                                                         ------         ------
                 Total assets as reported                23,827         27,734
                 in the accompanying balance sheet       ======         ======

           There were no inter-area sales in 2003 and 2002. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayments. Sales are attributed to areas based on location of customers.


11.      RELATED PARTY TRANSACTIONS

As explained in Note 2a, the operations of the joint venture during the years ended June 30, 2003, 2002 and 2001 were carried out by its agent and joint venture partner, Tengtu China. At June 30, 2003 and 2002, TUC has a balance due from Tengtu China of approximately $18,001,600 and $12,288,300, respectively. The receivables represent funds collected or to be collected from customers of TUC by Tengtu China in its capacity as agent operating the business of TUC. As explained in Note 8, the principal customer is the Chinese Ministry of Education. These amounts are net of an allowance for doubtful accounts of $727,052 and $607,715 at June 30, 2003 and 2002, respectively (see Notes 8 and
18). The minority interest allocated to Tengtu China of $89,218 and $2,424,092 for the years ended June 30, 2003 and 2002, respectively, also offsets this receivable.

During fiscal 2003, 2002, and 2001, respectively, the Company incurred consulting and related expenses of approximately $488,877, $857,000, and $800,000 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. $438,042, $356,192 and $375,504 were paid for the years ended June 30, 2003, 2002 and 2001, respectively.

Of the total expenses incurred, approximately $50,800 in 2003,$250,000 in 2002, and $84,700 in 2001 represent the value of common shares issued for services to officers, shareholders or companies controlled by shareholders.

12.      EQUITY LINE

On October 25, 2000, the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1.

As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at prices determined by a formula until October 25, 2005. The warrant was valued using the Black-Scholes option valuation model. The charge to operations for the years ended June 30, 2002 and 2001 was approximately $186,200 and $93,100, respectively.

On August 28, 2001, the Company notified Swartz that the agreements and warrants issued to Swartz are void and unenforceable. On September 12, 2001, the Company was served a complaint filed by Swartz in state court in Fulton County, Georgia. In October 2001, the Company made a motion to dismiss the suit. On September 30, 2002, the Company's motion to dismiss Swartz's complaint was denied. This action was settled on June 10, 2003. The Company will pay Swartz $400,000 in monthly $40,000 installments, beginning July 1, 2003. On that date, Swartz received 500,000 shares of the Company's common stock in a cashless exercise of its warrant and the investment agreement with Swartz was terminated. As security against payment of the $400,000 cash portion of the settlement, the Company has escrowed 1,770,000 of its common shares. The total charged to operations for 2003 is approximately $679,300.

13.      STOCK OPTIONS AND WARRANTS

The Company has established two stock option plans for its employees, consultants and directors totaling 5,000,000 common shares. The maximum number of shares granted to any individual under the plans is 300,000. For the year ended June 30, 2000, certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

The following table summarizes information concerning currently outstanding and exercisable stock options and warrants


                                                                       WEIGHTED AVERAGE
            CONTRACTUAL LIFE     OUTSTANDING AT      EXERCISE PRICE    CONTRACTUAL LIFE
                 (YEAR)          JUNE 30, 2003       AT JUNE 30, 2003        (YEAR)
Options            10                114,196              0.191              0.07
Options            10               1,670.00              0.218              0.99
Options             5                 75,000              0.250              0.02
Options             5                165,542              0.285              0.05
Options             5                216,817              0.670              0.06
Options             5                 49,027              0.760              0.01
Options             5                120,000              1.350              0.04
Warrants            5                 50,000              0.750              0.01
Warrants            5                 50,000              1.500              0.01
Warrants            5                 50,000              3.000              0.01
Warrants            1              5,533,436              0.500              0.33
Warrants            1              7,732,183              0.750              0.46
Warrants            1                 75,000              1.000              0.00
Warrants            1                966,667              1.200              0.06
Warrants            1                 75,000              1.500              0.00
TOTAL                             16,942,868                                 2.13



On September 15 and December 21, 2000, the Company granted non-transferable options to its legal counsel to purchase 150,000 and 100,000 shares, respectively, of common stock at the market price of the stock at the dates of the grant. The options were valued using the Black-Scholes option pricing model and resulted in a charge to operations of approximately $152,500 for the year ended June 30, 2001.The agreements covering these options contain anti-dilution provisions to adjust the number of options and the exercise prices for various changes, as defined in the agreements, of the common shares of the Company.


The Company uses the Black-Scholes valuation model to calculate compensation expense for all options granted to employees in order to comply with the pro-forma disclosure requirements of SFAS No. 123. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. No employee stock options were granted during the years ended June 30, 2003, 2002 and 2001, therefore, no pro-forma disclosure is presented in these notes to the financial statements.

14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair values of long-term debt and long-term notes receivable were determined based on current rates at which the Company could borrow or advance funds with similar remaining maturities, which amount approximates its carrying value.

15.      STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES


For the years ended June 30, 2003, 2002 and 2001, the Company issued shares of common stock or common stock equivalents in lieu of cash payments for services rendered. The value of such services was $50,835, $331,115, and $925,887, respectively.

For the year ended June 30, 2001, the Company issued 285,714 shares of common stock through the conversion of a $100,000 loan from a Director. During that same year, the Company received $3,107,000 in loan proceeds. The loans with accrued interest, totaling $3,168,259, were converted to 10,537,529 shares of common stock during the year.

During the year ended June 30, 2003, two officers and directors waived their rights to $429,488 of consulting fees owed to them for prior years. The Company credited this amount to paid-in capital.
                                                JUNE 30,
                                 2003             2002               2001
                                   $               $                  $
Interest Paid                  $382,631         150,654            158,824
Income Tax Paid                    -               -                  -

16.      AUTHORITATIVE PRONOUNCEMENTS

         o On April 30, 2002, the Financial Accounting Standards Board ("FASB") issued Statement No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Statement 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Statement 64 amended Statement 4, and is no longer necessary because Statement 4 has been rescinded. Statement 145 amends Statement 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent eith the FASB's goal of requiring similar accounting treatment for transactions that have similar economic effects. This Statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances they may change accounting practice.

         o In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses the recognition, measurement, and reporting of costs associated with exit or disposal activities, and supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company expects to adopt SFAS No. 146, effective January 1, 2003.

         o In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions". SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution. SFAS No. 147 applies to all financial institution acquisitions except those between two or more mutual enterprises.

         o In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal periods beginning after December 15, 2002.

         o In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.

               The Company expects that the adoption of the new Statements will not have a significant impact on its financial statements.

17.      ALLOWANCE FOR BAD DEBTS

                                         CHARGED TO OTHER
FOR THE YEAR       BALANCE -    CHARGED      ACCOUNTS   DEDUCTIONS    BALANCE -
ENDED JUNE 30,     BEGINNING    TO EXPENSE                             ENDING
2003                $ -            $ -         $ -         $ -          $ -
2002                $200,097       $ -         $ -       $200,097       $ -
2001                $200,097       $ -         $ -         $ -


ALSO SEE NOTES 8 AND 11


18.      SUBSEQUENT EVENTS

         On September 25, 2003, the Company signed an agreement with the beneficial owner of Tengtu China that allows the Company to purchase the 43% interest of Tengtu China in TUC for 30 million common shares of the Company. The agreement would also give proxy control to the Company of a number of other entities in China owned by Tengtu China's beneficial owner. The agreement is subject to approval by the Company's shareholders and other requirements.



19.      EQUITY INVESTMENT

            Tengtu China entered into a joint venture with a division of the Chinese Ministry of Education, on behalf of TUC, for the creation of the China Broadband Education Resource Center ("CBERC"), CBERC was established in January 2003 for the transmission of various educational content and tools to schools for an annual fee.

           Tengtu China is also forming joint ventures with various Chinese provinces on behalf of TUC. One of these has already been formed in Shaanxi and three others are in the process of being organized. Each of these joint ventures is a local Broadband Education Resource Center ("LBERC"). They will connect to CBERC and will contain their own educational and other materials mandated by the provinces. This content will also be transmitted to individual schools for an annual fee.

           Although TUC's equity interest in each of the joint ventures is over 50%, it does not control the joint ventures due to participating rights exercised by the minority interest holders in the management of the joint ventures. The investments, therefore, are accounted for using the equity method of accounting as TUC has the ability to exercise significant influence, but not control, over the investees.

           The Company, through Tengtu United, has advanced $4,469,000 for the formation of CBERC and the LBERCs. CBERC was officially established in January 2003, but there were no operations for the year ended June 30, 2003, and therefore, no equity earnings or losses were recorded. For the year ended June 30, 2003, Shaanxi LBERC had limited operations which resulted in an equity loss of $(76,807) for the year ended June 30, 2003. This loss reduces the investment to $4,392,793 as at June 30, 2003.

20.        QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents certain unaudited results of operations data for the interim quarterly periods during the years ended June 30, 2003 and 2002. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations in accordance with generally accepted accounting principles, have been made. The results of operations for any interim period are not necessarily indicative of the operating results for a full year or any future period.

                                             2003                                                      2002
                           June 30        Mar. 31       Dec. 31       Sep. 30       June 30      Mar. 31     Dec. 31       Sep. 30
                           -------        -------       -------       -------       -------      -------     -------       -------

Revenues                  $1,945,640    $1,913,585     $ 845,912      $ 638,646   $3,959,491   $2,993,603   $4,061,008   $3,241,315
Gross Profit                 792,146       797,190       212,867        175,744    2,605,005    2,169,126    2,379,319    2,059,682
   Gross Profit Margin            41%           42%           25%            28%          66%          72%          59%          64%
 Operating Income (Loss)      57,822      (210,280)     (766,476)    (1,104,090)   1,365,729      379,632      147,465      576,982
   Net Income (Loss)         (58,793)       62,223      (740,194)    (1,125,648)     670,679       50,554       (7,237)     864,112
   Earnings Per Share
   Basic                  $     0.00    $     0.00     $   (0.01)     $   (0.02)   $    0.01   $     0.00    $    0.00   $     0.02
   Diluted                $     0.00    $     0.00     $   (0.01)     $   (0.02)   $    0.01   $     0.00    $    0.00   $     0.02



21.        OTHER INCOME

         Other income in fiscal 2003 includes a credit of $290,274 for value added tax (VAT) paid in China for Tengtu United's sales and a reversal of a prior year accrual of $210,000 deemed to no longer be an obligation of the Company. In addition, other income includes a $720,208 reversal of legal and accounting fees totaling $120,200 which were included in accounts payable in years prior to June 30, 2003 and for which the statute of limitations has expired for the entities that rendered these services to claim payment for them, and $36,310 in cash recovered from the sale of the assets of Iconix, our former investee.

Other income also included VAT tax credits of $1,752,309 and $314,718 for the years ended June 30, 2002 and 2001, respectively. For the year ended June 30, 2001, the Company settled a lawsuit with a landlord, resulting in a reduction of liability of $527,603.



22.        JUNE 30, 2001 RESTATEMENT

         The Company determined that VAT tax payable had erroneously been posted to sales, and that a VAT tax surcharge and VAT tax recoverable had not been recorded. The Company has also reclassified a receivable for a VAT tax refund from Other Receivable to Due from Related Party. The impact of the restatement is summarized below. In addition, the June 30, 2001 quarter in Note 20 was revised to reflect the restated items.

                                   As Filed      Restatement Items     Restated
                                   --------      -----------------     --------

Sales                             $  6,213,450    $   (647,411)    $  5,566,039
Cost of Sales                        3,091,102          64,741        3,155,843
Gross Profit                         3,122,348        (712,152)       2,410,196
Other Income                           632,974         317,718          947,692
Net Income/(Loss)                      104,266        (397,435)        (293,169)
Due from Related Party               6,462,887        (132,426)       6,330,461
Other Receivable                       339,044        (265,007)          74,037
Accumulated Deficit                 15,080,108         397,433       15,477,541
Earnings/Loss Per Share:
Basic                             $      0.004    $     (0.016)    $     (0.012)
Diluted                           $      0.004    $     (0.016)    $     (0.012)


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                              (UNAUDITED)
                                                                 AS OF            AS OF
                                                             DECEMBER 31,       JUNE 30,
                                                                 2003             2003
                                                                -----             ----
                                     ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                 $    927,456    $    283,802
   Due from related party net                                   5,644,656       3,593,607
   Prepaid expenses                                               766,795         811,269
   Other receivables                                               78,733         154,011
                                                             ------------    ------------
     Total Current Assets                                       7,417,640       4,842,689
                                                             ------------    ------------

                                                             ------------    ------------
PROPERTY AND EQUIPMENT, net                                        64,954          82,688
                                                             ------------    ------------

OTHER ASSETS
    Due from related party                                     14,497,209      14,497,209
   Notes receivable                                                11,881          11,881
   Long-term investment                                         3,774,908       4,392,793
                                                             ------------    ------------
     Total Other Assets                                        18,283,998      18,901,883
                                                             ------------    ------------

                                                             ------------    ------------
TOTAL ASSETS                                                 $ 25,766,592    $ 23,827,260
                                                             ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                          $    322,380    $    752,647
   Accrued expenses                                                 1,016           1,446
   Due to related party consultants                             1,207,714       1,207,714
   Short-term loans, including convertible debenture              964,242       1,454,404
   Deferred tax payable                                            85,478
   Other liabilities                                              644,090         650,310
                                                             ------------    ------------
     Total Current Liabilities                                  3,224,920       4,066,520
                                                             ------------    ------------

COMMITMENTS

STOCKHOLDERS' EQUITY
   Preferred stock, par value $.01 per share; authorized             --              --
     10,000,000 shares; issued -0- shares
   Common stock, par value $.01 per share; authorized
     100,000,000 shares; issued 77,532,159 shares
     (June 30, 2003- 66,736,223); outstanding 77,453,739
     (June 30,2003-66,657,803)                                    774,537         666,578
   Additional paid in capital                                  37,732,368      34,872,453
   Accumulated deficit                                        (15,951,207)    (15,761,845)
     Cumulative translation adjustment                            (13,242)        (15,662)
                                                             ------------    ------------
                                                               22,542,456      19,761,524
Less: Treasury stock, at cost, 78,420 common shares                  (784)           (784)
                                                             ------------    ------------
       Total Stockholders' Equity                              22,541,672      19,760,740
                                                             ------------    ------------

                                                             ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 25,766,592    $ 23,827,260
                                                             ============    ============






                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     (UNAUDITED)     (UNAUDITED)
                                                      SIX MONTHS     SIX MONTHS
                                                        ENDED           ENDED
                                                     DECEMBER 31,   DECEMBER 31,
                                                         2003           2002
                                                        -----           ----

SALES                                              $  4,194,973    $  1,172,833
COST OF SALES                                         2,360,739         784,221
                                                   ------------    ------------
                                                      1,834,234         388,612
                                                   ------------    ------------

OPERATING EXPENSES
   Research and development                                --             2,968
   General and administrative                           957,482       1,179,024
   Related party consultants                            188,549         203,271
   Collection provision                                 160,323          22,001
   Selling                                              535,914         808,267
   Depreciation                                          27,435          31,162
                                                   ------------    ------------
                                                      1,869,703       2,246,693
                                                   ------------    ------------

   Operating Loss                                       (35,469)     (1,858,081)

OTHER INCOME (EXPENSE)
   Equity earnings (loss) in investee                   (13,885)        (16,478)
   Interest income                                          484         125,909
   Interest expense                                    (196,511)       (267,304)
   Other income                                         594,815         175,434
                                                   ------------    ------------
                                                        384,903          17,561
                                                   ------------    ------------
Income before income tax and minority interests         349,434      (1,840,520)
Income tax                                              (85,478)           --
Minority interest in subsidiary's'-Income (Loss)       (453,318)           --
                                                   ------------    ------------
Net Loss                                           $   (189,362)   $ (1,840,520)
                                                   ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                                72,218,330      51,478,634
Common stock equivalents
                                                   ------------    ------------
Diluted                                              72,218,330      51,478,634
                                                   ============    ============

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                                    (0.003)         (0.036)
Diluted                                                  (0.003)         (0.036)



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    (UNAUDITED)    (UNAUDITED)
                                                    THREE MONTHS   THREE MONTHS
                                                       ENDED          ENDED
                                                    DECEMBER 31,   DECEMBER 31,
                                                        2003           2002
                                                        -----          ----

SALES                                              $  2,286,516    $    534,187
COST OF SALES                                         1,541,049         321,319
                                                   ------------    ------------
                                                        745,467         212,868
                                                   ------------    ------------

OPERATING EXPENSES
   General and administrative                           482,207         432,877
   Related party consultants                            104,228         100,993
   Collection provision                                  89,839           3,898
   Selling                                              213,015         410,396
   Depreciation                                          20,139          18,696
                                                   ------------    ------------
                                                        909,428         966,860
                                                   ------------    ------------

   Operating Loss                                      (163,961)       (753,992)

OTHER INCOME (EXPENSE)
   Equity earnings (loss) in investee                     9,106           2,367
   Interest income                                          113          62,964
   Interest expense                                    (160,780)       (122,731)
   Other income                                         321,055          96,517
                                                   ------------    ------------
                                                        169,494          39,117
                                                   ------------    ------------
Income before income tax and minority interests           5,533        (714,875)
Income tax                                              (29,509)           --
Minority interest in subsidiary's'-Income (Loss)       (156,498)           --
                                                   ------------    ------------
Net Loss                                           $   (180,474)   $   (714,875)
                                                   ============    ============



WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                                73,769,282      52,253,857
Common stock equivalents
                                                   ------------    ------------
Diluted                                              73,769,282      52,253,857
                                                   ============    ============

EARNINGS (LOSS) PER COMMON SHARE:
Basic                                                    (0.002)         (0.014)
Diluted                                                  (0.002)         (0.014)





                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                (UNAUDITED)   (UNAUDITED)
                                                                 SIX MONTHS    SIX MONTHS
                                                                   ENDED         ENDED
                                                                DECEMBER 31,  DECEMBER 31,
                                                                    2003          2002
                                                                    ----          ----


CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss:                                                     ($  189,362)   ($1,840,520)
Adjustments to reconcile net loss to net cash:

 Depreciation and amortization                                     27,435         72,477
 Changes on investment at equity                                  617,885         16,478
 Noncash compensation expense on shares issued for services                       50,835
 Noncash interest expense - convertible debenture                 152,013         46,301
 Impaired assets write off:                                        (9,701)         2,662
Changes in operating assets:
 Due from related party                                        (2,051,049)      (121,962)
 Prepaid expenses                                                  44,474         27,298
 Other receivables                                                 75,280        (13,002)
 Accounts payable                                                (430,267)      (142,049)
 Accrued expenses                                                    (430)        44,617
 Due to related party consultants                                                 (6,430)
Deferred income tax payable                                        85,478           --
 Other liabilities                                                 (6,221)       (11,015)
                                                              -----------    -----------
 Net Cash Used by Operating Activities                         (1,684,465)    (1,874,310)
                                                              -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from short-term loans                                   603,825        723,304
 Cash paid on short-term loans                                   (300,000)    (1,749,200)
 Cash received for shares,warrants, and options issued          2,021,874      2,115,770
                                                              -----------    -----------
Net Cash Provided by Financing Activities                       2,325,699      1,089,874
                                                              -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                             2,420            290
                                                              -----------    -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  643,654       (784,146)
                                                              -----------    -----------

CASH AND CASH EQUIVALENTS, beginning of the period                283,802        914,838

CASH AND CASH EQUIVALENTS, end of the period                  $   927,456    $   130,692
                                                              ===========    ===========

Supplemental disclosures of cash flows information and non-cash investing and financing activities:

For the six months ended December 31, 2003, the Company paid cash for interest expenses of $53,823 (December 31, 2002-$167,516).

On December 15, 2003 the Company entered into an agreement with Top Eagle Holdings, Ltd. ("Top Eagle") pursuant to which it paid Top Eagle $300,000 and issued to Top Eagle a new convertible debenture in the principal amount of $1.2 million due December 15, 2004 in exchange for an outstanding convertible debenture in the principal amount of $1.5 million held by Top Eagle. During the six months ended December 31, 2003 $152,013 of non-cash interest expenses was recorded. Please refer to note 4 for more information.

During the six months ended December 31, 2003, Orion Capital Inc. ("Orion"), a significant shareholder of the Company, which is owned beneficially by the Chairman of the Company's Board of Directors,advanced $603,825 to the Company for the general operating and administrative expenses. On December 16, 2003, Orion converted $600,000 of the short-term loan into the Company's common stock at $0.50 per share.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

                                      NOTES

                              BASIS OF PRESENTATION

          The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to fairly present the interim financial information have been included. Results for the six months ended December 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2004. For further information, please refer to the consolidated financial statements and notes thereto included in Tengtu International Corp. and Subsidiary's annual report on Form 10-K/A for the fiscal year ended June 30, 2003.

1. The Company

           Tengtu International Corp. (the "Company") is a provider of distance learning and e-education solutions, training and methodologies, in support of China's goals to modernize its K-12 education system. Substantially all these activities are carried out through the Company's subsidiary, Beijing Tengtu United Electronics Development Co., Ltd. ("TUC" or "Tengtu United"), a joint venture. The Company has an equity interest in TUC of 57%, and its joint venture partner, Tengtu China, owns the remaining 43%.

              On September 15, 2003, the Company signed an agreement with the beneficial owner of Tengtu China that allows the Company to purchase the 43% interest of Tengtu China in TUC for 30 million common shares of the Company. The agreement would also give proxy control to the Company of a number of other entities in China owned by Tengtu China's beneficial owner. The agreement has been approved by the Company's shareholders at the Company's annual shareholders meeting held on January 20, 2004, but has not yet closed as of February 17, 2004.

             Tengtu China entered into a joint venture with a division of the Chinese Ministry of Education, on behalf of TUC, for the creation of the China Broadband Education Resource Center ("CBERC"). CBERC was established in January 2003 for the transmission of various educational content and tools to schools for an annual fee.

             Tengtu China has sought to form joint ventures with various Chinese provinces on behalf of TUC. One of these has already been formed in Shaanxi province and three others were in the process of being organized. Each of these joint ventures is a Local Broadband Education Resource Center ("LBERC"). The original plan was for each Provincial LBERC to connect to CBERC and to contain its own educational and other materials mandated by the Provinces. This content would also be transmitted to individual schools for an annual fee.

                 Subsequent to entering into letters of intent to form provincial LBERCs the Company concluded an arrangement with the Agricultural Bank of China establishing a line of credit for client users of Tengtu products and services including its turn-key portals. This enabled Tengtu to change its business strategy to more quickly penetrate its market on a district-by-district basis versus school-by-school. This strategy has led to the installation of twenty-two turn-key portals to date and has shifted the Company's near term business priorities from establishing capital-intensive Provincial LBERC joint ventures to district and county-level LBERCs using turn-key portals. Therefore, the current Provincial LBERC projects have been abandoned, except for the Shaanxi LBERC which had already been operating. 5 million RMB (approximately $604,000) invested in Shandong provincial LBERC has been returned to the Company. As at the date of report, the Company was in the process of taking the necessary steps for the return of the remaining 5 million RMB from Shandong. A strategy for incorporating provincial level LBERCs may be determined as the market matures.

               Although TUC's equity interest in each of the joint ventures is over 50%, it does not control the joint ventures due to participating rights exercised by the minority interest holders in the management of the joint ventures. The investments, therefore, are accounted for using the equity method of accounting as TUC has the ability to exercise significant influence, but not control, over the investees.

             The Company, through Tengtu United, originally advanced $4,469,000 for the formation of CBERC and the LBERCs. We adjusted the long term investment account by $604,000 during the quarter ended December 31, 2003 since we received the refund of $604,000 (5 million RMB) from Shandong provincial LBERC discussed above. For the six months ended December 31, 2003, both CBERC and Shaanxi LBERC had limited operations which resulted in an equity loss of $13,885. This loss reduced the investment at December 31, 2003 to $3,774,908.


2. Due from Related Party

           The Company has engaged Tengtu China, as its agent, to conduct all of Tengtu United's business. As agent, Tengtu China administers the daily operations of Tengtu United: paying operating expenses, collecting receivables and remitting net operating profits to the Company. The Company has recorded the following amount as due from Tengtu China at December 31, 2003:

Current Assets

   Balance at June 30, 2003                            $ 3,593,607

   Money returned by Shandong LBERC
   retained in Tengtu China:                               604,000

   Profits from operations,
      net of minority interest                           1,447,049
                                                      ------------
   Due from Related Party                              $ 5,644,656
                                                      ============

           Payment processes slower than those experienced in North America are not unusual in China, especially when dealing with a number of levels of government. In recognizing the different environment in which it is operating in China, the Company has classified $14,497,209 of due from Tengtu China as a long-term asset as of December 31, 2003.

           The totals of both current and long-term due from related party are net of a reserve for collection of $887,375.


3. SHORT-TERM DEBT

                  At December 31, 2003, short-term debt consists of $1,200,000 convertible debenture issued to Top Eagle Holdings, Ltd. ("Top Eagle") on December 15, 2003 as described in Note 4. Orion, a significant shareholder of the Company, which is owned beneficially by the Chairman of the Company's Board of Directors, advanced $603,825 to the Company for the general operating and administrative expenses during the six months ended December 31, 2003. On December 16, 2003, Orion converted $600,000 of such short-term loan into the Company's common stock at $0.50 per share.

4. Convertible Debenture

         On December 15, 2003 the Company entered into an agreement with Top Eagle Holdings, Ltd. ("Top Eagle") pursuant to which it paid Top Eagle $300,000 and issued to Top Eagle a new convertible debenture in the principal amount of $1.2 million, due December 15, 2004, in exchange for an outstanding convertible debenture in the principal amount of $1.5 million held by Top Eagle. The principal and accrued interest on the new convertible debenture are convertible into the Company's common stock at the rate of $1.50 per share, provided that the entire unpaid principal of, and accrued interest on, the debenture at December 15, 2004 may at the option of the holder, be converted into common stock at a conversion price which is 80% of the then market price of the Company's common stock. The debenture further provides that up to $200,000 of the principal was convertible into common stock at the rate of $.50 per share if such conversion right was elected on or prior to January 31, 2004. However, no such election was made.

        The convertible debenture includes a "beneficial conversion feature", which means that the loan can be converted into the Company's common stock at a price lower than market price of the stock on the date the debenture was issued. The Company recorded a discount of $346,417 against the face amount of the debt to recognize the beneficial conversion feature. Of this amount, $96,000 was amortized to interest expense in this period for the portion of the debt that was immediately convertible. The remaining $250,000 of the discount will be amortized over the one year life of the debt, with $10,417 charged to operations this period.

 5. Related Party Transactions

       During the six months ended December 31, 2003, the Company incurred consulting expenses of $188,549 from officers and directors of the Company. Consulting expenses for the six months ended December 31, 2002 were $203,271.


6. Taxes

           None of the Company's subsidiaries are eligible to be consolidated into the Company's U.S income tax return, therefore, separate income tax provisions are calculated for the Company and each of its subsidiaries. For U.S. income tax purposes, the Company has recorded a deferred tax asset due to net operating loss carry forwards. The asset has been offset by a full valuation allowance, as the Company believes it is more likely than not that the losses will not be utilized.

     Tengtu Uinted has an income tax "holiday" for its first profitable and four subsequent years as computed on a Chinese Tax basis, which is a hybridized cash basis of accounting. This holiday reduces income taxes by 100% for years one and two, and by 50% for years three through five. The Company accrued $85,478 of deferred tax payable for the six months ended December 31,2003, because Tengtu United generated $1,139,706 in net income before income tax and minority interest and it is in its third profitable tax year.


7. Litigation

           The Company is party to litigation in the normal course of business. In management's opinion, the litigation will not materially affect the Company's financial position, results of operation or cash flow.


8. Commitments and Contingencies

                 The Company has contracted with Agricultural Bank of China ("ABC") to have ABC provide financing to eligible customers of the Company. ABC will provide up to 80% of the contracted selling price of the Company to the customer. The Company provides a guaranty to the bank for any financing provided. As of December 31, 2003, ABC has made loan commitments of $18,000,000, but has not yet funded them.

            In January, 2004, the Company's joint venture partner, Tengtu China, defaulted on the repayment of a loan with a principal balance of approximately RMB 17 million (approximately $2,054,000) with the Hua Xia Bank of China, Chaoyang Branch. The bank agreed to extend the term for repayment of the loan for six months in exchange for a payment of RMB 1 million (approximately $121,000), which was loaned to Tengtu China by the Company, and a guarantee of the loan from Tengtu United. Tengtu United provided the necessary guarantee.

9. Presentation
   Certain amounts in the December 31, 2002 financial statements have been reclassified to conform to the December 31, 2003 presentation.

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.



                                TABLE OF CONTENTS


                                                           PAGE
Prospectus Summary...................................     1
Risk Factors.........................................     5
Use of Proceeds......................................     12
Determination of Offering Price......................     12
Dilution.............................................     12
Selling Security Holders.............................     12
Plan of Distribution ................................     17
Description of Securities to be Registered...........     18
Legal Matters .......................................     19
Experts..............................................     19
The Company..........................................     19
Our Business.........................................     23
Recent Business Developments ........................     34
Description of Property..............................     35
Legal Proceedings....................................     36
Market Price Of and Dividends On Our Common Equity and
Related Stockholder Matters..........................     37
Financial Statements ................................     38
Selected Financial Data..............................     39
Supplementary Financial Information..................     40
Management's Discussion and Analysis of Financial
Condition and Results of Operations..................     40
Qualitative and Quantitative Disclosures About Market
Risk.................................................     55
Changes and Disagreements with Accountants on
Accounting and Financial Disclosure..................     56
Directors and Executive Officers.....................     57
Executive Compensation...............................     58
Certain Relationships and Related Party Transactions.     62
Indemnification of Directors and Officers............     63
Index to Consolidated Financial Statements...........     F-1

================================================================================










                                [OBJECT OMITTED]











                                ----------------

                                   PROSPECTUS
                                ----------------





                                ___________, 2004

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:





Securities and Exchange Commission Registration Fee            $ 4,508
Printing and Engraving Expenses                                  3,000*
Legal Fees and Expenses                                         10,000*
Accountants' Fees and Expenses                                   5,000*
Blue Sky Fees and Expenses                                       2,500*
Transfer Agent and Registrar Fees and Expenses                   1,000*
Miscellaneous Expenses                                           1,000*
                                                               -----------
TOTAL                                                          $27,008
                                                               ===========

* Estimated

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a Director, consultant, Officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was Director, consultant, Officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law. Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

         In the preceding three years, we have issued the following securities that were not registered under the Securities Act:


         Pursuant to a December 2000 contract with Orion Capital Incorporated, William O.S. Ballard is to provide consulting services to us for a 24 month period that commenced in December 2000. As compensation for the services, we agreed to issue Orion 20,834 shares of our common stock each month. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Mr. Ballard and Orion were accredited investors. William O.S. Ballard, who became one of our Directors on November 27, 2001, and who serves as our consultant, is the principal owner and President of Orion.

         On March 2, 2001, we entered into a loan agreement with Orion pursuant to which Orion loaned $1,000,000 to us in exchange for a 15 month, 10% convertible promissory note. The note was convertible into common stock at the rate of $.30 per share, or an aggregate of 3,333,333 shares. The issuance of the convertible note was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

         In April 2001, in exchange for documented advances of funds of not less than $107,671 from William O.S. Ballard to us, or for our benefit, between October 1, 2000 and April 1, 2001, we agreed to issue 333,333 shares of common stock at Mr. Ballard's direction to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Mr. Ballard and Orion were accredited investors.

         On June 14, 2001, we closed the sale of 13,260,669 shares of common stock in a private placement to certain qualified investors for an aggregate purchase price of $3,978,200. The issuance of the private placement shares was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption were that each of the private placement investors were non-U.S. persons as defined under the Securities Act.

         Concurrently with the closing of the private placement on June 14, 2001, certain loans from Orion were converted into an aggregate of 6,682,479 shares of our common stock and all warrants issued or issuable in connection with the loans were cancelled. In addition, $56,515.17 in interest on the loans was converted, at Orion's option under the loan agreements, into 188,384 shares of our common stock in lieu of the cash payment of interest to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

         Pursuant to a contract with Simon Hui, our former Controller, Mr. Hui was issued 491,033 shares of our common stock on June 17, 2001. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption were that Simon Hui was an accredited investor by virtue of his position as our executive officer.

         On August 10, 2001, we closed the sale of 502,601 shares of common stock to investors who participated in our private placement which closed on June 14, 2001 for $618,200. The additional investors executed Extension Agreements granting registration rights for the new shares consistent with the registration rights granted for the private placement shares. The issuance of the additional private placement shares was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption are that each of the private placement investors were non-U.S. persons as defined under the Securities Act.

         On August 2, 2001, we closed the sale of 1,219,512 shares of common stock to Bestler International Limited for the benefit of an accredited investor, for $1,500,000. Bestler International Limited was granted registration rights in connection with the investment. The issuance of the shares to Bestler International Limited was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption were that the beneficial owner was a non-U.S. person as defined under the Securities Act.

         On October 31, 2001, we closed the sale of 1,300,000 shares of common stock to Orion Capital Incorporated for $1,300,000. The sale included 216,667 attached warrants to purchase common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Orion is a non-U.S. person.

         On November 15, 2001, we closed the sale of 700,000 shares of common stock to Orion Capital Incorporated for $700,000. The sale included 116,667 attached warrants to purchase the common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act of 1933. The facts relied upon for the exemption are that Orion is a non-U.S. person as defined under Regulation S.

         On November 1, 2001, we closed the sale of 2,500,000 shares of common stock to Shen AnXin for $2,500,000. The sale included 416,667 attached warrants to purchase the common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

         On November 19, 2001, we closed the sale of 500,000 shares of common stock to Shen AnXin for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

         On November 2, 2001, we closed the sale of 300,000 shares of common stock to Sixela Investments, Ltd. for $300,000. The sale included 50,000 attached warrants to purchase the common stock for $1.20 per share. Sixela was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Sixela is a non-U.S. person as defined under Regulation S.

         On November 15, 2001, we closed the sale of 500,000 shares of common stock to EnterVest Portfolios International, Inc. for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. EnterVest was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that EnterVest is a non-U.S. person as defined under Regulation S.

         Pursuant to a May 15, 2002 agreement, we issued 203,011 shares of our common stock to Ng Sau Hang in connection with the winding down of the business of our majority owned subsidiary, Edsoft Platforms. Ms. Hang was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

         Pursuant to a May 15, 2002 stock purchase agreement, we sold 200,000 shares of common stock to Ng Sau Hang for $100,000. The sale included 100,000 attached warrants to purchase common stock for $.75 per share. Ms. Hang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

         Pursuant to a settlement agreement with Gregory Mavroudis and 1334945 Ontario Limited, entered into on May 22, 2002, we issued 250,000 shares of common stock to 1334945 Ontario Limited. 1334945 Ontario Limited was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that 1334945 Ontario Limited is a non-U.S. person as defined under Regulation S. Mr. Mavroudis had been a consultant to us pursuant to an agreement with his company, 1334945 Ontario Limited.

         In connection with a bridge loan to us by Quest Ventures, Ltd. that closed on June 6, 2002, we issued 375,000 shares of our common stock to Quest. Quest was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Quest is a non-U.S. person as defined under Regulation S.

         On June 20, 2002, we sold 5,982,664 Special Warrants to non-U.S. investors in a private placement for $2,991,332. The special warrants entitle the holders to acquire, for no additional consideration, up to 6,580,930 shares of our common stock and warrants to acquire an additional 2,991,332 shares of our common stock.

              The Special Warrants were issued on June 20, 2002 in a private placement transaction pursuant to an agency agreement between us and Dundee Securities Corporation. In the private placement transaction, we issued an aggregate of 2,991,332 Units consisting of two Special Warrants at a price of $1.00 per Unit for gross proceeds of $2,991,332. Each outstanding Special Warrant entitles the holder to receive, without the payment of additional consideration, one share of our common stock and one-half of one share warrant. Each whole share warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $.75. The share warrants are not included in this prospectus.

         Each Special Warrant may be converted into one share of common stock and one-half of one share warrant at any time prior to 5:00 p.m. (Toronto time) on the date that is the earlier to occur of: (a) the fifth business day after the later of: (i) the date a receipt has been issued for the final prospectus qualifying the distribution of the common stock and share warrants by the Ontario Securities Commission; and (ii) the date the SEC declares effective a registration statement on form S-1 for the common stock; and (b) June 20, 2003. In the event that the Special Warrants are not converted prior to the above dates, they will be deemed converted without any further action taken by the holders.

           The issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S.

           Pursuant to the terms of the Special Warrants, because a registration statement for the re-sale of the common stock into which they are convertible was not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission was not received by November 18, 2002, the conversion rate for each Special Warrant increased such that each Special Warrant converted into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant.

         Pursuant to a July 30, 2002 amended stock purchase agreement, we sold 1,000,000 shares of common stock and 500,000 warrants to FanQi Zhang. Mr. Zhang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The warrants are exercisable until a date that is one year after a registration statement is declared effective for the re-sale of the shares of common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. Zhang is a non-U.S. person as defined under Regulation S.

         Before his death Mr. Zhang was a member of our Board of Directors and was the Chief Executive Officer and principal owner of our joint venture partner, Tengtu China.

         Pursuant to an exercise of stock options by a consulting company owned by our former President, in May, 2002, we issued 50,000 shares of Common Stock to B.D. Clark & Associates in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. The basis for the exemption is that B.D. Clark & Associates is a sophisticated investor familiar with our operations after having provided consulting services to us for several years.

         On October 11, 2002, we sold 812,500 units consisting of two Special Warrants per unit for $812,500. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. Pursuant to the terms of the Special Warrants, because a registration statement for the re-sale of the common stock into which they are convertible was not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission was not received by March 10, 2003, the conversion rate for each Special Warrant increased such that each Special Warrant will convert into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant.

         On November 12, 2002, we sold 1,000,000 units consisting of two shares of common stock and one share warrant to purchase one share of our common stock for $0.75 to three accredited investors and granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The share warrants are exercisable until a date that is one year after a registration statement is declared effective for the re-sale of the shares of common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation D under the Securities Act. The facts relied upon for the exemption are that the investors are "accredited" within the meaning of Regulation D under the Securities Act.

         On December 13, 2002, we sold 50,000 units consisting of two Special Warrants per unit for $100,000. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. Pursuant to the terms of the Special Warrants, because a registration statement for the re-sale of the common stock into which they are convertible was not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission was not received by May 12, 2003, the conversion rate for each Special Warrant increased such that each Special Warrant will convert into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant.

         On February 10, 2003, we sold 250,000 units consisting of two Special Warrants per unit for $500,000. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. Pursuant to the terms of the Special Warrants, because a registration statement for the re-sale of the common stock into which they are convertible was not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission was not received by July 12, 2003, the conversion rate for each Special Warrant increased such that each Special Warrant converted into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant.

         On February 20, 2003, we sold 677,968 units consisting of two Special Warrants per unit for $677,968. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. In this Special Warrant transaction, we paid an agent, Dundee Securities Corporation, a cash commission of $47,458 and reimbursed the agent's expenses. .

         On February 21, 2003, we sold 75,000 units consisting of two shares of common stock and one share warrant to purchase one share of our common stock for $0.75 to two accredited investors for $75,000 and granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The warrants are exercisable until a date that is one year after a registration statement is declared effective for the re-sale of the shares of common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that the investors are "accredited" within the meaning of Regulation D under the Securities Act.

         On April 24, 2003, we sold 250,000 units consisting of two Special Warrants per unit for $250,000. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. The Special Warrant purchaser is a non-U.S. person as defined under Regulation S.


         On May 3, 2003, we sold 640,000 units consisting of two Special Warrants per unit for $640,000 to Orion Capital Incorporated. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. The Special Warrant purchaser, Orion, is a non-U.S. person as defined under Regulation S.

         During the period from October 24, 2003 to November 21, 2003 we sold an aggregate of 5,000,000 shares and warrants to purchase for $.75 per share an aggregate of 2,500,000 shares of our common stock for an aggregate purchase price of $2,500,000. The issuance of the shares and and warrants was conducted pursuant to either Regulation S under the Securities Act on the basis that the purchaser is a non-U.S. person as defined in Regulation S or in reliance upon Regulation D under the Securities Act based upon the investors being "accredited" within the meaning of Regulation D under the Securities Act.

         On April 1, 2004 we issued an aggregate of 30,000,000 shares of our common stock to the estate of FanQi Zhang pursuant to the Restructuring Agreement. The issuance of the shares was made pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On April 1, 2004 we issued an aggregate of 27,397 shares to Thomas Pladsen, a director of the Company in full payment of $40,000 in salary owed by us to him for services he rendered in 2002 as Chief Financial Officer of the Company. The issuance of the shares was made pursuant to an exemption from registration under Section 4(2) of the Securities Act.


ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS:

3.1 Articles of Incorporation (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

3.2 Certificate of Amendment to Certificate of Incorporation dated February 11, 2004*.

3.3 By-Laws (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

4.3 Form of Special Warrant issued to investors in a private placements which closed in June, 2002 through May, 2003 (filed as part of our Form 10-K filed on October 15, 2002 and incorporated herein by reference);

5.1      Opinion re: Legality of the securities being registered*;

10.15 Top Eagle Holdings, Ltd. Floating Convertible Debenture Due December 15, 2004*;

10.21 Additional Supplemental Agreement between Tengtu China and us dated April 25, 2001 (filed as part of our Form S-1/A filed on August 7, 2001 and incorporated herein by reference);

10.23 Letter agreement, dated December 15, 2003 between Top Eagle Holdings, Ltd. and us regarding restructuring of convertible debenture*;

10.24 December 21, 2001 Agreement between Tengtu International Corp. and Lifelong.com, Inc. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);

10.27 English Translation of Cooperation Agreement between the Center for Audio/Visual Education, Department of Education, Fujian Province and Tengtu TianDi Network Co., Ltd. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);

10.29 July 22, 2002 Supplemental Agreement between Tengtu International Corp. and Lifelong.com, Inc. (filed as part of our registration statement on Form S-1 filed on August 14, 2002 and incorporated herein by reference);

10.30 English Translation of July 22, 2002 Cooperation Agreement between the National Center for Audio and Visual Education and Beijing Jiade Tengtu Science and Technology Group Companies (filed as part of our registration statement on Form S-1 filed on August 14, 2002 and incorporated herein by reference);

10.32 Amended understanding between Tengtu China and Tengtu International Corp. Governing Activities in China Relating to Operation Morning Sun National Center For Audio/Visual Education and the Ministry of Education, dated as of April 25, 2001 (filed as part of our registration statement on Form S-1 filed on August 14, 2002 and incorporated herein by reference);

10.33 English translation of Cooperation Agreement between the Agriculture Bank of China and Beijing Jiade Tengtu Scientific and Technology Group entered into in September, 2002 (filed as part of our Form 10-K/A filed on February 20, 2003 and incorporated herein by reference);

10.34 English translation of Strategic Cooperation Agreement dated July 16, 2002 between Lan Chao (Beijing Electronics Information Industry Co., Ltd.) and Beijing Tengtu Science & Technology Group Co., Ltd. (filed as part of our Form 10-K/A filed on February 20, 2003 and incorporated herein by reference);

10.35 English version of January 1, 2003 Amendment to Joint Venture Agreement between Tengtu International Corp. and Tengtu China. (filed as part of our Form 10-Q filed on March 19, 2003 and incorporated herein by reference);

10.36 September 15, 2003 Restructuring Agreement (filed as exhibit 10.1 to our Form 8-K/A filed on September 18, 2003 and incorporated herein by reference);

10.37 English Translation of November 2003 Cooperation Agreement between Tengtu United and Hewlett-Packard (China) Company Ltd. (filed as exhibit 10.37 to our Form 10-Q filed on February 17, 2004 and incorporated herein by reference);

10.38 Agreement dated February 12, 2004 between Tengtu International Corp. and Zhou Liying*;

10.39 English Translation of March 31, 2004 Cooperation Agreement between Tengtu United and Microsoft (China) Co., Ltd.*

11.1 Statement re: Computation of Per Share Earnings for the Six Months Ended December 31, 2003 and 2002 (filed as part of our Form 10-Q filed on February 17, 2004 and incorporated herein by reference);

11.2 Statement re: Computation of Per Share Earnings for the Fiscal Years Ended June 30, 2003, 2002 and 2001 (filed as part of our Form 10 K/A filed on October 24, 2003 and incorporated herein by reference);

12.1 Statement re: Computation of Ratios for the Six Months Ended December 31, 2003 and fiscal years ended June 30, 2003, 2002 and 2001;

21.1     List of Subsidiaries*;

23.1 Consent of counsel to the use of the opinion annexed at Exhibit 5.1 is contained in the opinion annexed at Exhibit 5.1;

23.2     Consent of accountants for use of their report*.

-------

* Filed herewith.


         (b) FINANCIAL STATEMENT SCHEDULES

    All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is included in the consolidated financial statements.

ITEM 17.          UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  EXHIBIT INDEX


EXHIBIT NUMBER                      DESCRIPTION


3.2 Certificate of Amendment to Certificate of Incorporation dated February 11, 2004


5.1       Opinion re: Legality of the securities being registered


10.15 Top Eagle Holdings, Ltd. Floating Convertible Debenture Due December 15, 2004

10.23 Letter agreement, dated December 15, 2003 between Top Eagle Holdings, Ltd. and us regarding restructuring of convertible debenture


10.38 Agreement dated February 12, 2004 between Tengtu International Corp. and Zhou Liying


10.39 English Translation of March 31, 2004 Cooperation Agreement between Tengtu United and Microsoft (China) Co., Ltd.


12.1 Statement re: Computation of Ratios for the Six Months Ended December 31, 2003 and fiscal years ended June 30, 2003, 2003 and 2001


21.1      List of Subsidiaries


23.1 Consent of counsel to the use of the opinion annexed at Exhibit 5.1 is contained in the opinion annexed at Exhibit 5.1

23.2      Consent of accountants for use of their report.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada, on April 12, 2004.


                           TENGTU INTERNATIONAL CORP.

                                        By: /S/ John D. Watt
                                            --------------------
                                            John D. Watt
                                            President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been filed by the following persons in the capacities and on the dates indicated.


/S/ JUDY YE
------------------------------            April 12, 2004
Judy Ye
Chief Financial Officer




/S/ WILLIAM O.S. BALLARD
------------------------------            April 12, 2004
William O.S. Ballard
Director


/S/ JOHN McBRIDE
------------------------------            April 12, 2004
John McBride
Director


/S/ THOMAS PLADSEN
------------------------------            April 12, 2004
Thomas Pladsen
Director


/S/ KENNETH JOHNSON
------------------------------            April 12, 2004
Kenneth Johnson
Director


/S/ JOHN D. WATT
------------------------------            April 12, 2004
John D. Watt
Director and President














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